UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549-1004

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 7, 2009

GENERAL MOTORS COMPANY

(Exact Name of Company as Specified in its Charter)

333-160471	DELAWARE	27-03832222
(Commission File Number)	(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

300 Renaissance Center, Detroit, Michigan	48265-3000
(Address of Principal Executive Offices)	(Zip Code)

(313) 556-5000

(Company’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17-CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

GENERAL MOTORS COMPANY AND SUBSIDIARIES

ITEM 8.01.	OTHER EVENTS

General Motors Company, formerly NGMCO, Inc., which was formed by the United States Department of the Treasury (UST) and was the successor to Vehicle Acquisition Holdings LLC, incorporated in 2009 under the laws of the State of Delaware, is sometimes referred to in this Current Report on Form 8-K, for the periods on or subsequent to July 10, 2009, as “we,” “our,” “us,” “ourselves,” the “Company,” “General Motors,” or “GM.” Motors Liquidation Company, formerly known as General Motors Corporation, is sometimes referred to in this Current Report on Form 8-K, for the periods on or before July 9, 2009, as “Motors Liquidation” or “MLC”.

We are filing this Current Report on Form 8-K to include the following textual, non-financial information:

•	Business;

•	Risk Factors;

•	Properties;

•	Security Ownership of Certain Beneficial Owners and Management;

•	Directors and Executive Officers;

•	Executive Compensation;

•	Certain Relationships and Related Transactions, and Director Independence;

•	Legal Proceedings;

•	Market Price of the Dividends on the Company’s Common Equity and Related Stockholder Matters;

•	Recent Sales of Unregistered Securities;

•	Description of the Company’s Securities;

•	Indemnification of Directors and Officers;

•	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure; and

•	Exhibits.

We are a private company and are not subject to the filing requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934. We are a voluntary filer with the Securities and Exchange Commission (SEC). We are filing this textual, non-financial information pursuant to our agreement with the SEC, as described in a no-action letter issued to Motors Liquidation by the SEC on July 9, 2009 regarding our filing requirements and those of Motors Liquidation, which formerly operated the business acquired and currently operated by us.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

GENERAL MOTORS COMPANY AND SUBSIDIARIES

Business

Launch of General Motors Company

Prior to July 10, 2009, the business of the Company was operated by Motors Liquidation. On June 1, 2009, Motors Liquidation and three of its domestic direct and indirect subsidiaries filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code (Bankruptcy Code) in the U.S. Bankruptcy Court for the Southern District of New York (Bankruptcy Court). The Company, through certain of its subsidiaries, acquired substantially all of the assets of Motors Liquidation on July 10, 2009 in a sale transaction completed pursuant to Section 363(b) of the Bankruptcy Code (363 Sale) and the Bankruptcy Court’s sale order dated July 5, 2009. Pursuant to the 363 Sale, the Company also assumed certain of the liabilities and obligations of Motors Liquidation. Motors Liquidation continues to exist as a distinct legal entity for the sole purpose of liquidating its remaining assets and liabilities.

The formation of General Motors Company comes with a renewed focus on customers, cars and culture. As part of the 363 Sale, we acquired the assets necessary to produce our four core brands: Chevrolet, Cadillac, Buick, and GMC. These four core brands will have a total of 34 U.S. nameplates by 2010. We believe the focus on four core brands will enable us to allocate more resources to each, resulting in improved products and stronger marketing.

General Motors Company will support a portfolio of award-winning vehicles including:

•	Chevrolet Malibu – North American Car of the Year (2008), Car and Driver’s 10 Best Cars (2008) and J.D. Power and Associates’ segment leader in its 2008 Initial Quality Survey;

•	Cadillac CTS – Motor Trend’s Car of the Year (2008) and Car and Driver’s 10 Best Cars (2008);

•	Opel Insignia – European Car of the Year (2009);

•	Buick Enclave – Consumers Digest magazine’s midsize SUV Best Buy list (2008);

•	Buick brand – tied for first place in J.D. Power and Associates’ 2009 Vehicle Dependability Study.

We are moving aggressively to develop a full range of energy saving technologies, including advanced internal combustion engines, biofuels, fuel cells, and hybrid vehicles. We are a leader in extended-range electric vehicles, with our first model, the Chevrolet Volt, currently undergoing road testing and scheduled to launch in 2010. We are also in the process of making advanced battery development a core competency. Refer to “Research, Development and Intellectual Property” below.

The Section 363 transaction enabled a substantial dealer consolidation. Our goal is to reduce the number of GM brand dealers in the U.S. from 6,031 at June 30, 2009 to approximately 3,600 by the end of 2010. With approximately 3,600 dealers, we would still have the largest dealer network in the U.S. We believe that a smaller dealer network in the most advantageous locations will allow us to improve the customer experience and to maximize the effectiveness of our advertising and marketing expenditures. Refer to “Relationship with Dealers” below.

In order to streamline our business and speed our decision making processes, we are revising our operational structure, combining the former Europe, Latin America/Africa/Middle East (LAAM) and Asia Pacific segments into one segment, General Motors International Operations (GMIO), and eliminating our former regional president positions and the regional strategy boards. Additionally, two senior leadership forums, the Automotive Strategy Board and the Automotive Product Board, will be replaced by a single, smaller executive committee, which will meet more frequently and focus on business results, products, brands, and customers.

General

We and MLC prior to July 10, 2009 are engaged primarily in the worldwide development, production and marketing of cars, trucks and parts. We develop, manufacture and market vehicles worldwide through our two segments: General Motors North America (GMNA) and GMIO. In this Report, the business enterprise formerly operated by MLC and subsequently acquired by us is referred to as “the Business.”

GENERAL MOTORS COMPANY AND SUBSIDIARIES

Total worldwide car and truck vehicle sales for MLC were 3.6 million in the six months ended June 30, 2009 and 8.4 million and 9.4 million in the years ended December 31, 2008 and 2007. Substantially all of the cars, trucks and parts are marketed through retail dealers in North America, and through distributors and dealers outside of North America, the substantial majority of which are independently owned. GMNA primarily meets the demands of customers in North America with vehicles developed, manufactured and/or marketed under the following core brands:

• Buick	• Cadillac	• Chevrolet	• GMC

GMIO primarily meets the demands of customers with vehicles developed, manufactured and/or marketed under the following brands:

• Buick	• Daewoo	• HUMMER	• Saab

• Cadillac	• GMC	• Isuzu	• Vauxhall

• Chevrolet	• Holden	• Opel

At June 30, 2009, MLC had equity ownership stakes directly or indirectly through various regional subsidiaries, including GM Daewoo, Shanghai GM, SAIC-GM-Wuling Automobile Co., Ltd. (SGMW) and CAMI Automotive Inc. These companies design, manufacture and market vehicles under the following brands:

• Buick	• Chevrolet	• GMC	• Wuling

• Cadillac	• Daewoo	• Holden

In addition to the products we sell to our dealers for consumer retail sales, we also sell cars and trucks to fleet customers, including daily rental car companies, commercial fleet customers, leasing companies and governments. Sales to fleet customers are completed through our network of dealers and in some cases directly by us. Our retail and fleet customers can obtain a wide range of aftersale vehicle services and products through our dealer network, such as maintenance, light repairs, collision repairs, vehicle accessories and extended service warranties.

U.S. Brand Rationalization

As mentioned above, we will focus our resources in the U.S. on four core brands: Chevrolet, Cadillac, Buick and GMC. In connection with the rationalization of our brands, MLC announced the acceleration of the timing of resolution for Saab Automobile AB (Saab), HUMMER and Saturn earlier this year. In addition, there is no planned investment for Pontiac, and the brand is expected to be phased out by the end of 2010. On February 20, 2009 Saab filed for protection under the reorganization laws of Sweden in order to reorganize itself into a stand–alone entity. In June 2009, MLC announced that it had entered into a non-binding memorandum of understanding with Koenigsegg Group AB, a consortium led by Koenigsegg Automotive AB, for the sale of Saab. We continue to work towards a restructuring of our German and certain other European operations, which could include a third party investment in a new vehicle manufacturing company that would own all or a significant part of our European operations. We are currently in talks with the German government and several parties with respect to such an investment. If consummated, this restructuring could significantly reduce our ownership interest and control over substantially all of our European operations. On June 2, 2009, MLC confirmed the details of a proposed transaction with Sichuan Tengzhong Heavy Industrial Machinery Co., Ltd (Tengzhong), pursuant to which Tengzhong, a major industrial machinery group, will acquire the rights to the premium off-road HUMMER brand, along with a senior management and operational team. It will also assume existing dealer agreements relating to HUMMER's dealership network. It is contemplated that Tengzhong will, as part of the transaction, enter into a long-term contract assembly and key component and material supply agreement with us. The final terms of the deal are subject to final negotiations. On June 5, 2009, MLC and Penske Automotive Group, Inc. announced that the two companies had signed a non-binding memorandum of understanding regarding the Saturn brand, pursuant to which Penske Automotive Group, Inc. would obtain the rights to the Saturn brand, acquire certain assets including the Saturn parts inventory, and have the right to distribute vehicles and parts through the Saturn dealership network. We would continue to provide Saturn Aura, Vue and Outlook vehicles, on a contract basis, for an interim period.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

Vehicle Sales

The following tables summarize total industry sales of new motor vehicles of domestic and foreign makes and the competitive position of MLC:

	Vehicle Sales(a)(b)
	Six Months Ended June 30,			Years Ended December 31,
	2009			2008			2007
	Industry	GM Brands	GM Brands as a % of Industry	Industry	GM Brands	GM Brands as a % of Industry	Industry	GM Brands	GM Brands as a % of Industry
				(Vehicles in thousands)
United States
Cars
Midsize	1,046	247	23.6%	2,920	760	26.0%	3,410	884	25.9%
Small	907	91	10.1%	2,547	328	12.9%	2,605	381	14.6%
Luxury	365	36	10.0%	1,017	122	12.0%	1,184	157	13.3%
Sport	122	28	22.7%	272	48	17.7%	372	68	18.2%

Total cars	2,440	403	16.5%	6,756	1,257	18.6%	7,571	1,489	19.7%

Trucks
Utilities	1,410	280	19.9%	3,654	809	22.1%	4,752	1,136	23.9%
Pick-ups	657	229	34.9%	1,993	738	37.0%	2,710	979	36.1%
Vans	302	36	11.8%	841	151	17.9%	1,119	219	19.6%
Medium Duty	82	7	8.3%	259	26	10.0%	321	44	13.7%

Total trucks	2,451	552	22.5%	6,746	1,723	25.5%	8,902	2,377	26.7%

Total United States	4,891	954	19.5%	13,503	2,981	22.1%	16,473	3,867	23.5%
Canada, Mexico, and Other	1,200	203	16.9%	3,054	583	19.1%	3,161	650	20.6%

Total GMNA	6,090	1,157	19.0%	16,556	3,564	21.5%	19,634	4,516	23.0%
GMIO	24,489	2,396	9.8%	50,620	4,792	9.5%	51,306	4,854	9.5%

Total Worldwide	30,580	3,553	11.6%	67,177	8,356	12.4%	70,940	9,370	13.2%

GENERAL MOTORS COMPANY AND SUBSIDIARIES

	Vehicle Sales(a)(b)
	Six Months Ended June 30,			Years Ended December 31,
	2009			2008			2007
	Industry	GM Brands	GM Brands as a % of Industry	Industry	GM Brands	GM Brands as a % of Industry	Industry	GM Brands	GM Brands as a % of Industry
				(Vehicles in thousands)
GMNA
United States	4,891	954	19.5%	13,503	2,981	22.1%	16,473	3,867	23.5%
Canada	732	135	18.4%	1,674	359	21.4%	1,691	404	23.9%
Mexico	365	65	17.7%	1,071	212	19.8%	1,146	230	20.1%
Other	103	3	3.4%	309	12	3.9%	325	16	4.8%

Total GMNA	6,090	1,157	19.0%	16,556	3,564	21.5%	19,634	4,516	23.0%

GMIO
China	6,086	814	13.4%	9,074	1,095	12.1%	8,457	1,032	12.2%
Brazil	1,450	271	18.7%	2,820	549	19.5%	2,463	499	20.3%
Germany	2,180	211	9.7%	3,425	300	8.8%	3,482	331	9.5%
United Kingdom	1,041	150	14.4%	2,485	384	15.4%	2,800	427	15.2%
Italy	1,223	102	8.3%	2,423	202	8.3%	2,777	237	8.5%
Russia	775	84	10.8%	3,024	338	11.2%	2,707	260	9.6%
Australia	455	57	12.5%	1,012	133	13.1%	1,050	149	14.2%
Middle East (excluding Israel)	489	57	11.6%	1,118	144	12.9%	1,276	136	10.7%
France	1,346	56	4.1%	2,574	114	4.4%	2,584	125	4.8%
South Korea	649	45	7.0%	1,215	117	9.7%	1,271	131	10.3%
Argentina	280	42	15.1%	616	95	15.5%	573	92	16.1%
Spain	493	42	8.4%	1,363	107	7.8%	1,939	171	8.8%
Venezuela	81	35	43.4%	272	90	33.2%	492	151	30.7%
Colombia	86	33	38.9%	219	80	36.3%	252	93	36.8%
India	1,049	28	2.7%	1,971	66	3.3%	1,989	60	3.0%
Other	6,806	369	5.4%	17,009	979	5.8%	17,194	961	5.6%

Total GMIO	24,489	2,396	9.8%	50,620	4,792	9.5%	51,306	4,854	9.5%

Total Worldwide	30,580	3,553	11.6%	67,177	8,356	12.4%	70,940	9,370	13.2%

(a)	Vehicle sales above primarily represent vehicles manufactured or sold under a GM brand or through an owned distribution network. Under a contractual agreement with SGMW, Wuling vehicle sales in China are included in global market share. Wuling vehicle sales in China included in the global vehicle sales and market share data was 493,000 vehicles in the six months ended June 30, 2009 and 606,000 vehicles and 516,000 vehicles in the years ended December 31, 2008 and 2007. Consistent with industry practice, vehicle sales information includes estimates of industry sales in certain countries where public reporting is not legally required or otherwise available on a consistent basis.
(b)	Totals may include rounding differences.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

Fleet Sales and Deliveries

The sales and market share data provided above includes both retail and fleet vehicle sales. Fleet sales are comprised of vehicle sales to daily rental car companies, as well as leasing companies and commercial fleet and government customers. Certain fleet transactions, particularly daily rental, are generally less profitable than retail sales. As part of our pricing strategy, particularly in the United States, we have reduced sales to daily rental car companies.

The following table summarizes estimated fleet sales and the amount of those sales as a percentage of total vehicle sales:

	Six Months Ended June 30,	Years Ended December 31,
	2009	2008	2007
	(Vehicles in thousands)
GMNA	272	953	1,152
GMIO	698	1,356	1,427

Total fleet sales(a)	970	2,309	2,579

Fleet sales as a percentage of total vehicle sales	27.3%	27.6%	27.5%

(a)	Fleet sale transactions vary by segment and some amounts are estimated.

The following table summarizes United States fleet sales and the amount of those sales as a percentage of total United States vehicle sales:

	Six Months Ended June 30,	Years Ended December 31,
	2009	2008	2007
	(Vehicles in thousands)
Daily rental sales	104	480	596
Other fleet sales	123	343	412

Total fleet sales	227	823	1,008

Fleet sales as a percentage of total vehicle sales
Cars	25.6%	34.8%	34.9%
Trucks	22.5%	22.4%	20.5%
Total cars and trucks	23.8%	27.6%	26.1%

Competitive Position

The global automotive industry is highly competitive. MLC’s estimated worldwide market share was 11.6% in the six months ended June 30, 2009 and 12.4% and 13.2% in the years ended December 31, 2008 and 2007. Worldwide market share was severely affected by the recession in our largest market, the United States, and the recession in Western Europe. Tightening of the credit markets, increases in the unemployment rate and declining consumer confidence as a result of declining household incomes contributed to significantly lower vehicle sales in the United States. These economic factors had a negative effect on the United States automotive industry and the principal factors that determine consumers’ vehicle buying decisions. As a result, consumers delayed purchasing or leasing new vehicles causing a decline in United States vehicle sales. The principal factors that determine consumer vehicle preferences in the markets in which we operate include price, quality, style, safety, reliability, fuel economy and functionality. Market leadership in individual countries in which we compete varies widely, and we do not lead in every country.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

The following table summarizes the respective United States market shares for MLC and its principal competitors in passenger cars and trucks:

	Six Months Ended June 30,	Years Ended December 31,
	2009	2008	2007
GM (MLC)	19.5%	22.1%	23.5%
Ford	15.9%	14.7%	15.2%
Toyota	15.8%	16.5%	15.9%
Honda	10.9%	10.6%	9.4%
Chrysler	9.6%	10.8%	12.6%
Hyundai/Kia	7.2%	5.0%	4.7%
Nissan	7.1%	7.0%	6.5%

Product Pricing

We use a number of methods to promote our products, including the use of dealer, retail and fleet incentives such as customer rebates and finance rate support. The level of incentives is dependent in large part upon the level of competition in the markets in which we operate and the level of demand for our products.

Cyclical Nature of Business

In the automotive business, retail sales are cyclical and production varies from month to month. Vehicle model changeovers occur throughout the year as a result of new market entries. The market for vehicles is cyclical and depends on general economic conditions, credit availability and consumer spending. The global automotive industry has been severely affected by the credit crisis and recession in the United States and Western Europe. These factors have resulted in consumers deferring purchasing or leasing new vehicles, which led to decreases in the total number of new cars and trucks sold.

Relationship with Dealers

Worldwide we market our vehicles through a network of independent retail dealers and distributors. At June 30, 2009 there were 6,031 GM brand vehicle dealers in the United States, 694 in Canada and 270 in Mexico. Additionally, there were a total of 14,072 distribution outlets throughout the rest of the world for vehicles manufactured by us and our affiliates. These outlets include distributors, dealers and authorized sales, service and parts outlets.

The following table summarizes the number of authorized GM brand dealerships:

	June 30,	December 31,
	2009	2008	2007
GMNA	6,995	7,360	7,835
GMIO	14,072	14,242	14,052

Total Worldwide	21,067	21,602	21,887

As part of achieving and sustaining long-term viability and the viability of our dealer network, we determined that a reduction in the number of United States dealerships was necessary. In determining which dealerships would remain in our network we performed careful analyses of volumes and consumer satisfaction indexes, among other criteria. MLC executed Wind-Down Agreements with 1,843 retail dealers as of July 27, 2009. The retail dealers executing Wind-Down Agreements have agreed to terminate their dealer agreements with us prior to October 31, 2010. Our plan is to reduce dealerships in the United States to approximately 3,600 by October 31, 2010. However, the U.S. Congress is currently considering a number of measures that are designed to require or incent us to either not terminate some or all of these dealers or increase the compensation paid to those dealers whose relationships are terminated, including a bill entitled the Automobile Dealer Economic Rights Restoration Act that purports to require us to honor the rights of our dealers as they existed prior to the commencement of the bankruptcy case. If we were required to honor the rights of our dealers as they existed prior to the commencement of the Motors Liquidation bankruptcy case, we would be required to negotiate any terminations on an individual basis. We anticipate that negotiating these terminations on an individual basis would require considerable time and expense. In addition, we would be required to comply with a variety of national and state franchise laws, which will limit our flexibility and increase our costs.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

To create a strong and viable distribution network for our products, we have assumed a Participation Agreement with each of the remaining dealerships. These Participation Agreements will include performance expectations in the areas of retail sales, new vehicle inventory and facility exclusivity.

We enter into a contract with each authorized dealer agreeing to sell to the dealer one or more specified product lines at wholesale prices and granting the dealer the right to sell those vehicles to retail customers from a GM approved location. Our dealers often offer more than one GM brand of vehicle at a single dealership. In fact, we actively promote this for several of our brands in a number of our markets in order to enhance dealer profitability. Authorized GM dealers offer parts, accessories, service and repairs for GM vehicles in the product lines that they sell, using genuine GM parts and accessories. Our dealers are authorized to service GM vehicles under our limited warranty program, and those repairs are to be made only with genuine GM parts. In addition, our dealers generally provide their customers access to credit or lease financing, vehicle insurance and extended service contracts provided by GMAC LLC (GMAC) or its subsidiaries and other financial institutions.

Because dealers maintain the primary sales and service interface with the ultimate consumer of our products, the quality of GM dealerships and our relationship with our dealers and distributors are critical to our success. In addition to the terms of our contracts with our dealers, we are regulated by various country and state franchise laws that may supersede those contractual terms and impose specific regulatory requirements and standards for initiating dealer network changes, pursuing terminations for cause and other contractual matters.

Research, Development and Intellectual Property

We incur costs for research, manufacturing engineering, product engineering, and design and development activities related primarily to developing new products or services or improving existing products or services, including activities related to vehicle emissions control, improved fuel economy and the safety of drivers and passengers in our vehicles.

Research

Overview

Our top priority for research is to continue to develop and advance our alternative propulsion strategy, as energy diversity and environmental leadership are critical elements of our overall business strategy. Our objective is to be the recognized industry leader in fuel efficiency through the development of a wide variety of technologies to reduce petroleum consumption. To meet this objective we focus on five specific areas:

•	Continue to increase the fuel efficiency of our cars and trucks;

•	Development of alternative fuel vehicles;

•	Invest significantly in expanding our hybrid vehicle offerings;

•	Invest significantly in plug-in electric vehicle technology; and

•	Continued development of hydrogen fuel cell technology.

We are among the industry leaders in fuel efficiency and we are committed to lead in the development of technologies to increase the fuel efficiency of internal combustion engines such as cylinder deactivation, direct injection, turbo-charging with engine downsizing, six speed transmissions and variable valve timing. As a full-line manufacturer that produces a wide variety of cars, trucks and sport utility vehicles our contributions to significantly improving fuel economy are frequently not well recognized. We currently offer 20 models obtaining 30 mpg or more in highway driving, more than any other manufacturer.

We have also been in the forefront in the development of alternative fuel vehicles, leveraging experience and capability developed around these technologies in our operations in Brazil. Alternative fuels offer the greatest near-term potential to reduce petroleum consumption in the transportation sector, especially as cellulosic sources of ethanol become more affordable and readily available in the United States. An increasing percentage of our sales will be alternative fuel capable vehicles, estimated to increase from 17% in 2008 to approximately 65% in 2014.

We are also investing significantly in vehicle electrification including hybrid, plug-in hybrid and extended-range electric vehicles (E-REV’s). We currently offer six hybrid models. Separately, we are also developing a plug-in hybrid electric vehicle (PHEV) for Buick and the Chevrolet Volt and Opel Ampera E-REV’s. We plan to invest heavily between 2009 and 2012 to support the expansion in hybrid, plug-in hybrid and E-REV offerings.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

As part of our long-term strategy to reduce petroleum consumption and greenhouse gas emissions we are committed to continuing development of our hydrogen fuel cell technology. We and MLC have conducted research in hydrogen fuel cell development spaning the last 14 years, and we are the only U.S. automaker actively engaged in fuel cell development. Our Chevrolet Equinox fuel cell electric vehicle demonstration program is the largest in the world and has accumulated nearly one million miles of real-world driving by consumers, celebrities, business partners and government agencies. Nearly 5,000 individuals have driven the fuel cell powered Chevrolet Equinox, either in short drives, such as media or special events, or as part of Project Driveway. To date, their feedback has led to technology improvements such as extending fuel cell stack life and improvements in the regenerative braking system, which has also benefited our Two-Mode Hybrid vehicles, and improvements in the infrastructure of fueling stations for hydrogen fuel cell electric vehicles. In addition, the knowledge gained during Project Driveway on the fuel cell itself has affected the development of the Chevrolet Volt battery as we are applying fuel cell thermal design knowledge to the Chevrolet Volt battery design. Project Driveway operates in Washington DC, in California (including Los Angeles, Orange County and Sacramento) for the California Fuel Cell Partnership and the California Air Resources Board (CARB), and in the New York Metropolitan area in Westchester County with expansion to the greater New York City area due to the recent opening of a hydrogen fueling station at JFK International Airport. Most Project Driveway participants drive Chevrolet Equinoxes for two months with the cost of fuel and insurance provided free in exchange for participant feedback. In the 20 months since Project Driveway began in November 2007, about 45,000 gallons of gasoline have been saved. The Chevrolet Equinox fuel cell electric vehicles do not use any gasoline or oil and emit only water vapor. We have made significant progress on the fuel cell stack for a second-generation fuel cell vehicle though no vehicle program is currently approved.

We and MLC have complied with federal fuel economy requirements since their inception in 1978, and we are fully committed to meeting the requirements in the Energy Independence and Security Act of 2007 (EISA) and compliance with other regulatory schemes, including the California CO2 program. We anticipate steadily improving fuel economy for both our car and truck fleets. We are committed to meeting or exceeding all federal fuel economy standards in the 2010 through 2015 model years. We plan to achieve compliance through a combination of strategies, including: (1) extensive technology improvements to conventional powertrains; (2) increased use of smaller displacement engines and six speed automatic transmissions; (3) vehicle improvements, including increased use of lighter, front-wheel drive architectures; (4) increased hybrid offerings and the launch of our first E-REV, the Chevrolet Volt in 2010; and (5) portfolio changes, including the increasing car/crossover mix and dropping select larger vehicles in favor of smaller, more fuel efficient offerings.

Alternative fuels

As part of an overall energy diversity strategy, we remain committed to making at least 50% of the vehicles we produce for the United States capable of operating on biofuels, specifically E85 ethanol, by 2012. We currently offer 17 FlexFuel models capable of operating on gasoline, E85 ethanol or any combination of the two.

We are focused on promoting sustainable biofuels derived from non-food sources, such as agricultural, forestry and municipal waste. We are continuing to work with our two strategic alliances with cellulosic ethanol makers Coskata, Inc., of Warrenville, Ill., and New Hampshire based Mascoma Corp. Coskata, Inc. expects to open its pilot facility in Pennsylvania in September and Mascoma Corp. has been making cellulosic ethanol at its Rome, NY, demonstration plant since late 2008.

Our research into alternative fuels is demonstrated in vehicles produced around the world. In Brazil, more than 95% of the vehicles sold domestically by GM do Brasil in 2008 were flexible-fuel capable and can run on either E100 or gasoline containing E22 ethanol.

We are also supporting the development of biodiesel, a clean-burning alternative diesel fuel that is produced from renewable sources. We currently approve the use of B5, which are certified biodiesel blends of up to 5%, in our 2008 Duramax engine that we sell in the United States, available on the Chevrolet Silverado and GMC Sierra heavy-duty pick-up trucks, Chevrolet Express and GMC Savanna fullsize vans and the Chevrolet Kodiak and GMC Top Kick commercial vehicles. B5 is also approved for all GM diesels in Europe and Asia. We offer a special equipment option on the 6.6-liter Duramax for B20, a 20% biodiesel blend. The special equipment option is available on certain configurations of the GMC Savanna and Chevrolet Express Vans and the Chevrolet Silverado and GMC Sierra Heavy-Duty One-Ton Pick-ups.

Hybrid and Plug-In Electric Vehicles

We have a diverse hybrid program, with two hybrid technologies and multiple vehicles that vary in fuel economy savings and cost, providing an opportunity for more consumers to own a hybrid vehicle and benefit from increased fuel economy. The smart, value- focused

GENERAL MOTORS COMPANY AND SUBSIDIARIES

GM Hybrid system is offered with the Chevrolet Malibu, among the most affordable hybrid midsize sedans. The highly capable GM 2-mode Hybrid system is offered with the automotive industry’s only hybrid fullsize trucks and SUVs: Chevrolet Tahoe, Chevrolet Silverado, GMC Yukon and Yukon Denali, GMC Sierra, Cadillac Escalade and Escalade Platinum.

A PHEV, using GM’s Two-Mode Hybrid system and advanced lithium-ion battery technology, is scheduled to launch in 2011. The PHEV will provide low-speed electric-only propulsion, and blend engine and battery power to significantly improve fuel efficiency.

We have also announced that we plan to launch the Chevrolet Volt E-REV in 2010. As an E-REV, the Chevrolet Volt uses electricity to power the wheels at all times and at all speeds. The Chevrolet Volt is designed to operate on battery power alone for up to 40 miles, after which an engine-generator will provide the electricity to power the electric drive unit. Advanced lithium-ion battery technology is the key enabling technology for the Chevrolet Volt. In January of 2009, MLC announced that it would assemble the battery packs for the Chevrolet Volt in the United States using cells supplied by LG Chem. A second E-REV, the Opel Ampera, is under development and scheduled to launch in Europe in late 2011.

Other examples of our technology leadership include telematics through our OnStar service. OnStar’s in-vehicle safety, security and convenience service is the automotive industry’s leading telematics provider, available on more than 50 of our 2009 vehicles and currently serving over 5.5 million subscribers. OnStar has applied the lessons from over 200 million cumulative subscriber interactions to continually evolve and improve its services. OnStar’s key services include: Automatic Crash Response, Stolen Vehicle Assistance, Turn-by-Turn Navigation, OnStar Vehicle Diagnostics and Hands-Free Calling. In May 2009, OnStar announced the development of an Injury Severity Prediction based on the findings of a Center for Disease Control and Prevention expert panel. This will allow OnStar advisors to alert first responders when a vehicle crash is likely to have caused serious injury to the occupants. Data from OnStar’s Automatic Crash Response system will be used to automatically calculate the Injury Severity Prediction which can assist responders in determining the level of care required and the transport destination for patients. OnStar is also expanding its Stolen Vehicle Assistance services with the announcement of Remote Ignition Block. This will allow an OnStar Advisor to send a remote signal to a subscriber’s stolen vehicle to prevent the vehicle from restarting once the ignition is turned off. This capability will not only help authorities recover stolen vehicles, but can also prevent dangerous high speed pursuits.

Other safety systems include the third generation of our StabiliTrak electronic stability control system, which debuted on the 2008 Cadillac STS. In addition to controlling brakes and reducing engine power, this latest iteration of the system combines active front steering to turn the front wheels into the skid when the rear wheels lose traction. Our Lane Departure Warning System and Side Blind Zone Alert System, which extend and enhance driver awareness and vision, also debuted on the 2008 Cadillac STS, DTS and 2008 Buick Lucerne.

We generate and hold a significant number of patents in a number of countries in connection with the operation of our business. While none of these patents by itself is material to our business as a whole, these patents are very important to our operations and continued technological development. In addition, we hold a number of trademarks and service marks that are very important to our identity and recognition in the marketplace.

Refer to “Environmental and Regulatory Matters” for a discussion of vehicle emissions requirements, vehicle noise requirements, fuel economy requirements and safety requirements, which also affect our research and development activities.

Product Development

Our vehicle development activities are integrated into a single global organization. This strategy built on earlier efforts to consolidate and standardize our approach to vehicle development.

For example, in the 1990s MLC merged 11 different engineering centers in the United States into a single organization. In 2005, GM Europe Engineering was created, following a similar consolidation from three separate engineering organizations. At the same time, we and MLC have grown our engineering operations in emerging markets in the Asia Pacific and LAAM regions.

As a result of this process, product development activities are fully integrated on a global basis under one budget and one decision-making group. Similar approaches have been in place for a number of years in other key functions, such as powertrain, purchasing and manufacturing, to take full advantage of our global footprint and resources.

Under our global vehicle architecture strategy and for each of our ten global architectures, we define a specific range of performance characteristics and dimensions supporting a common set of major underbody components and subsystems with common interfaces.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

A centralized organization is responsible for many of the non-visible parts of the vehicle, referred to as the architecture, such as steering, suspension, the brake system, the heating, ventilation and air conditioning system and the electrical system. This team works very closely with the global architecture development teams around the world, who are responsible for components that are unique to each brand, such as exterior and interior design, tuning of the vehicle to meet the brand character requirements and final validation to meet applicable government requirements.

We currently have ten different global architectures that are assigned to regional centers around the world. The allocation of the architectures to specific regions is based on where the expertise for the vehicle segment resides, e.g., mini and small vehicles in Asia Pacific, compact vehicles in Europe and fullsize pick-up trucks, sport utility vehicles, midsize vehicles and crossover vehicles in North America.

The ten global architectures are:

• Mini	• Luxury Rear-Wheel Drive

• Small	• Compact and Midsize Crossover

• Compact	• Midsize Pick-ups and Utilities

• Midsize	• Large Crossover

• Fullsize Pick-ups, Utilities and Vans	• Performance

Raw Materials, Services and Supplies

We purchase a wide variety of raw materials, parts, supplies, energy, freight, transportation and other services from numerous suppliers for use in the manufacture of our products. The raw materials primarily consist of steel, aluminum, resins, copper, lead and platinum group metals. We have not experienced any significant shortages of raw materials and normally do not carry substantial inventories of such raw materials in excess of levels reasonably required to meet our production requirements. During the first half of 2009 the weakening of commodity prices experienced in the latter part of 2008 was generally reversed. In a weak global economic climate this shift did not reflect underlying demand but is widely believed to be the result of speculative activity, as well as the weakening of the U.S. Dollar.

In some instances, we purchase systems, components, parts and supplies from a single source, and may be at an increased risk for supply disruptions. Based on our standard payment terms with our systems, components and parts suppliers, we are generally required to pay most of these suppliers on the second day of the second month following delivery.

Environmental and Regulatory Matters

Automotive Emissions Control

We are subject to laws and regulations, regarding vehicle exhaust emission standards, vehicle evaporative emission standards and onboard diagnostic system (OBD) requirements, in the regions throughout the world in which we sell cars, trucks and heavy-duty engines.

North America

The U.S. federal government imposes stringent emission control requirements on vehicles sold in the United States, and additional requirements are imposed by various state governments, most notably California. These requirements include pre-production testing of vehicles, testing of vehicles after assembly, the imposition of emission defect and performance warranties and the obligation to recall and repair customer owned vehicles that do not comply with emissions requirements. We must obtain certification that the vehicles will meet emission requirements from the Environmental Protection Agency (EPA) before we can sell vehicles in the United States and Canada and from the CARB before we can sell vehicles in California and other states that have adopted the California emissions requirements.

The EPA and the CARB continue to emphasize testing on vehicles sold in the United States for compliance. We believe that our vehicles meet currently applicable EPA and CARB requirements. If our vehicles do not comply with the emission standards or if defective emission control systems or components are discovered in such testing, or as part of government required defect reporting, we could incur substantial costs related to emissions recalls. New CARB and federal requirements will increase the time and mileage periods over which manufacturers are responsible for a vehicle’s emission performance.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

The EPA and the CARB emission requirements currently in place are referred to as Tier 2 and Low Emission Vehicle (LEV) II. The Tier 2 requirements began in 2004 and are fully phased-in by the 2009 model year, while the LEV II requirements began in 2004 and increase in stringency each year through the 2010 model year. Fleet-wide compliance with the Tier 2 and LEV II standards must be achieved based on a sales-weighted fleet average. CARB is developing its next generation emission standards, LEV III, which will further increase the stringency of its emission standards. California has also passed legislation and enacted a regulation to control the emissions of greenhouse gases. Since we believe this regulation is effectively a form of fuel economy requirement, it is discussed under “Automotive Fuel Economy.” In addition, both the CARB and the EPA have adopted more stringent standards applicable to heavy-duty trucks.

California law requires that a specified percentage of cars and certain light-duty trucks sold in the state must be zero emission vehicles (ZEV), such as electric vehicles or hydrogen fuel cell vehicles. This requirement started at 10% for the 2005 model year and increased in subsequent years. Manufacturers have the option of meeting a portion of this requirement with partial ZEV credit for vehicles that meet very stringent exhaust and evaporative emission standards and have extended emission system warranties. An additional portion of the ZEV requirement can be met with vehicles that meet these partial ZEV requirements and incorporate advanced technology, such as a hybrid electric propulsion system meeting specified criteria. We are complying with the ZEV requirements using a variety of means, including producing vehicles certified to the partial ZEV requirements. California recently adopted changes applicable to the 2012 and later model years that allow an additional portion of the ZEV requirements to be met with PHEVs, including E-REV’s such as the Chevrolet Volt, that meet partial ZEV requirements and other specified criteria. CARB has also announced plans to adopt 2015 model year and later requirements for ZEVs and PHEVs to achieve greenhouse gas as well as criteria pollutant emission reductions.

The Clean Air Act permits states that have areas with air quality compliance issues to adopt the California car and truck emission standards in lieu of the federal requirements. Ten states, including New York, Massachusetts, Maine, Vermont, Connecticut, Pennsylvania, Rhode Island, New Jersey, Oregon and Washington, currently have these standards in effect. Maryland and New Mexico have adopted the California standards effective beginning in the 2011 model year and Arizona’s are effective beginning in the 2012 model year. Additional states could also adopt the California standards in the future.

In addition to the exhaust emission programs described above, advanced OBD systems, used to identify and diagnose problems with emission control systems, have been required under federal and California law since the 1996 model year. This system has the potential of increasing warranty costs and the chance for recall. OBD requirements become more challenging each year as vehicles must meet lower emission standards, and new diagnostics are required. Beginning with the 2004 model year, California adopted more stringent OBD requirements, including new design requirements and corresponding enforcement procedures, and we have implemented hardware and software changes to comply with these more stringent requirements. In addition, California adopted technically challenging new OBD requirements that take effect from the 2008 through 2013 model years.

The Federal Tier 2 and California evaporative emission LEV II requirements began phasing-in with the 2004 model year. The Federal requirements are being harmonized with the California requirements beginning with a 2009 model year phase-in. California plans to further increase the stringency of its requirements as part of its LEV III rulemaking.

Europe

In Europe emissions are regulated by two different entities: the European Union (EU) and the United Nations Economic Commission for Europe (UN ECE). The EU imposes stringent emission control requirements on vehicles sold in all 27 EU Member States, and other countries apply regulations under the framework of the UN ECE. A minority of countries in Eastern Europe, which currently do not require compliance with the latest limited standards, are considering convergence to those standards by the end of the decade. In addition, EU Member States can give incentives to qualifying LEV’s through tax benefits. This could result in specific market requirements rewarding different technical equipment in various markets, despite the fact there is only one European wide emission requirement. The current EU requirements include type approval of preproduction testing of vehicles, testing of vehicles after assembly and the obligation to recall and repair customer owned vehicles that do not comply with emissions requirements. EU and UN ECE requirements are equivalent in terms of stringency and implementation. We must demonstrate that vehicles will meet emission requirements in witness tests and obtain type approval from an approval authority before we can sell vehicles in the EU.

Emission requirements in Europe will become even more stringent in the future. A new level of exhaust emission standards for cars

GENERAL MOTORS COMPANY AND SUBSIDIARIES

and light-duty trucks, Euro 5 standards, will apply beginning in September 2009, while stricter Euro 6 standards are expected to apply beginning in 2014. The OBD requirements associated with these new standards will become more challenging as well. The new European emission standards focus particularly on reducing emissions from diesel vehicles. Diesel vehicles have become important in the European marketplace, where they encompass approximately 50% of the market share. The new requirements will require additional technologies and further increase the cost of diesel engines, which currently cost more than gasoline engines. To comply with Euro 6, we expect that technologies need to be implemented which are identical to those being developed to meet United States emission standards. The technologies available today are not cost effective and would therefore not be suitable for the European market for small and midsize diesel vehicles, which typically are under high cost pressure. Further, measures to reduce exhaust pollutant emissions have detrimental effects on vehicle fuel economy which drives additional technology cost to maintain fuel economy.

In the long-term, notwithstanding the already low vehicle emissions in Europe, regulatory discussions in Europe are expected to continue. Regulators will continue to refine the testing requirements addressing issues such as test cycle, durability, OBD, in-service conformity and off-cycle emissions.

Asia Pacific

Within the Asia Pacific region, our vehicles are subject to a broad range of vehicle emission laws and regulations. China has implemented European standards, with Euro 4 standards first applied in Beijing in 2008. Shanghai is scheduled to implement Euro 4 standards with European OBD requirements for newly registered vehicles beginning November 1, 2009. China plans to implement Euro 4 standards nationwide beginning July 1, 2010 for new vehicle type approvals and from July 1, 2011 for newly registered vehicles. Since January 2009, South Korea has implemented the CARB emission Fleet Average System with different application timings and levels of nonmethanic organic gas targets for gasoline and liquefied petroleum gas powered vehicles. In September 2009, South Korea plans to implement Euro 5 standards for diesel powered vehicles. South Korea has adopted CARB standards for gasoline powered vehicles and EU regulations for diesel powered vehicles for OBD and evaporative emissions. The Association of Southeast Asian Nations (ASEAN) Committee has agreed that the major ASEAN countries Thailand, Malaysia, Indonesia, Philippines and Singapore will implement Euro 4 standards in 2012, although implementation of OBD requirements is still under study. Japan sets specific exhaust emission and durability standards, test methods and driving cycles. In Japan, OBD is required with both EU and United States OBD systems accepted. All other countries in which we conduct operations within the Asia Pacific region either require or allow some form of EPA, EU or UN ECE style emission regulations with or without OBD requirements.

Latin America/Africa/Middle East

Within the LAAM region, some countries follow the United States test procedures, standards and OBD requirements and some follow the EU test procedures, standards and OBD requirements with different levels of stringency. In terms of standards, Brazil implemented National LEV standards, which preceded Tier 2 standards in the United States, for passenger cars and light commercial vehicles in January 2009. Brazil is proposing a new emission level, L-6, for light diesel and gasoline vehicles. L-6 standards for light diesel vehicles are to be implemented in January 2013, these standards also mandate OBD requirements for light diesel vehicles in 2015. L-6 standards for light gasoline vehicles are to be implemented in January 2014 for new types and January 2015 for all models. Argentina implemented Euro 4 standards starting with new vehicle registrations in January 2009 and is moving to Euro 5 standards in January 2012 for new vehicle types and January 2014 for all models. Chile currently requires Euro 3 standards for gasoline vehicles and Euro 4 standards for diesel vehicles and has proposed Euro 4 standards for gasoline vehicles beginning in September 2010 and Euro 5 standards for diesel vehicles beginning in September 2011. Other countries in the LAAM region either have some level of United States or EU standards or no standards at all.

Industrial Environmental Control

Our operations are subject to a wide range of environmental protection laws including those laws regulating air emissions, water discharges, waste management and environmental cleanup. We are in various stages of investigation for sites where contamination has been alleged. We are involved in a number of remediation actions to clean up hazardous wastes as required by federal and state laws. Certain environmental statutes require that responsible parties fund remediation actions regardless of fault, legality of original disposal or ownership of a disposal site. Under certain circumstances these laws impose joint and several liability, as well as liability for related damages to natural resources.

The future effect of environmental matters, including potential liabilities, is often difficult to estimate. We record an environmental reserve when it is probable that a liability has been incurred and the amount of the liability is reasonably estimable. This practice is

GENERAL MOTORS COMPANY AND SUBSIDIARIES

followed whether the claims are asserted or unasserted. We expect that the amounts reserved will be paid out over the periods of remediation for the applicable sites, which typically range from five to 30 years. It is possible that such remediation actions could require average annual expenditures of $40 million over the next five years.

For many sites, the remediation costs and other damages for which we ultimately may be responsible are not reasonably estimable because of uncertainties with respect to factors such as our connection to the site or to materials located at the site, the involvement of other potentially responsible parties, the application of laws and other standards or regulations, site conditions and the nature and scope of investigations, studies and remediation to be undertaken (including the technologies to be required and the extent, duration and success of remediation). As a result, we are unable to determine or reasonably estimate the amount of costs or other damages for which we are potentially responsible in connection with these sites, although that total could be substantial.

As part of our commitment to reduce the effect our worldwide facilities have on the environment, we have committed to convert half of our major global manufacturing operations to landfill-free facilities by 2010. This landfill-free strategy translates, on an individual facility basis, to more than 70 of our manufacturing operations worldwide. As of July 10, 2009 we have 51 landfill-free manufacturing facilities worldwide. At our landfill-free facilities, approximately 96% of waste materials are recycled or reused and approximately 4% is converted to energy at waste-to-energy facilities. In 2008, MLC estimated over 2.5 million tons of waste materials were recycled or reused, an estimated 43,000 tons of waste materials were converted to energy at waste-to-energy facilities and over 3 million metric tons of carbon dioxide emissions were prevented from entering the atmosphere from our land-fill free facilities and other facilities worldwide. These numbers will increase as additional manufacturing sites reach landfill-free status.

We are implementing and publicly reporting on various voluntary initiatives to reduce energy consumption and greenhouse gas emissions from our worldwide operations. We have a 2010 target of an 8% reduction in CO2 emissions from our worldwide facilities compared to 2005 emission levels. By 2007, MLC had exceeded this target by reducing CO2 emissions from our worldwide facilities by 13% compared to 2005 levels. We currently have not announced publicly any future targets to reduce CO2 emission levels from our worldwide facilities; however, we are continuing to make significant progress in further reducing CO2 emission levels. Seven of our facilities in Europe are included in and comply with the European Emissions Trading Scheme, which is being implemented to meet the European Community’s greenhouse gas reduction commitments under the Kyoto Protocol. We and MLC have reported in accordance with the Global Reporting Initiative, the Carbon Disclosure Project, the EPA Climate Leaders Program and the Department of Energy (DOE) 1605(b) program since their inception.

Vehicular Noise Control

Vehicles we manufacture and sell may be subject to noise emission regulations.

In the United States, passenger cars and light-duty trucks are subject to state and local motor vehicle noise regulations. We are committed to designing and developing our products to meet these noise regulations. Since addressing different vehicle noise regulations established in numerous state and local jurisdictions is not practical, we attempt to identify the most stringent requirements and validate to those requirements. In the rare instances where a state or local noise regulation is not covered by the composite requirement, a waiver of the requirement is requested and to date no significant cost has resulted from such a request. Medium to heavy-duty trucks are regulated at the federal level. Federal truck regulations preempt all United States state or local noise regulations for trucks over 10,000 lbs. gross vehicle weight rating.

Outside the United States, noise regulations have been established by authorities at the national and supranational level (e.g., EU or UN ECE for Europe). We believe that our vehicles meet all applicable noise regulations in the markets where they are sold.

While current noise emission regulations serve to regulate maximum allowable noise levels, proposals have been made to regulate minimum noise levels. These proposals stem from concern that vehicles that are relatively quiet, specifically hybrids, may not be heard by the sight-impaired. We are committed to design and manufacture vehicles to comply with potential noise emission regulations that may come from these proposals.

Automotive Fuel Economy

The 1975 Energy Policy and Conservation Act (EPCA) provided for average fuel economy requirements for fleets of passenger cars built for the 1978 model year and thereafter. For the 2008 model year, MLC’s domestic passenger car fleet achieved a Corporate Average Fuel Economy (CAFE) of 29.6 mpg, which exceeded the standard of 27.5 mpg. The estimated CAFE for our 2009 model year domestic passenger cars is 31.1 mpg, which would also exceed the 27.5 mpg standard applicable for that model year.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

We must also account separately for the fleet of cars that we import for sale in the United States. For MLC’s imported passenger cars, the 2008 model year CAFE was 31.5 mpg, which exceeded the requirement of 27.5 mpg. The estimated CAFE for our 2009 model year imported passenger cars is 31.8 mpg, which would also exceed the applicable requirement.

Fuel economy standards for light-duty trucks became effective in 1979. Starting with the 2008 model year, the National Highway Traffic Safety Administration (NHTSA) implemented substantial changes to the structure of the truck CAFE program, including reformed standards based upon truck size (specifically, footprint which is the vehicle’s track width times its wheelbase). Under the existing truck rules, reformed standards are optional for the 2008 through 2010 model years. MLC chose to comply with these optional reform-based standards for the 2008 model year. MLC’s light-duty truck CAFE for the 2008 model year was 23.2 mpg, which exceeds the requirement of 22.0 mpg. Our projected reform standard for light-duty trucks for the 2009 model year is 22.4 mpg and our projected performance under this standard is 23.2 mpg.

The CAFE provisions in the EISA include instructions to the NHTSA to set fuel economy standards separately for cars and trucks beginning in the 2011 model year that would increase to at least 35.0 mpg by 2020 on a combined car and truck fleet basis. In addition, California has passed legislation known as AB 1493 requiring the CARB to regulate greenhouse gas emissions from vehicles (which is effectively regulating fuel economy). This California program is currently established for the 2009 through 2016 model years. California needed a federal waiver to implement this program and was granted this waiver on June 30, 2009.

On May 19, 2009, President Obama announced his intentions for the federal government to implement a harmonized program to regulate fuel economy and greenhouse gases. President Obama has directed the EPA and Department of Transportation to work together to propose standards for control of emissions of greenhouse gases and for fuel economy by August 2009. These standards will apply to passenger cars, light-duty trucks, and medium-duty passenger vehicles (collectively, light-duty vehicles) built in model years 2012 through 2016. CARB has agreed that compliance with EPA’s greenhouse gas emission standards will be deemed compliance with the AB 1493 standards for 2012 through 2016 model years.

Our product plan projects compliance with the federal and California programs through 2016.

In Europe, the EU passed legislation in December 2008 to regulate CO2 emissions beginning in 2012. Based on a target function of CO2 to vehicle weight, each manufacturer must meet a specific target based on the CO2 target value on this curve for each vehicle it sells, but with the ability to average across its fleet in each year. This requirement will be phased in with 65% of vehicles sold in 2012 required to meet this target, 75% in 2013, 80% in 2014 and 100% in 2015 and beyond. Automobile manufacturers can earn super-credits under this legislation for the sales volume of vehicles having a specific CO2 value of less than 50 grams CO2, eco-innovations and E85 flexible-fuel vehicles. Under this provision the sales volume of vehicles having a specific CO2 value of less than 50 grams CO2 is multiplied 3.5 times for compliance purposes in 2012 and 2013, 2.5 times in 2014 and 1.5 times in 2015. This is intended to encourage the early introduction of ultra-low CO2 vehicles such as the Chevrolet Volt and Opel/Vauxhall Ampera by providing an additional incentive to reduce the CO2 fleet average. Automobile manufacturers may gain credit of up to 7 grams for eco-innovations for those technologies which improve real-world fuel economy but may not show in the test cycle, such as solar panels on vehicles. There is also a 5% credit for E85 flexible-fuel vehicles if more than 30% of refueling stations in an EU Member State sell E85. Further regulatory detail will be developed in the Comitology process, which develops the detail of the regulatory requirements through a process involving the European Commission and Member States. The legislation sets a target of 95 grams per kilometer CO2 for 2020 with an impact assessment required to further assess and develop this requirement. We have developed a compliance plan by adopting operational CO2 targets for each market entry in Europe.

A regulation has also been adopted that will require low-rolling resistance tires, tire pressure monitoring systems and gear shift indicators by 2012. A regulation has also been proposed that will require labeling of tires for noise, fuel efficiency and rolling resistance, affecting vehicles at sale as well as the sale of tires in the aftermarket. It is anticipated that a proposal to regulate CO2 emissions from light commercial vehicles will be introduced in September 2009. Further, there are also plans to introduce regulatory proposals regarding energy efficiency of air conditioning systems and fuel economy meters.

Sixteen EU Member States have introduced CO2 based vehicle taxation schemes. Tax measures are within the sovereignty of the EU Member States. We are faced with significant challenges relative to the predictability of future tax laws and differences in the tax schemes and thresholds.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

Safety

New vehicles and equipment sold in the United States are required to meet certain safety standards promulgated by the NHTSA. The National Traffic and Motor Vehicle Safety Act of 1966 authorizes the NHTSA to determine these standards and the schedule for implementing them. In addition, in the case of a vehicle defect that creates an unreasonable risk to motor vehicle safety or does not comply with a safety standard, the National Traffic and Motor Vehicle Safety Act of 1966 generally requires that the manufacturer notify owners and provide a remedy. The Transportation Recall Enhancement, Accountability and Documentation Act requires us to report certain information relating to certain customer complaints, warranty claims, field reports and lawsuits in the United States and fatalities and recalls outside the United States.

We are subject to certain safety standards and recall regulations in the markets outside the United States in which we operate. These standards often have the same purpose as the United States standards, but may differ in their requirements and test procedures. From time to time, other countries pass regulations which are more stringent than United States standards. Most countries require type approval while the United States and Canada require self-certification.

Potential Effect of Regulations

We have established aggressive short-term and long-term plans to develop and bring to market technologies designed to further improve fuel efficiency, reduce emissions and provide additional value and benefits to our customers. This is illustrated by our commitment to marketing more hybrid vehicles, our accelerated commitment to develop electrically powered vehicles, which utilize fuel cell and lithium-ion battery technology and our use of biofuels in our expanded portfolio of flexible-fuel vehicles. In addition, enhancements to conventional internal combustion engine technology such as active fuel management, variable valve timing systems, six-speed automatic transmissions and advanced diesel engines have contributed to the fuel efficiency of our vehicles. We believe that the development and global implementation of new, cost-effective energy technologies in all sectors is the most effective way to improve energy efficiency and reduce greenhouse gas emissions.

We continue to improve the fuel efficiency of our vehicles, even as we enhance utility and performance, address environmental aspects of our products and add more safety features and customer convenience options, which add mass to a vehicle and therefore tend to lower its fuel economy. Overall fuel economy and CO2 emissions from cars and light-duty trucks on the road are determined by a number of factors, including which products customers select and how they use them, traffic congestion, transit alternatives, fuel quality and availability and land use patterns.

Despite these advanced technology efforts, our ability to satisfy fuel economy and CO2 requirements is contingent on various future economic, consumer, legislative and regulatory factors that we cannot control and cannot predict with certainty. If we are not able to comply with specific new fuel economy requirements, which include higher CAFE standards and state CO2 requirements such as those imposed by the AB 1493 Rules, then we could be subject to sizeable civil penalties or have to restrict product offerings drastically to remain in compliance. In turn, any such actions could have substantial adverse effects on our operations, including facility closings, reduced employment, increased costs and loss of revenue.

Pension Legislation

We are subject to a variety of federal rules and regulations, including the Employee Retirement Income Security Act of 1974, as amended (ERISA) and the Pension Protection Act of 2006, which govern the manner in which we fund and administer our pensions for our retired employees and their spouses. The Pension Protection Act of 2006 is designed, among other things, to more appropriately reflect the value of pension assets and liabilities to determine funding requirements. Under the Pension Protection Act of 2006 we expect there will be no cash funding requirement for our United States hourly and salaried pension plans in 2009. However, we are currently remeasuring our United States pension plans and based on preliminary asset returns, the year-to-date discount rate, assuming interest rates remain at current levels and pension fund assets earn 8.5% annually going forward, we may need to make significant contributions to the United States pension plans in 2013 and beyond. We are currently analyzing our pension funding strategies. We also maintain pension plans for employees in a number of countries outside the United States, which are subject to local laws and regulations.

Export Control

We are subject to a number of domestic and international export control requirements. Our Office of Export Compliance is responsible for addressing export compliance issues that are specified in regulations issued by various U.S. government agencies, such as the U.S. Department of State, the U.S. Department of Commerce, and the UST, as well as issues relating to export control laws of other countries. Export control laws of countries other than the United States are likely to be increasingly significant to our business as

GENERAL MOTORS COMPANY AND SUBSIDIARIES

we develop our research and development operations on a global basis. The Office of Export Compliance works with export compliance officers in our business units. If we fail to comply with applicable export compliance regulations, we and our employees could be subject to criminal and civil penalties and, under certain circumstances, suspension and debarment from doing business with the U.S. government and the governments of other countries.

Significant Transactions

Agreements with Motors Liquidation

On July 10, 2009, we completed the acquisition of substantially all of the assets of Motors Liquidation and its direct and indirect subsidiaries. The sale was consummated pursuant to the Amended and Restated Master Sale and Purchase Agreement (Purchase Agreement) dated as of June 26, 2009, as amended, between us and Motors Liquidation. The Purchase Agreement was entered into in connection with Motors Liquidation’s filing of voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court and was completed pursuant to the 363 Sale and the Bankruptcy Court’s sale order dated July 5, 2009.

In connection with the closing of the 363 Sale and pursuant to the Purchase Agreement, the purchase price we paid to Motors Liquidation equaled the sum of: (1) a credit bid in an amount equal to the aggregate of $19.8 billion of principal amount of debt under Motors Liquidation’s then existing credit agreement with the UST (UST Loan Agreement), plus $1.2 billion of principal amount of notes issued as additional compensation for the UST Loan Agreement, plus, in each case, interest on such debt owed as of the closing date of the 363 Sale by Motors Liquidation and its subsidiaries, and $33.3 billion of principal amount of debt under Motors Liquidation’s debtor-in-possession financing facility (DIP Facility), plus $2.2 billion of principal amount of notes issued as additional compensation for the DIP Facility, plus, in each case, interest owed as of the Closing Date by Motors Liquidation and its subsidiaries, less $8.2 billion of principal amount of debt owed under the DIP Facility; (2) the UST’s return of the warrants previously issued to the UST by Motors Liquidation; (3) the issuance to Motors Liquidation of 50 million shares (or 10%) of our common stock and warrants to acquire newly issued shares of our common stock initially exercisable for a total of 91 million shares of our common stock (or 15%) on a fully diluted basis; and (4) the assumption by us or our designated subsidiaries of certain specified liabilities of Motors Liquidation and certain of its subsidiaries (including $7.1 billion of debt owed under the DIP Facility). In the event that the estimated aggregate general unsecured claims against Motors Liquidation, as determined by the Bankruptcy Court upon the request of Motors Liquidation, exceeds $35.0 billion, we are required to issue, as an adjustment to the purchase price, up to approximately an additional 2% of our common stock (Adjustment Shares) to Motors Liquidation, based on the extent to which such claims exceed $35.0 billion, with the full amount of the Adjustment Shares being payable if such excess amount is greater than or equal to $7.0 billion. In connection with the closing of the 363 Sale and pursuant to Sections 363(b) and 365 of the Bankruptcy Code, Motors Liquidation sold to us substantially all of its assets, other than certain specified assets, including certain real property, Motors Liquidation’s equity interests in certain of its subsidiaries, and certain contractual obligations owed to them.

At the closing of the 363 Sale, on July 10, 2009, we and Motors Liquidation entered into a Transition Services Agreement (TSA), pursuant to which, among other things, we will provide Motors Liquidation with certain transition services and support functions reasonably required by Motors Liquidation in connection with their operation and ultimate liquidation in bankruptcy. Motors Liquidation is required to pay the applicable usage fees specified with respect to various types of services under the TSA. The obligation to provide services under the TSA will terminate on the applicable dates specified in the agreement with respect to each such service, the latest such date being December 31, 2013. Types of services we provide under the TSA include: (1) property management; (2) assistance in idling certain facilities; (3) provisions of access rights and storage of personal property at certain facilities; (4) security; (5) administrative services including accounting, treasury and tax; (6) purchasing; (7) information systems and services support; (8) communication services to the public; and (9) splinter union services including payroll and benefits administration. We will not provide automotive engineering, manufacturing or distribution services, legal services or services covered under the Master Lease Agreement (MLA) or Service and Parts Operation Lease. In addition, under the TSA, we have no obligation to respond to or to address any hazardous material release related to any facility or real property owned or operated by Motors Liquidation. Services provided by Motors Liquidation to us under the TSA include: (1) provisions of access rights and storage of personal property at certain facilities; (2) assistance in obtaining certain permits and consents to permit us to own and operate purchased assets after the closing of the 363 Sale; and (3) allowing us to manage and exercise our rights under the TSA.

In connection with the closing of the 363 Sale, we and Motors Liquidation entered into the MLA dated as of July 10, 2009. Under the MLA, which is contemplated as being a triple net lease, we lease certain facilities of Motors Liquidation for a term commencing on the closing date and terminating upon the earlier of: (1) 30 days after written notice of termination from us with respect to any facility; or (2) certain outside dates, not later than December 31, 2013, specified with respect to each facility. The rent per year under the MLA for all facilities is $27 million.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

Agreements with the UST and UAW Retiree Medical Benefits Trust

On July 10, 2009, we entered into a secured credit agreement with the UST (UST Credit Agreement), pursuant to which we assumed $7.1 billion of principal amount of debt incurred by Motors Liquidation under its DIP Facility and all of Motors Liquidation’s obligations with respect to its DIP Facility. We also entered into a secured note agreement (VEBA Note Agreement) and issued a note in the principal amount of $2.5 billion to the UAW Retiree Medical Benefits Trust (New VEBA), in connection with and as required by the Purchase Agreement. The loans under the UST Credit Agreement (UST Loans) are scheduled to mature on July 10, 2015. Each UST Loan accrues interest at a rate per annum equal to the 3 month LIBOR rate, which will be no less than 2.0%, plus 5.0% per annum, unless the UST determines that reasonable means do not exist to ascertain the LIBOR rate or that the LIBOR rate will not adequately reflect the UST’s cost to maintain the loan. In such a circumstance, the interest rate to be applied shall be the greatest of (1) the prime rate plus 4%, (2) the federal funds rate plus 4.5% or (3) the 3 month LIBOR (which will not be less than 2%) plus 5%. The notes under the VEBA Note Agreement (VEBA Notes) are scheduled to be repaid in three equal installments of $1.4 billion on July 15 of 2013, 2015, and 2017. Each VEBA Note has an implied interest rate equal to 9.0% per annum, compounded annually, on the basis of a 360-day year consisting of twelve 30-day months, accreting from July 15, 2009.

We are required to prepay the UST Loans and the VEBA Notes, on a pro rata basis, in an amount equal to the amount of net cash proceeds received from certain asset dispositions, casualty events, extraordinary receipts and the incurrence of certain debt. We may also voluntarily repay the UST Loans or VEBA Notes in whole or in part at any time. Once repaid, amounts borrowed under the UST Credit Agreement may not be reborrowed.

The obligations under the UST Credit Agreement and the VEBA Note Agreement are secured by substantially all of our and our domestic subsidiaries’ assets (Collateral), including our and our domestic subsidiaries’ equity interests in certain of our foreign subsidiaries, limited in most cases to 65% of the equity interests of the pledged foreign subsidiaries due to tax considerations.

The UST Credit Agreement and the VEBA Note Agreement contain various representations and warranties that we and our controlled United States and Canadian subsidiaries made on the effective date and, with respect to the UST Credit Agreement, will be required to be made on certain other dates. The UST Credit Agreement and the VEBA Note Agreement also contain various affirmative covenants requiring us and our controlled United States and Canadian subsidiaries to take certain actions and negative covenants restricting their ability to take certain actions. The affirmative covenants are generally applicable to us and our controlled United States and Canadian subsidiaries and impose obligations on us with respect to, among other things, financial and other reporting to the UST, including periodic confirmation of compliance with certain expense policies, executive privilege and compensation requirements, the New VEBA, corporate existence, preservation of the Collateral and other property, payment of taxes and compliance with certain laws. In addition, the affirmative covenants include a vitality commitment, which requires us to use our commercially reasonable best efforts, subject to certain considerations and exceptions, to ensure that the volume of manufacturing conducted in the United States is at least 90% of the level envisioned in our business plan.

The negative covenants in the UST Credit Agreement and the VEBA Note Agreement generally apply to us and our controlled United States and Canadian subsidiaries and restrict them with respect to, among other things, fundamental changes, liens, restricted payments and restrictions on subsidiary distributions, amendments or waivers of certain documents, negative pledge clauses, sales of assets and indebtedness. However, both the UST Credit Agreement and the VEBA Note Agreement permit us and our subsidiaries to incur additional indebtedness, including indebtedness secured by a first-priority lien on the Collateral, and other assets. If additional indebtedness is in excess of certain amounts of secured and unsecured indebtedness, incurrence of additional indebtedness is subject to meeting a specified maximum consolidated leverage ratio, after giving effect to the incurrence of such indebtedness. If such indebtedness is to be secured by a first-priority lien on the Collateral, the obligations under the UST Credit Agreement and the VEBA Note Agreement will be restructured to be secured by a second-priority lien on such Collateral.

The UST Credit Agreement and the VEBA Note Agreement also contain various events of default (including cross-default provisions) that entitle the UST or the New VEBA to accelerate the repayment of the UST Loans and the VEBA Notes upon the event of defaults occurrence and continuation. In addition, upon the occurrence and continuation of any default or event of default, interest under the UST Credit Agreement accrues at a rate per annum equal to 2.0% plus the interest rate otherwise applicable to the UST Loans and the implied interest rate on the VEBA Notes increases to a rate equal to 11.0% per annum, compounded annually. The events of default relate to, among other things:

•	Our failure to pay principal or interest on the UST Loans or to make payments on the VEBA Notes;

•	Certain of our domestic subsidiaries’ failure to pay on their guarantees;

•	The failure to pay other amounts due under the loan documents or the secured note documents;

•	The failure to perform the covenants in the loan documents or the secured note documents;

•	The representations and warranties in the UST Credit Agreement or the VEBA Note Agreement being false or misleading in any material respect;

•	Undischarged judgments in excess of $100 million;

•	Certain bankruptcy events;

•	The termination of any loan documents or secured note documents;

GENERAL MOTORS COMPANY AND SUBSIDIARIES

•	The invalidity of security interests in the Collateral;

•	Certain prohibited transactions under the ERISA, as amended;

•	A change of control;

•

A default under the existing loan agreement between General Motors of Canada Limited (GMCL) and Export Development Canada (EDC), a corporation wholly-owned by the Government of Canada (Canadian Loan Agreement), as discussed below, other than the vitality commitment; and

•

A default under other indebtedness if the default, including a default of the vitality commitment under the Canadian Loan Agreement, results in the holder thereof accelerating the maturity of indebtedness in excess of $100 million in the aggregate.

Proceeds of the DIP Facility to be distributed to us were deposited in escrow for the benefit of the UST and are to be released at our request on any date only if the following conditions are met: (1) each of the representations and warranties we made or certain of our domestic subsidiaries made in or pursuant to the loan documents is true and correct in all material respects on and as of such date; (2) no default or event of default shall have occurred and be continuing on such date immediately prior to or after giving effect to the withdrawal requested to be made on such date; and (3) we have delivered a notice to the UST with respect to, among other things, the amount and intended use of such disbursement and the UST shall have approved the use of the requested disbursement in its sole discretion.

Loan Agreement with Export Development Canada

On July 10, 2009, our wholly-owned subsidiary GMCL, and certain of GMCL’s subsidiaries, entered into an amendment and restatement of the Canadian Loan Agreement with EDC. Following the amendment and restatement, GMCL has a CAD $1.5 billion term loan maturing on July 10, 2015. Amounts outstanding under the Canadian Loan Agreement accrue interest at a rate per annum equal to the greater of the three-month CDOR rate and 2.0%, plus 5.0%. Accrued interest is payable quarterly. GMCL may voluntarily repay the loans under the Canadian Loan Agreement in whole or in part at any time. Once repaid, amounts borrowed under the Canadian Loan Agreement may not be reborrowed.

The Canadian Loan Agreement has been guaranteed by us and by 1908 Holdings Ltd., Parkwood Holdings Ltd., and GM Overseas Funding LLC, each of which is a subsidiary of GMCL (Subsidiary Guarantors). Our guarantee of GMCL’s obligations under the Canadian Loan Agreement is secured by a lien on the equity of GMCL. Because 65% of our ownership interest in GMCL was previously pledged to secure the obligations under the UST Credit Agreement and the VEBA Note Agreement, EDC received a first priority lien on 35% of our equity interest in GMCL and a second priority lien on the remaining 65%. With certain exceptions, GMCL’s obligations under the Canadian Loan Agreement are secured by a first lien on substantially all of its and the Subsidiary Guarantors’ assets, including GMCL’s ownership interests in the Subsidiary Guarantors and that portion of the equity interests of General Motors Product Services Inc., a subsidiary of ours, owned by GMCL.

The Canadian Loan Agreement contains various representations and warranties made by GMCL and the Subsidiary Guarantors on the effective date. The Canadian Loan Agreement also contains various affirmative covenants requiring GMCL and the Subsidiary Guarantors to take certain actions and negative covenants restricting the ability of GMCL and the Subsidiary Guarantors to take certain actions. The affirmative covenants impose obligations on GMCL and the Subsidiary Guarantors with respect to, among other things, financial and other reporting to EDC, reporting on and preservation of the collateral pledged in connection with the Canadian Loan Agreement, executive privileges and compensation, restrictions on expenses and compliance with applicable laws. In addition, GMCL has committed, among other things, to produce a certain percentage (based on North American and total United States and Canada production levels) of vehicles and vehicle components in Canada until the later of the date that the amounts outstanding under the Canadian Loan Agreement are paid in full or December 31, 2016. The negative covenants in the Canadian Loan Agreement are similar to the negative covenants under the UST Credit Agreement and the VEBA Note Agreement, as applicable to GMCL and the Subsidiary Guarantors, and also require GMCL to maintain certain minimum levels of unrestricted cash and cash equivalents and address specific requirements with respect to pension and compensation matters.

The Canadian Loan Agreement contains various events of default and related cure periods that entitle EDC to accelerate the maturity of the loans under the Canadian Loan Agreement. These events of default include, but are not limited to:

•	Failure to pay principal or interest on the loans;

•	Failure by us or the Subsidiary Guarantors to pay on their guarantees;

•	Failure to pay other amounts due under the loan documents;

•	Failure to perform the covenants in the loan documents;

•	Representations and warranties in the Canadian Loan Agreement being false or misleading in any material respect;

•	Undischarged judgments in excess of CAD $100 million;

•	Certain bankruptcy events;

•	The termination of any loan documents;

•	An event of default under the UST Credit Agreement or the VEBA Note Agreement; or

•	A default under indebtedness in excess of CAD $100 million in the aggregate if the default results in the holder of that indebtedness accelerating its maturity.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

Stockholders Agreement

On July 10, 2009, we, the UST, the New VEBA and 7176384 Canada Inc. (Canada Holdings), a corporation organized under the laws of Canada, entered into a Stockholders Agreement. The Stockholders Agreement provides that our Board of Directors shall be composed of 13 members. Our initial Board of Directors will consist of 10 members who are designated by the UST, one member who is designated by the New VEBA, one member who is designated by Canada Holdings and our Chief Executive Officer. At least two-thirds of the directors must be determined by our Board of Directors to be independent within the meaning of New York Stock Exchange (NYSE) rules. So long as the New VEBA holds at least 50% of the shares of our common stock it held at the closing of the 363 Sale, the New VEBA shall have the right to designate one nominee to our Board of Directors. Pursuant to the Stockholders Agreement, until an initial public offering, our Board of Directors agrees to nominate and the stockholders agree to appoint the director designated by the New VEBA to our Board of Directors. After the initial public offering, subject to our Board of Directors approval, our Board of Directors shall nominate the New VEBA nominee to be elected a member of our Board of Directors and include the New VEBA nominee in our proxy statement and related materials. So long as Canada Holdings holds at least 50% of the shares of our common stock issued to it at the closing of the 363 Sale and until an initial public offering, Canada Holdings shall have the right to designate one nominee to our Board of Directors, who shall be independent within the meaning of NYSE rules. Pursuant to the Stockholders Agreement, our Board of Directors agrees to nominate and the stockholder parties to the Stockholders Agreement agree to appoint the director designated by Canada Holdings to our Board of Directors.

The Stockholders Agreement also provides that the UST and Canada Holdings shall use their reasonable best efforts to exercise their demand registration rights under the Equity Registration Rights Agreement and cause an initial public offering to occur within one year of the date of the Stockholders Agreement, unless we are already taking steps and proceeding with reasonable diligence to effect an initial public offering. Pursuant to the Stockholders Agreement, until the initial public offering, so long as Canada Holdings beneficially owns at least 5% of our outstanding common stock, we may not, without the prior written consent of Canada Holdings, take any action to effectuate: (1) a sale of all or substantially all of our assets; (2) any voluntary liquidation, dissolution or winding up by us; or (3) an issuance of our common stock at a price per share less than fair market value, as determined in good faith by the Board of Directors, other than pursuant to an employee benefit plan.

Agreement with Delphi Corporation

On July 26, 2009 we reached agreement with Delphi Corporation (Delphi), a key supplier to us that is in Chapter 11 bankruptcy proceedings, to purchase certain facilities in the United States and Delphi’s global steering business. We also agreed to provide a capital investment and back-up financing to a new company (Acquisition Company) which will acquire substantially all of Delphi’s remaining assets. Acquisition Company is to be formed by and among Elliot Associates, L.P., Silver Point Capital Fund, L.P., Silver Point Capital Offshore Fund Ltd., (these entities collectively the “Investors”), and us.

Motors Liquidation, which sold substantially all of its assets to us on July 10, 2009, previously announced that it had entered into agreements for a similar transaction with Platinum Equity on June 1, 2009. However, on June 16, 2009, the Bankruptcy Court entered an order directing Delphi to conduct an auction process to allow bids from other parties, including the lenders of Delphi’s debtor-in-possession (DIP) financing (DIP Lenders). We fully supported the auction process, and upon its conclusion on July 27, 2009 the proposal from the DIP Lenders was deemed successful by Delphi. On July 30, 2009, the Bankruptcy Court approved Delphi’s Modified Plan of Reorganization (Modified Plan) based on the DIP Lenders’ proposal. In connection with the Modified Plan, we have agreed to certain transactions described below.

On July 26, 2009, the parties entered into the Master Disposition Agreement among Delphi, GM Components Holdings, LLC, us (solely with respect to certain provisions), DIP Holdco 3, LLC, and the other sellers and other buyers that are party thereto (the MDA). Under the MDA, we agreed to acquire Delphi’s global steering business and its facilities in Kokomo, Indiana, Rochester, New York, Lockport, New York, and Grand Rapids, Michigan; Acquisition Company agreed to acquire substantially all of Delphi’s remaining assets, including its Troy, Michigan headquarters building. Certain excluded assets and liabilities will be retained by a Delphi entity to be sold or liquidated. The Delphi employees at each acquired facility will transfer to the company that acquires that facility. In connection with this acquisition, we agreed to pay or assume approximately $600 million of Delphi obligations related to its senior DIP credit facility, including certain secured hedge transactions, approximately $300 million of Delphi obligations related to its junior DIP credit facility, and approximately $200 million of other Delphi obligations, including administrative claims. At the closing of the transactions contemplated by the MDA, we will waive administrative claims expected to be approximately $550 million associated with its credit agreement with Delphi, and claims of approximately $1.6 billion associated with transferred pension costs for hourly employees.

In connection with the MDA, we agreed to extend our existing liquidity agreement with Delphi through closing of the transactions, subject to certain conditions. Upon the consummation of the Modified Plan, we will waive all amounts outstanding under the liquidity agreement.

In related agreements we agreed to acquire, prior to the consummation of the transactions contemplated by the MDA, Class A Membership Interests in Acquisition Company for $1.75 billion of cash, with the Investors acquiring Class B Membership Interests for $209 million of cash. The Investors will also get an additional $146 million of Class B Membership Interests in return for contributing a contingent note receivable asset to Acquisition Company. We and the Investors also agreed to establish; a secured delayed draw term loan facility for Acquisition Company, with us committing to provide up to $500 million of loans and the Investors committing to provide up to $500 million of loans; and a $41 million note to be funded at closing by the Investors. The Investors’ commitment to the delayed draw term loan would be reduced by the amounts received by Acquisition Company in payment of the contingent note receivable contribution described above, up to a maximum reduction of $146 million. Finally, we agreed to continue all existing Delphi supply agreements and purchase orders for North America to the end of the related product program, and Acquisition Company agreed to provide us with certain rights designed to provide us with protection of supply. The funding contemplated by the July 26, 2009 agreements is more favorable to us than the funding proposed under the agreements with Platinum Equity announced in June of 2009.

In addition, Delphi’s U.S. hourly and salaried pension plans were resolved through an agreement with the Pension Benefit Guarantee Corporation (“PBGC”). The PBGC will assume responsibility for the plans, initiate action to become trustee, and pay pension benefits up to the limits set by law. Consistent with other union agreements the PBGC has assumed from Motors Liquidation, we will honor the terms of the benefit guarantee provided to a limited groups of Delphi hourly employees and retirees. Further, the PBGC will receive a $70 million cash payment from us, as well as a portion of future distributions to us from Acquisition Company.

Employees

At June 30, 2009 MLC employed 219,000 employees, of whom 151,000 (69%) were hourly employees and 68,000 (31%) were salaried employees. The following table summarizes MLC employment by segment:

	June 30,	December 31,
	2009	2008	2007
	(In thousands)
GMNA	101	116	139
GMIO	116	125	125
Corporate and Other	2	2	2

Total Worldwide	219	243	266

United States – Salaried(a)	27	29	34
United States – Hourly(a) (b)	54	62	78

(a)	Includes employees in GMNA and Corporate and Other.
(b)	Subsequent to June 30, 2009 approximately 6,000 U.S. hourly employees elected to participate in our Special Attrition Program, a majority of whom left active employment as of August 1, 2009.

At June 30, 2009, 54,000 of MLC’s United States employees (or 67%) were represented by unions, of which 53,000 employees were represented by the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (UAW). In addition, many of MLC’s employees outside the United States were represented by various unions. At June 30, 2009, MLC had 382,000 United States hourly retirees and 116,000 United States salaried retirees.

Segment Reporting Data

We are primarily engaged in the worldwide production and marketing of cars and trucks. Our operations are organized into two segments, GMNA and GMIO.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

General Motors North America

The GMNA segment consists of our operations in the United States, Canada and Mexico.

General Motors International Operations

The GMIO segment consists of our operations in the Europe, LAAM and Asia Pacific regions.

Website Access to GM’s Reports

Our internet website address is www.gm.com.

Our reports on Form 8-K pursuant to our agreement with the SEC, as described in a no-action letter issued to Motors Liquidation by the SEC on July 9, 2009 and amendments to those reports are available free of charge through our website as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

In addition to the information about us and our subsidiaries contained in this Form 8-K, extensive information about us can be found on our website, including information about our management team, our brands and products and our corporate governance principles.

*  *  *  *  *  *

Risk Factors

We face a number of significant risks and uncertainties in connection with our operations. Our business, results of operations and financial condition could be materially adversely affected by the factors described below.

While we describe each risk separately, some of these risks are interrelated and certain risks could trigger the applicability of other risks described below. Also, the risks and uncertainties described below are not the only ones that we may face. Additional risks and uncertainties not presently known to us, or that we currently do not consider significant, could also potentially impair, and have a material adverse effect on, our business, results of operations and financial condition.

Our business is highly dependent on sales volume. Global vehicle sales have declined significantly from their peak levels and there is no assurance that the global automobile market will recover in the near future or that it will not suffer a significant further downturn.

Our business and financial results are highly sensitive to sales volume, as demonstrated by the effect of sharp declines in vehicle sales in the United States since 2007 and globally during 2008 and the first half of 2009. Vehicle sales in the United States have fallen 41.5% on an annualized basis since their peak in 2007 through June 30, 2009, and sales globally have declined 16.0% on an annualized basis since their peak in January 2008 through the same period. The deteriorating economic and market conditions that have driven the drop in vehicle sales, including declines in real estate and equity values, rising unemployment, tightened credit markets, depressed consumer confidence and weak housing markets, are not likely to improve significantly during 2009 and may continue past 2009 and could deteriorate further. We expect that vehicle sales will decline further in 2009 versus 2008 but will gradually begin to recover after the first quarter of 2009. MLC’s dealers in the United States sold 954,000 vehicles during the first half of 2009, which represents a decline of 40.5% compared to the corresponding period in 2008. Sales volumes may decline more severely or take longer to recover than we expect, and if they do, our results of operations and financial condition will be materially adversely affected.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

Our ability to restore consumers’ confidence in us and to attract sufficient customers, particularly for our new products, including cars and crossover vehicles, is essential.

Our ability to achieve long-term profitability depends on our ability to restore consumers’ confidence in us. In particular, prior to our completion of the 363 Sale, many commentators raised doubts about the ability to continue as a going concern and certain consumers lost confidence about the ability to provide parts and service over the long-term, ensure the availability of warranty coverage or maintain acceptable resale values. It is possible that consumers will continue to attribute these financial difficulties to us, and our ability to achieve long-term profitability depends on our ability to convince consumers of our long-term strength. In particular, we must be able to attract sufficient customers, particularly for our new products, including cars and crossover vehicles.

Our continued ability to achieve structural and materials cost reductions and to realize production efficiencies for our automotive operations is critical to our ability to return to profitability.

We are continuing to implement a number of structural and materials cost reduction and productivity improvement initiatives in our automotive operations, including substantial restructuring initiatives for our North American operations. Our future competitiveness depends upon our continued success in implementing these restructuring initiatives throughout our automotive operations, especially in North America. In addition, while some of the elements of structural cost reduction are within our control, others such as interest rates or return on investments, which influence our expense for pension and other postretirement benefits (OPEB), depend more on external factors, and there can be no assurance that such external factors will not materially adversely affect our ability to reduce our structural costs.

Failure of our suppliers, due to current economic conditions affecting our industry, to provide us with the systems, components and parts that we need to manufacture our automotive products and operate our business could result in a disruption in our operations and have a material adverse effect on our business.

We rely on many suppliers to provide us with the systems, components and parts that we need to manufacture our automotive products and operate our business. In recent years, a number of these suppliers, including but not limited to Delphi, have experienced severe financial difficulties and solvency problems, and some have sought relief under the Bankruptcy Code or similar reorganization laws. This trend has intensified in recent months due to the combination of general economic weakness, sharply declining vehicle sales and tightened credit availability that has affected the automotive industry generally. The substantial reduction in production volumes that we plan is likely to intensify this trend, as are volume reductions implemented by other of our competitors, who frequently purchase from the same suppliers that we do. Suppliers that are substantially dependent on our purchases may encounter difficulties in obtaining credit or may receive an opinion from their independent public accountants regarding their financial statements that includes a statement expressing substantial doubt about their ability to continue as a going-concern, which could trigger defaults under their financing or other agreements or impede their ability to raise new funds.

When comparable situations have occurred in the past, suppliers have attempted to increase their prices, pass through increased costs, alter payment terms or seek other relief. In instances where suppliers have not been able to generate sufficient additional revenues or obtain the additional financing they need to continue their operations, either through private sources or government funding, which may not be available, some have been forced to reduce their output, shut down their operations or file for bankruptcy protection. Such actions are likely to increase our costs, create challenges to meeting our quality objectives and in some cases make it difficult for us to continue production of certain vehicles. To the extent we take steps in such cases to help key suppliers remain in business that would adversely affect our liquidity. It may also be difficult to find a replacement for certain suppliers without significant delay.

Increase in cost, disruption of supply or shortage of raw materials could materially harm our business.

We use various raw materials in our business including steel, non-ferrous metals such as aluminum and copper and precious metals such as platinum and palladium. The prices for these raw materials fluctuate depending on market conditions. In recent years, freight charges and raw material costs increased significantly. Substantial increases in the prices for our raw materials increase our operating costs and could reduce our profitability if we cannot recoup the increased costs through vehicle prices. In addition, some of these raw materials, such as corrosion-resistant steel, are available from a limited number of suppliers. We cannot guarantee that we will be able to maintain favorable arrangements and relationships with these suppliers. An increase in the cost or a sustained interruption in the supply or shortage of some of these raw materials, which may be caused by a deterioration of our relationships with suppliers or by events such as labor strikes, could negatively affect our net revenues and profits to a material extent.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

The pace of introduction and market acceptance of new vehicles is important to our success and the frequency of new vehicle introductions may be materially adversely affected by reductions in capital expenditures.

Our competitors have introduced new and improved vehicle models designed to meet consumer expectations, and will continue to do so. Our profit margins, sales volumes and market shares may decrease if we are unable to produce models that compare favorably to these competing models. If we are unable to produce new and improved vehicle models on a basis competitive with the models introduced by our competitors, demand for our vehicles may be materially adversely affected. Further, the pace of our development and introduction of new and improved vehicles depends on our ability to successfully implement improved technological innovations in design, engineering and manufacturing. If our cost reductions pursuant to our business plan reduce our ability to develop and implement improved technological innovations, demand for our vehicles may be materially adversely affected.

Inadequate cash flow could materially adversely affect our business operations in the future.

We will require substantial liquidity to implement long-term cost savings and restructuring plans, continue capital spending to support product programs and development of advanced technologies, and meet scheduled term debt and lease maturities, in each case as contemplated by our business plan. If our cash levels approach the minimum cash levels necessary to support our normal business operations, we may be forced to borrow additional funds at rates that may not be favorable, curtail capital spending, and reduce research and development and other programs that are important to the future success of our business. If this were to happen, our need for cash would be intensified.

Although we believe that the funding we received in connection with our formation and our purchase of substantially all of Motors Liquidation’s assets provides us with sufficient liquidity to operate our business in the near term, our ability to maintain adequate liquidity in the medium- and long-term will depend significantly on the volume, mix and quality of vehicle sales and the continuing curtailment of operating expenses. Our liquidity needs are sensitive to changes in each of these and other factors.

As part of our business plan, we have reduced compensation and have reduced and will continue to reduce headcount for our management and non-management salaried employees, which may materially adversely affect our ability to hire and retain salaried employees.

As part of the cost reduction initiatives in our business plan, we and MLC have discontinued salary increases, imposed reduction in salaries for at least six months ranging from 30% or more for the most highly paid executives to 3% for salaried employees who earn more than a specified minimum and reduced benefits to a level that we believe is significantly lower than offered by other major corporations. The UST Credit Agreement restricts the compensation that we can provide to our top executives as well as prohibits certain types of compensation or benefits for any employees. In addition, since we do not currently have any equity compensation plans, we cannot provide our employees with equity-based compensation, which was traditionally an important part of the total compensation paid to our employees. At the same time, we and MLC have substantially decreased the number of salaried employees and we will further reduce the number, so that the workload is shared among fewer employees and in general the demands on each salaried employee are increased. Companies in similar situations have experienced significant difficulties in hiring and retaining highly skilled employees, particularly in competitive specialties. Given our compensation structure and increasing job demands, there is no assurance that we will be able to hire and retain the employees whose expertise is required to execute our business plan while at the same time developing and producing vehicles that will stimulate demand for our products.

Our operations may be materially disrupted if certain transactions are not consummated in Delphi’s bankruptcy or, if consummated, we are not successful in integrating certain of Delphi’s operations.

If Delphi is unable to consummate the transactions that are part of its confirmed Modified Plan of Reorganization, Delphi may be unable to successfully emerge from bankruptcy, and we may not be able to obtain systems, components and parts that Delphi currently supplies us, which could materially disrupt our operations. If the transactions are consummated, we may not be able to successfully operate the Delphi facilities and business operations of Delphi that our affiliates have agreed to acquire in connection with Delphi’s confirmed Plan of Reorganization, which could materially disrupt our operations.

Our plan to reduce the number of our retail channels and core brands and to consolidate our dealer network is likely to reduce our total sales volume, may not create the structural cost savings we anticipate and is likely to result in restructuring costs that may materially adversely affect our result of operations.

As part of our business plan, we will focus our resources in the United States on our four core brands: Chevrolet, Cadillac, Buick and GMC. The current business plan provides for the resolutions of Saab, HUMMER and Saturn in 2009. In conjunction with these brand eliminations, there is no planned investment for Pontiac, and therefore the brand will be phased out by the end of 2010. We also intend to consolidate our dealer network by reducing the total number of our U.S. dealers to approximately 3,600 between 2009 and

GENERAL MOTORS COMPANY AND SUBSIDIARIES

2010. We anticipate that this reduction in retail outlets, core brands and dealers will result in structural costs savings over time, but there is no assurance that we will realize the savings we expect. Based on our experience and the experiences of other companies that have eliminated brands, models and/or dealers, we believe that our total sales volume is likely to decline because of these reductions, possibly significantly. In addition, executing the phase-out of retail channels and brands and the reduction in the number of our dealers will require us to terminate established business relationships. There is no assurance that we will be able to terminate all of these relationships, and if we are not able to terminate substantially all of these relationships we would not be able to achieve all of the benefits we have targeted. In particular, the U.S. Congress is considering a number of measures that are designed to require or incent us to either not terminate some or all of these relationships or increase the compensation paid to those dealers whose relationships are terminated, including a bill entitled the Automobile Dealer Economic Rights Restoration Act that purports to require us to honor the rights of our dealers as they existed prior to the commencement of the bankruptcy case. If we were required to honor the rights of our dealers as they existed prior to the commencement of the bankruptcy case, we would be required to negotiate any terminations on an individual basis. We anticipate that negotiating these terminations on an individual basis would require considerable time and expense. In addition, we would be required to comply with a variety of national and state franchise laws, which will limit our flexibility and increase our costs. There is no assurance that these negotiations would be successful or that our dealers or other affected parties, such as retail outlets, would not pursue remedies through litigation and, if so, that we would prevail in such litigation or would not be required to pay judgments in excess of negotiated settlements.

Part of our business plan involves the sale of some of our businesses, which will be difficult to execute both because of the weakness of the industry and the lack of available credit to finance an acquisition.

We are pursuing asset sales of some of our businesses that we believe do not fit within our strategic plans. The businesses that we are contemplating selling are involved in the automotive industry by supplying either components to us and other original equipment manufacturers (OEMs) or services to our retail customers. In light of the current weak demand for our products and deterioration of the automotive industry in general, the number of potentially interested buyers is limited, and the price we might receive for such assets would be significantly lower than it might have been in previous years. In addition, to the extent that buyers would require credit to finance their purchases of our assets, the contraction in the credit market would significantly restrict their ability to pay us in cash. Accordingly, even if we are able to consummate the asset sales that we have included in our business plan we may be forced to accept lower prices than we have anticipated.

Our business plan contemplates that we restructure our operations in various foreign countries, but we may not succeed in doing so, and that could have a material adverse effect on our business.

Our business plan contemplates that we restructure our operations in various foreign countries and we are actively working to accomplish this. For example, Saab filed for reorganization protection under the laws of Sweden in February 2009. In connection with this reorganization, MLC contacted a number of bidders and have provided them with information regarding Saab’s operations. Saab may receive third party financing in its reorganization, but we currently do not intend to make any additional investments in Saab. We are also continuing to work towards a restructuring of our German and certain other European operations, which could include a third party investment in Adam Opel GmbH (one of our existing German subsidiaries) that would own all or a significant part of our European operations. We are currently in talks with the German government and several parties with respect to such an investment and have received final bids from a number of bidders. In addition, we are pursuing restructurings of our operations in other foreign countries and engaging in discussions with other foreign governments regarding financial support for our foreign operations. We cannot be sure that we will be able to successfully complete any of the contemplated restructurings, or if we do, what the terms will be. Restructurings, whether or not ultimately successful, often involve significant disruption to the business and diversion of management attention away from business operations, and may involve labor disruptions, all of which can adversely affect the business. Moreover, most of our restructurings require significant financing from foreign governments or other sources, which may be difficult to obtain, or if available, may be on terms that are unfavorable to us. In addition, restructurings (like the one currently being pursued for our German and certain European operations) may involve the sale of significant equity interests to lenders or investors, which could significantly reduce our ownership interest and control over the affected operations, and could adversely affect other operations in our company. We cannot assure you that any of our contemplated restructurings will be completed or achieve the desired results, and if we cannot successfully complete the restructurings out of court, we may seek to, we or the directors of the relevant entity may be compelled to, or creditors may force us to, seek relief under applicable local bankruptcy, reorganization, insolvency or similar laws, where we may lose control over the outcome of the restructuring process due to the appointment of a local receiver, trustee or administrator (or similar official) or otherwise and which could result in a liquidation and us losing all or a substantial part of our interest in the business. A bankruptcy, reorganization, insolvency or similar proceeding with respect to one or more of our subsidiaries could also result in a cross default or other default under one or more material financing or other arrangements to which we or one or more of our subsidiaries are a party (even though we or such subsidiaries are not the subject

GENERAL MOTORS COMPANY AND SUBSIDIARIES

of the bankruptcy, reorganization, insolvency or similar proceeding), and such defaults also could, individually or collectively, have a material adverse effect on our ability to successfully implement our business plan and on our consolidated financial position and results of operations, and could, under certain circumstances, result in us or the relevant subsidiaries seeking, or creditors forcing the relevant entity or entities to seek, relief under applicable bankruptcy, reorganization, insolvency or similar laws.

Continued limited availability of adequate financing on acceptable terms through GMAC or other sources to our customers and dealers, distributors and suppliers to enable them to continue their business relationships with us could materially adversely affect our business.

Our customers and dealers require financing to purchase a significant percentage of our global vehicle sales. Historically, GMAC has provided most of the financing for our dealers and a significant amount of financing for our customers. Due to conditions in credit markets particularly later in 2008, retail customers and dealers have experienced severe difficulty in accessing the credit markets. As a result, the number of vehicles sold or leased declined rapidly in the second half of 2008, with lease contract volume dropping significantly by the end of 2008. This had a significant effect on MLC vehicle sales overall, since many of its competitors have captive finance subsidiaries that were better capitalized than GMAC during 2008 and the first half of 2009 and thus were able to offer consumers subsidized financing and leasing offers.

Similarly, the reduced availability of GMAC wholesale dealer financing (particularly in the second half of 2008), the increased cost of such financing and a continuation in the decline in the availability of other sources of dealer financing due to the general weakness of the credit market, has caused and may continue to cause dealers to modify their plans to purchase vehicles from us.

While GMAC’s ability to provide consumer financing at subsidized rates has improved, lease financing remains largely unavailable. Because of recent modifications to our commercial agreements with GMAC, GMAC no longer is subject to contractual wholesale funding commitments or retail underwriting targets. Therefore, there can be no assurance that GMAC will continue to have adequate funding available at competitive rates to ensure that financing for purchases of our vehicles by our dealers and customers will be consistent with the funding levels and competitive rates that have historically been available from GMAC. In addition, availability of funding for both wholesale and retail sales from other sources, while improved, remains limited and would decrease if credit markets deteriorate.

Because of our dependence on GMAC, we are subject to risks associated with other developments in the business and financial condition of GMAC.

Because of our dependence on GMAC for the financing of a significant percentage of our global vehicle sales and virtually all of our United States sales involving subsidized financing such as sales incentives, as well as dealer financing for wholesale purchases, we are subject generally to risks associated with business and financial developments at GMAC. An event of default or early amortization event under GMAC’s credit facilities could seriously impair its ability to obtain financing and therefore to provide financing to support our vehicle sales.

The UST (or its designee) owns a controlling interest in us and its interests may differ from those of our other stockholders.

The UST beneficially owns a majority of our common stock on a fully diluted basis. So long as the UST maintains a majority interest in our common stock absent other arrangements, the UST is able to elect 10 of our 13 directors and to control the vote on substantially all matters brought for a stockholder vote. In addition, through its stockholder voting rights and election of directors, and its role as a significant lender to us, the UST is able to exercise significant influence and control over our business if it elects to do so. To the extent the UST elects to exercise such influence or control over us, its interests (as a government entity) may differ from those of our other stockholders and it may influence matters including:

•	The selection and tenure and compensation of our management;

•	Our business strategy;

•	Our relationship with our employees, unions and other constituencies; and

•	Our financing activities, including the issuance of debt and equity securities.

In the future we may also become subject to new and additional government regulations regarding various aspects of our business as a result of the U.S. government’s ownership in (and financing of) our business. These regulations could make it more difficult for us to compete with other companies that are not subject to similar regulations.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

The UST Credit Agreement contains significant representations and affirmative and negative covenants that may restrict our ability and the ability of our subsidiaries to take actions management believes are important to our long-term strategy.

The UST Credit Agreement contains representations and warranties, affirmative covenants requiring us to take certain actions and negative covenants restricting our ability to take certain actions. The affirmative covenants impose obligations on us with respect to, among other things, financial and other reporting to the UST (including periodic confirmation of compliance with certain expense policies and executive privilege and compensation requirements), use of proceeds of asset sales, maintenance of facility collateral and other property, payment of obligations, compliance with various restrictions on executive privileges and compensation and compliance with a corporate expense policy.

The negative covenants in the UST Credit Agreement generally apply to us and our U.S. subsidiaries that provided guarantees of our obligations under that agreement and restrict us with respect to, among other things, granting liens, distributions on capital stock, amendments or waivers of certain documents and entering into new indebtedness.

Compliance with the representations, warranties and affirmative and negative covenants contained in the UST Credit Agreement could restrict our ability to take actions that management believes are important to our long-term strategy. If strategic transactions we wish to undertake are prohibited or inconsistent with, or detrimental to, our long-term viability, our ability to execute our long-term strategy could be materially adversely affected. In addition, monitoring and certifying our compliance with the UST Credit Agreement requires a high level of expense and management attention on a continuing basis.

Even though we have made significant modifications to our obligations to the New VEBA, we are still obligated to contribute a significant amount of cash to fund the New VEBA in the future.

Even though we have made significant modifications to our obligations to the New VEBA, we are still required to contribute a significant amount of cash to the New VEBA over a period of years. The amounts payable to the New VEBA include (1) dividends payable on the 260,000,000 shares of Series A Preferred Stock issued to the New VEBA in connection with the closing of the 363 Sale, which have a liquidation preference of $25.00 per share and accrue cumulative dividends at a rate equal to 9.0% per annum (payable quarterly on March 15, June 15, September 15 and December 15) if, as and when declared by our Board and (2) payments on the VEBA Notes in three equal installments of $1.4 billion on July 15, 2013, 2015 and 2017. On or after December 31, 2014, we may redeem, in whole or in part, the shares of Series A Preferred Stock at the time outstanding, at a redemption price per share equal to the sum of: (1) $25.00 per share; and (2) subject to limited exceptions, any accrued and unpaid dividends. There is no assurance that we will be able to obtain all of the necessary funding that has not been placed in existing VEBAs on terms that will be acceptable to us. If we are unable to obtain funding on terms that are consistent with our business plan, we would have to delay, reduce or cancel other planned expenditures.

Our pension and non-UAW related OPEB expenses and funding obligations may increase significantly due to weak performance of financial markets and its effect on plan assets.

Our future funding obligations for our U.S. defined benefit pension plans qualified with the IRS and our estimated liability related to non-UAW related OPEB plans depend upon the future performance of assets placed in trusts for these plans, the level of interest rates used to determine funding levels, the level of benefits provided for by the plans, actuarial data in healthcare inflation trend rates, and experience and any changes in government laws and regulations. Our employee benefit plans currently hold a significant amount of equity and fixed income securities. Due to MLC’s contributions to the plans and to the strong performance of these assets during prior periods, the United States hourly and salaried pension plans were consistently overfunded from 2005 through 2007, which allowed MLC to maintain a surplus without making additional contributions to the plans. However, due to significant declines in financial markets and a deterioration in the value of our plan assets, as well as the coverage of additional retirees, including certain Delphi hourly employees, we may need to make significant contributions to our U.S. pension plans in the future. There is no assurance that interest rates will remain constant or that our pension fund assets can earn our assumed rate of 8.5% annually, and our actual experience may be significantly more negative. As part of our recent restructuring efforts, GMCL expects to be in a position to increase its pension plan contributions, which will improve the funded status of the Canadian pension plan and also intends to change the pension asset mix accordingly. Even with a rebalanced pension asset mix, consistent with the U.S. plan, there is no assurance that interest rates will remain constant or that our pension fund assets can earn our target expected rate. Regarding OPEB, as part of a recent agreement with the Canadian Auto Workers Union (CAW), a Health Care Trust (HCT) is expected to be formed on or before December 31, 2009 and result in the transfer of the Canadian hourly retiree healthcare obligation to the CAW. As part of our recent restructuring efforts, funding has been secured to fund the HCT.

If the market values of the assets held by our pension and non-UAW related OPEB plans continue to decline, our pension and non-UAW related OPEB expenses would further increase and, as a result, could materially adversely affect our business. Decreases in interest rates that are not offset by

GENERAL MOTORS COMPANY AND SUBSIDIARIES

contributions and asset returns could also increase our obligations under such plans. In addition, if local legal authorities increase the minimum funding requirements for our pension plans outside the United States, we could be required to contribute more funds, which would negatively affect our cash flow.

Despite the formation of our new Company, we continue to have indebtedness and other obligations. Our debt obligations together with our cash demands may require us to seek additional financing, dispose of certain assets, minimize capital expenditures or seek to refinance some or all of our debt.

Despite the formation of our new Company, we continue to have indebtedness and other obligations. Our current and future indebtedness and other obligations could have several important consequences. For example, it could:

•

Require us to dedicate a larger portion of our cash flow from operations than we currently do to the payment of principal and interest on our indebtedness and other obligations, which will reduce the funds available for other purposes such as product development;

•	Make it more difficult for us to satisfy our obligations;

•	Make us more vulnerable to adverse economic and industry conditions;

•	Limit our ability to withstand competitive pressures;

•	Limit our ability to fund working capital, capital expenditures and other general corporate purposes;

•	Make us more vulnerable to any continuing downturn in general economic conditions and adverse developments in our business; and

•	Reduce our flexibility in responding to changing business and economic conditions.

Future liquidity needs may require us to seek additional financing, dispose of certain assets, or minimize capital expenditures. There is no assurance that any of these alternatives would be available to us on satisfactory terms or on terms that would not require us to renegotiate the terms and conditions of our existing debt agreements.

Our planned investment in new technology in the future is significant and may not be funded at anticipated levels, and, even if funded at anticipated levels, may not result in successful vehicle applications.

We intend to invest significant capital resources to support our products and to develop new technology. In addition, we are committed to invest heavily in alternative fuel and advanced propulsion technologies between 2009 and 2012, largely to support our planned expansion of hybrid and electric vehicles, consistent with our announced objective of being recognized as the industry leader in fuel efficiency. Moreover, if our future operations do not provide us with the liquidity we anticipate, we may be forced to reduce, delay or cancel our planned investments in new technology.

In some cases, the technologies that we plan to employ, such as hydrogen fuel cells and advanced battery technology are not yet commercially practical and depend on significant future technological advances by us and by suppliers. For example, we have announced that we intend to produce by November 2010 the Chevrolet Volt, an electric car, which requires battery technology that has not yet proven to be commercially viable. There can be no assurance that these advances will occur in a timely or feasible way, that the funds that we have budgeted for these purposes will be adequate or that we will be able to establish our right to these technologies. Moreover, our competitors and others are pursuing similar technologies and other competing technologies, in some cases with more money available, and there can be no assurance that they will not acquire similar or superior technologies sooner than we do or on an exclusive basis or at a significant price advantage.

New laws, regulations or policies of governmental organizations regarding increased fuel economy requirements and reduced greenhouse gas emissions, or changes in existing ones, may have a significant effect on how we do business.

We are affected significantly by governmental regulations that can increase costs related to the production of our vehicles and affect our product portfolio. We anticipate that the number and extent of these regulations, and the costs and changes to our product lineup to comply with them, will increase significantly in the future. In the United States and Europe, for example, governmental regulation is primarily driven by concerns about the environment (including greenhouse gas emissions), vehicle safety, fuel economy and energy security. These government regulatory requirements could significantly affect our plans for global product development and may result in substantial costs. They may also result in limits on the types of vehicles we sell and where we sell them, which can affect revenue.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

The CAFE provisions in the EISA mandate fuel economy standards beginning in the 2011 model year that would increase to at least 35 mpg by 2020 on a combined car and truck fleet basis, a 40% increase over current levels. In addition, California is implementing a program to regulate vehicle greenhouse gas emissions (the AB 1493 program), and therefore will require increased fuel economy. This California program has standards currently established for the 2009 model year through the 2016 model year. Thirteen additional states have also adopted the California greenhouse gas standards.

On May 19, 2009, President Obama announced his intention for the federal government to implement a harmonized program to regulate fuel economy and greenhouse gases. He directed the EPA and the Department of Transportation to work together to create standards through a joint rulemaking for control of emissions of greenhouse gases and for fuel economy. In the first phase, these standards would apply to passenger cars, light-duty trucks, and medium-duty passenger vehicles built in model years 2012 through 2016. The CARB has agreed that compliance with EPA’s greenhouse gas standards will be deemed compliance with the California greenhouse gas standards for the 2012 through 2016 model years. We have committed to work with EPA, the Department of Transportation, the states and other stakeholders in support of a strong national program to reduce oil consumption and address global climate change.

We are committed to meeting or exceeding these regulatory requirements, and our product plan of record projects compliance with anticipated federal and California programs through the 2016 model year. We anticipate that to comply with these standards we will be required to sell a significant volume of hybrid or electrically powered vehicles throughout the United States, as well as implement new technologies for conventional internal combustion engines, all at increased cost levels. There is no assurance that we will be able to produce and sell vehicles that use such technologies at a competitive price, or that our customers will purchase such vehicles in the quantities necessary for us to comply with these regulatory programs.

In addition, the EU passed legislation in December 2008 to begin regulating vehicle carbon dioxide emissions beginning in 2012. The legislation sets a target of a fleet average of 95 grams per kilometer for 2020, with the requirements for each manufacturer based on the weight of the vehicles it sells. Additional measures have been proposed or adopted in Europe to regulate features such as tire rolling resistance, vehicle air conditioners, tire pressure monitors, gear shift indicators and others. At the national level, 16 EU Member States have adopted some form of carbon dioxide-based vehicle taxation system.

Other governments around the world, such as Canada, South Korea and China, are also creating new policies to address these same societal issues. As in the U.S., these government policies could significantly affect our plans for product development and will result in substantial costs, which would be difficult to pass through to our customers, and could result in limits on the types of vehicles we sell and where we sell them, which could affect revenue.

We may be unable to qualify for federal funding for our advanced technology vehicle programs under Section 136 of the EISA or may not be selected to participate in the program.

The U.S. Congress provided the DOE with $25.0 billion in funding to make direct loans to eligible applicants for the costs of re-equipping, expanding, and establishing manufacturing facilities in the United States to produce advanced technology vehicles and components for these vehicles. MLC submitted three applications for Section 136 Loans aggregating $10.3 billion to support its advanced technology vehicle programs. We are preparing a fourth application for submission by the end of August 2009, and we are in the process of acquiring part of Delphi, which includes a portion of their loan application. Our business plan currently assumes we will receive $5.7 billion of Section 136 Loans. In July 2009, the DOE announced that it would provide approximately $8.0 billion in Section 136 Loans to Ford Motor Company, Nissan Motor Company and Tesla Motors Inc. There can be no assurance that we will qualify for any remaining loans or receive any such loans even if we qualify.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

We and our subsidiaries are party to various financing arrangements, joint venture arrangements, commercial contracts and other arrangements that under certain circumstances give, or in some cases may give, the counterparty the ability to exercise rights and remedies under such arrangements which, if exercised, may have material adverse consequences.

We and our subsidiaries are party to various financing arrangements, joint venture arrangements, commercial contracts and other arrangements that may give the counterparty the ability to exercise rights and remedies upon the occurrence of a material adverse effect or material adverse change (or similar event), certain insolvency events, a default under certain specified other obligations or a failure to comply with certain financial covenants. Recent changes in our business and that of certain of our subsidiaries may make it more likely that counterparties will seek to exercise rights and remedies under these arrangements. The counterparty could have the ability, depending on the arrangement, to, among other things, terminate or dissolve the arrangement, purchase our interests or require us to purchase interests in the joint venture at a price that is not favorable to us or require early repayment of amounts owed by us or our subsidiaries and in some cases payment of penalty amounts. In these cases, we intend to enter into discussions with the counterparties where appropriate to seek a waiver under, or amendment of, the arrangements to avoid or minimize any potential adverse consequences. We cannot assure you that we will be successful in avoiding or minimizing the adverse consequences, which may, individually or collectively, have a material adverse effect on our ability to successfully implement our business plan and on our consolidated financial position and results of operations. A default under one or more of these agreements could also result in a cross default or other default under one or more other material arrangements to which we or one or more of our subsidiaries are a party (even though we or such subsidiaries were not parties to the agreement originally in default), and such defaults also could, individually or collectively, have a material adverse effect on our ability to successfully implement our business plan and on our consolidated financial position and results of operations, and could, under certain circumstances, result in us or the relevant subsidiaries seeking, or creditors forcing the relevant entities to seek, relief under applicable bankruptcy, reorganization, insolvency or similar laws. In addition, certain of our financing arrangements are terminable by the counterparty at any time (or on short notice) for any reason. The recent deteriorations in our business and that of certain of our subsidiaries may make it more likely that counterparties will seek to exercise their termination rights, which could, individually or collectively, have a material adverse effect on our ability to successfully implement our business plan and on our consolidated financial position and results of operations.

A significant amount of our operations are conducted by joint ventures that we cannot operate solely for our benefit.

Many of our operations, particularly in emerging markets, are carried on by jointly-owned companies such as GM Daewoo or Shanghai GM. In joint ventures we share ownership and management of a company with one or more parties who may not have the same goals, strategies, priorities or resources as we do. In general, joint ventures are intended to be operated for the equal benefit of all co-owners, rather than for our exclusive benefit. Operating a business as a joint venture often requires additional organizational formalities as well as time-consuming procedures for sharing information and making decisions. In joint ventures, we are required to pay more attention to our relationship with our co-owners as well as with the joint venture, and if a co-owner changes, our relationship may be materially adversely affected. In addition, the benefits from a successful joint venture are shared among the co-owners, so that we do not receive all the benefits from our successful joint ventures.

Shortages of and volatility in the price of oil have caused and may continue to cause diminished profitability due to shifts in consumer vehicle demand.

Volatile fuel prices in 2008 contributed to weaker demand for some of MLC’s higher margin vehicles, especially our fullsize sport utility vehicles, as consumer demand shifted to smaller, more fuel-efficient vehicles, which provide lower profit margins and in recent years represented a smaller proportion of MLC’s sales volume in North America. Fullsize pick-up trucks, which are generally less fuel efficient than smaller vehicles, provided 21.7% of MLC’s North American sales in the six months ended June 30, 2009 and in the year ended December 31, 2008, compared to a total industry average of 10.7% of sales in the six months ended June 30, 2009 and 11.5% in the year ended December 31, 2008. Demand for traditional sport utility vehicles and vans also declined during the same periods. Any future increases in the price of fuel in the United States or in our other markets or any sustained shortage of fuel could further weaken the demand for such vehicles, which could reduce our market share in affected markets, decrease profitability and have a material adverse effect on our business.

Consolidation and other changes within the automotive industry may provide our competitors with cost or strategic advantages.

We believe that the continuing crisis in the global automotive industry is likely to cause further significant changes in ownership and consolidation among vehicle manufacturers and other industry participants. These changes could have a material effect on our business. Strategic initiatives and restructuring activities may create opportunities. If industry consolidation occurs among our competitors, they may be able to reduce their fixed costs, achieve higher levels of penetration in the markets in which we compete, gain access to new technologies and take advantage of other synergies. These consolidations by our competitors could lead to increased competition with more efficient manufacturers in the markets in which we operate and have a material adverse effect on our business.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

We could be materially adversely affected by changes or imbalances in foreign currency exchange and other rates.

Because we sell products and buy materials globally over a significant period of time, we are exposed to risks related to the effects of changes in foreign currency exchange rates, commodity prices and interest rates, which can have material adverse effects on our business. In recent years, the relative weakness of certain currencies has provided competitive advantages to certain of our competitors. While in recent months the Japanese Yen has strengthened significantly, its weakness in recent years has provided pricing advantages for vehicles and parts imported from Japan to markets with more robust currencies like the United States and Western Europe. Moreover, the relative strength of other currencies has negatively affected our business. For example, before the current financial crisis, the relative weakness of the British Pound compared to the Euro has had an adverse effect on our results of operations in Europe. In addition, in preparing our consolidated financial statements we translate our revenues and expenses outside the United States into U.S. Dollars using the average foreign currency exchange rate for the period and the assets and liabilities using the foreign currency exchange rate at the balance sheet date. As a result, foreign currency fluctuations and the associated translations could have a material adverse effect on our results of operation.

Our businesses outside the United States expose us to additional risks that may materially adversely affect our business.

Approximately 72.0% of MLC’s vehicle sales in the six months ended June 30, 2009 and 64.3% of MLC’s vehicle sales in the year ended December 31, 2008 were generated outside the United States. Following our acquisition of substantially all of Motors Liquidation’s assets, we intend to continue to pursue growth opportunities for our business in a variety of business environments outside the United States. Operating in a large number of different regions and countries exposes us to political, economic and other risks as well as multiple foreign regulatory requirements that are subject to change, including:

•	Multiple foreign regulatory requirements that are subject to change, including foreign regulations restricting our ability to sell our products in those countries;

•	Differing local product preferences and product requirements, including fuel economy, vehicle emissions and safety;

•	Differing labor regulations and union relationships;

•	Consequences from changes in tax laws;

•

Difficulties in obtaining financing in foreign countries for local operations and significant restrictions under the U.S. Facilities on our ability to provide financing to our businesses operating in foreign countries; and

•	Political and economic instability, natural calamities, war, and terrorism.

The effects of these risks may, individually or in the aggregate, materially adversely affect our business.

New laws, regulations or policies of governmental organizations regarding safety standards, or changes in existing ones, may have a significant negative effect on how we do business.

Our products must satisfy legal safety requirements. Meeting or exceeding government-mandated safety standards is difficult and costly, because crashworthiness standards tend to conflict with the need to reduce vehicle weight in order to meet emissions and fuel economy standards. While we are managing our product development and production operations on a global basis to reduce costs and lead times, unique national or regional standards or vehicle rating programs can result in additional costs for product development, testing and manufacturing. Governments often require the implementation of new requirements during the middle of a product cycle, which can be substantially more expensive than accommodating these requirements during the design of a new product.

MLC determined that its internal controls over financial reporting were not effective. We have not made any change in the determination regarding the effectiveness of our internal controls over financial reporting. The lack of effective internal controls could materially adversely affect our financial condition and ability to carry out our business plan.

MLC’s management team, under the supervision and with the participation of its former Chief Executive Officer and Chief Financial Officer, conducted an evaluation of the effectiveness of the design and operation of its internal controls. As of December 31, 2008, MLC’s former management team concluded that its disclosure controls, procedures and its internal control over financial reporting were not effective. We have not made any change in the determination regarding the effectiveness of our internal controls over financial reporting. Until we are successful in our effort to remediate the material weakness in our internal control over financial reporting, it may materially adversely affect our ability to report accurately our financial condition and results of operations in the future in a timely and reliable manner. In addition, although we continually review and evaluate our internal control systems to allow

GENERAL MOTORS COMPANY AND SUBSIDIARIES

management to report on the sufficiency of our internal controls, we cannot assure you that we will not discover additional weaknesses in our internal controls over financial reporting. Any such additional weakness or failure to remediate existing weakness could adversely affect our financial condition or ability to comply with applicable legal requirements of our business plan.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

Forward-Looking Statements

In this report and in reports we subsequently file with the SEC on Forms 10-K and 10-Q and file or furnish on Form 8-K, and in related comments by our management, we use words like “anticipate,” “believe,” “continue,” “could,” “designed,” “effect,” “estimate,” “evaluate,” “expect,” “forecast,” “goal,” “impact,” “initiative,” “intend,” “may,” “objective,” “outlook,” “plan,” “potential,” “priorities,” “project,” “pursue,” “seek,” “should,” “target,” “when,” “would,” or the negative of any of those words or similar expressions to identify forward-looking statements that represent our current judgment about possible future events. In making these statements we rely on assumptions and analyses based on our experience and perception of historical trends, current conditions and expected future developments as well as other factors we consider appropriate under the circumstances. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent reports on SEC Forms 10-K, 10-Q and 8-K. Such factors include among others the following:

•	Our ability to comply with the requirements of the UST Credit Agreement, dated July 10, 2009;

•

Our ability to take actions we believe are important to our long-term strategy, including our ability to enter into certain material transactions outside of the ordinary course of business, due to significant representations and affirmative and negative covenants in the UST Credit Agreement;

•	Our ability to maintain adequate liquidity to fund our planned significant investment in new technology, and, even if funded, our ability to realize successful vehicle applications of new technology;

•

The ability of counterparties to various financing arrangements, joint venture arrangements, commercial contracts and other arrangements to which we and our subsidiaries are party, to exercise rights and remedies under such arrangements, which, if exercised, may have material adverse consequences;

•

The impact of business or liquidity difficulties for us or one or more subsidiaries on other entities in our corporate group as a result of our highly integrated and complex corporate structure and operation;

•	Our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications;

•

Our ability to restore consumers’ confidence in our viability as a continuing entity and our ability to continue to attract customers, particularly for our new products, including cars and crossover vehicles;

•	Availability of adequate financing on acceptable terms to our customers, dealers, distributors and suppliers to enable them to continue their business relationships with us;

•	Financial viability and ability to borrow of our key suppliers;

•	Our ability to sell, spin-off or phase out some of our brands as planned and to complete other planned asset sales;

•	Our ability to manage the distribution channels for our products, including our ability to consolidate our dealer network;

•	Our ability to qualify for federal funding of our advanced technology vehicle programs under Section 136 of EISA;

•	The ability of our foreign operations to successfully restructure and receive adequate financial support from their host governments or other sources;

•

The continued availability of both wholesale and retail financing from GMAC and its affiliates in the United States, Canada and the other markets in which we operate to support our ability to sell vehicles in those markets, which is dependent on GMAC’s ability to obtain funding and which may be suspended by GMAC if GMAC’s credit exposure to us exceeds certain limitations provided in our operating arrangements with GMAC;

•	Overall strength and stability of general economic conditions and of the automotive industry, both in the United States and in global markets;

•	Our ability to maintain adequate liquidity and financing sources and an appropriate level of debt;

•

Continued economic and automotive industry instability or poor economic conditions in the United States and global markets, including the credit markets, or changes in economic conditions, commodity prices, housing prices, foreign currency exchange rates or political stability in the markets in which we operate;

•	Shortages of and increases or volatility in the price of oil;

•	Market acceptance of our new products, including cars and crossover vehicles;

•

Significant changes in the competitive environment, including as a result of industry consolidation, and the effect of competition in our markets, including on our pricing policies or use of incentives and the introduction of new and improved vehicle models by our competitors;

•	The ongoing ability of our suppliers to provide systems, components and parts without disruption;

GENERAL MOTORS COMPANY AND SUBSIDIARIES

•

Changes in the existing, or the adoption of new, laws, regulations, policies or other activities of governments, agencies and similar organizations where such actions may affect the production, licensing, distribution or sale of our products, the cost thereof or applicable tax rates;

•	Costs and risks associated with litigation;

•	Significant increases in our pension and other postretirement benefit expenses resulting from changes in the value of plan assets;

•

Changes in accounting principles, or their application or interpretation, and our ability to make estimates and the assumptions underlying the estimates, including the estimates for Delphi pension benefit guarantees, which could have an effect on earnings;

•	Negotiations and bankruptcy court actions with respect to Delphi’s obligations to us and our obligations to Delphi;

•	Other risks described from time to time in periodic and current reports that we file with the SEC.

We caution readers not to place undue reliance on forward-looking statements. We undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where we are expressly required to do so by law.

*  *  *  *  *  *

Properties

Other than dealerships, as of July 10, 2009 we have 111 locations in 28 states and 89 cities or towns in the United States. Of these locations, 45 are manufacturing facilities, of which 15 are engaged in the final assembly of our cars and trucks and others manufacture automotive components and power products. Of the remaining 66 locations, 27 are service parts operations responsible for distribution, warehouse and office functions, and the rest are facilities involved primarily in engineering and testing vehicles. In addition, we have 18 locations in Canada, and assembly, manufacturing, distribution, office or warehousing operations in 56 other countries, including equity interests in associated companies which perform assembly, manufacturing or distribution operations. The major facilities outside the United States and Canada, which are principally vehicle manufacturing and assembly operations, are located in:

• Argentina	• Colombia	• Kenya	• South Korea	• Vietnam

• Australia	• Ecuador	• Mexico	• Spain

• Belgium	• Egypt	• Poland	• Thailand

• Brazil	• Germany	• Russia	• United Kingdom

• China	• India	• South Africa	• Venezuela

We, our subsidiaries, or associated companies in which we own an equity interest, own most of the above facilities. Leased properties consist primarily of warehouses and administration, engineering and sales offices. The leases for warehouses generally provide for an initial period of five to 10 years, based upon prevailing market conditions and may contain renewal options. Leases for administrative offices are generally for shorter periods.

Our properties include facilities which, in our opinion, are suitable and adequate for the manufacture, assembly and distribution of our products.

*  *  *  *  *  *

GENERAL MOTORS COMPANY AND SUBSIDIARIES

Security Ownership of Certain Beneficial Owners and Management

The following table gives information about each entity known to us to be the beneficial owner of more than 5% of our common stock as of July 10, 2009, the date of the closing of the 363 Sale and the issuance of all of our outstanding shares of common stock.

Name and Address	Number of Shares		Percent of Common Stock(4)
The United States Department of the Treasury 1500 Pennsylvania Avenue, NW Washington, D.C. 20220	304,131,356		60.83%

7176384 Canada Inc.(1) 1235 Bay Street, Suite 400 Toronto, ON M5R 3K4	58,368,644		11.67%

UAW Retiree Medical Benefits Trust P.O. Box 14309 Detroit, MI 48214	102,651,515	(2)	19.93%

Motors Liquidation Company 300 Renaissance Center Detroit, Michigan 48265-3000	140,909,090	(3)	23.85%

All Directors and Executive Officers of General Motors Company 300 Renaissance Center Detroit, Michigan 48265-3000	0		0%

(1)	7176384 Canada Inc. was formed to own shares of our common stock issued in connection with the 363 Sale and is controlled by the governments of Canada and Ontario.
(2)	Includes 15,151,515 shares of our common stock issuable upon the exercise of a warrant we issued to the UAW Retiree Medical Benefits Trust. In connection with the closing of the 363 Sale, we issued a warrant to the UAW Retiree Medical Benefits Trust to acquire 15,151,515 newly issued shares of our common stock, exercisable at any time prior to December 31, 2015, with an exercise price of $126.92 per share. The number of shares of our common stock underlying the warrant and the per share exercise price are subject to adjustment as a result of certain events, including stock splits, reverse stock splits and stock dividends.
(3)	Includes 90,909,090 shares of our common stock issuable upon the exercise of warrants we issued to Motors Liquidation Company. On July 10, 2009, in connection with the closing of the 363 Sale, we issued two warrants to Motors Liquidation Company, one to acquire 45,454,545 newly issued shares of our common stock, exercisable at any time prior to the seventh anniversary of issuance, with an exercise price of $30.00 per share and the other to acquire 45,454,545 newly issued shares of our common stock, exercisable at any time prior to the tenth anniversary of issuance, with an exercise price of $55.00 per share. The number of shares of our common stock underlying each of the warrants and the per share exercise price thereof are subject to adjustment as a result of certain events, including stock splits, reverse stock splits and stock dividends.
(4)	These percentages reflect the maximum potential percentage ownership of our common stock for each beneficial owner. As such, the percentage ownership of the United States Department of the Treasury and 7176384 Canada Inc. are calculated based on a total of 500,000,000 shares outstanding. The percentage ownership of the UAW Retiree Medical Benefits Trust is calculated based on a potential total of 515,151,515 shares outstanding (which, in addition to the 500,000,000 shares currently outstanding, includes the 15,151,515 shares of common stock that would be issued to the UAW Retiree Medical Benefits Trust if it exercised its warrant, as described in (2) above). The percentage ownership of Motors Liquidation Company is calculated based on a potential total of 590,909,090 shares outstanding (which, in addition to the 500,000,000 shares currently outstanding, includes the 90,909,090 shares of common stock that would be issued to Motors Liquidation Company if it exercised its warrants, as described in (3) above).

*  *  *  *  *  *  *

GENERAL MOTORS COMPANY AND SUBSIDIARIES

Directors and Executive Officers

Directors of the Company

The names and ages, as of August 7, 2009, of our directors and their positions and offices are as follows:

Name and (Age)	Positions and Offices
Daniel F. Akerson (60)	Managing Director and Head of Global Buyout, The Carlyle Group
David Bonderman (66)	Co-Founding Partner and Managing General Partner, TPG
Erroll B. Davis, Jr. (65)	Chancellor, University System of Georgia
Stephen J. Girsky (47)	President, S.J. Girsky & Company
Frederick A. Henderson (50)	President and Chief Executive Officer, General Motors Company
E. Neville Isdell (66)	Retired Chairman and Chief Executive Officer, The Coca-Cola Company
Robert D. Krebs (67)	Retired Chairman and Chief Executive Officer, Burlington Northern Santa Fe Corporation
Kent Kresa (71)	Chairman Emeritus, Northrop Grumman Corporation
Philip A. Laskawy (68)	Retired Chairman and Chief Executive Officer, Ernst & Young LLP
Kathryn V. Marinello (53)	Chairman and Chief Executive Officer, Ceridian Corporation
Patricia F. Russo (57)	Former Chief Executive Officer, Alcatel-Lucent
Carol M. Stephenson (58)	Dean, Richard Ivey School of Business, The University of Western Ontario
Edward E. Whitacre, Jr. (67)	Chairman, General Motors Company

There are no family relationships, as defined in Item 401 of Regulation S-K, between any of the directors named above, and there is no arrangement or understanding between any of the directors named above and any other person pursuant to which he or she was elected as a director other than as set forth in the Stockholders Agreement dated as of July 10, 2009 by and among the Company, the UST, the New VEBA and Canada Holdings. Pursuant to the Stockholders Agreement, Directors Daniel F. Akerson, David Bonderman, Erroll B. Davis, Jr., E. Neville Isdell, Robert D. Krebs, Kent Kresa, Philip A. Laskawy, Kathryn V. Marinello, Patricia F. Russo, and Edward E. Whitacre, Jr. were designated to the Board of Directors by the UST; Director Carol M. Stephenson was designated by Canada Holdings; Director Stephen J. Girsky was designated by the New VEBA; and, Mr. Henderson, as Chief Executive Officer, was named to the Board of Directors. The Stockholders Agreement provides that the initial Board of Directors will consist of 10 directors appointed by the UST, one director appointed by Canada Holdings, one director appointed by the New VEBA and our Chief Executive Officer. So long as the New VEBA holds at least 50% of the shares of our common stock it held at the closing of the 363 Sale, the New VEBA shall have the right to designate one nominee to our Board of Directors. Pursuant to the Stockholders Agreement, until an initial public offering, our Board of Directors agrees to nominate and the stockholders agree to appoint the director designated by the New VEBA to our Board of Directors. After an initial public offering, subject to our Board of Directors approval, our Board of Directors shall nominate the New VEBA nominee to be elected a member of the Board of Directors and include the New VEBA nominee in the proxy statement and related materials. So long as Canada Holdings holds at least 50% of the shares of our common stock issued to it at the closing of the 363 Sale and until an initial public offering, Canada Holdings shall have the right to designate one nominee to our Board of Directors, who shall be independent within the meaning of Rule 303A.02 of the NYSE Listed Company Manual. Pursuant to the Stockholders Agreement, our Board of Directors agrees to nominate and the stockholders who are parties to the Stockholders Agreement agree to appoint the director designated by Canada Holdings to our Board of Directors. Following an initial public offering, nominations for the election of directors may be made by the Board of Directors in accordance with the Stockholders Agreement or by any stockholder entitled to vote for the election of directors who complies with applicable notice requirements.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

Daniel F. Akerson was elected to our Board of Directors on July 20, 2009 with his term beginning on July 24, 2009. He has been Managing Director and Head of Global Buyout for the Carlyle Group since July 2009. He was Managing Director and Co-Head of the U.S. Buyout Fund from 2003 to 2009. He previously served as Chairman and Chief Executive Officer of XO Communications from 1999 to January 2003. He served as Chairman of Nextel Communications from 1996 to 2001 and Chairman and Chief Executive Officer from 1996 to 1999. Mr. Akerson is currently a director of American Express Company.

David Bonderman was elected to our Board of Directors on July 20, 2009 with his term beginning on July 24, 2009. He is Co-Founding Partner and Managing General Partner of TPG, a private investment firm he founded in 1992. Prior to forming TPG, Mr. Bonderman served as Chief Operating Officer of Robert M. Bass Group (now Keystone Group, L.P.) from 1983 to 1991. He was a Partner at Arnold & Porter LLP from 1971 to 1982. Mr. Bonderman currently serves as Chairman of the Board of Directors of Ryanair Holdings PLC, and as a director of CoStar Group, Inc., a marketing and information services company in the commercial real estate industry, and Gemalto N.V., a digital security company.

Erroll B. Davis, Jr. was elected to our Board of Directors on July 10, 2009. He was also a member of the Board of Motors Liquidation. Mr. Davis has served as Chancellor of the University System of Georgia, the governing and management authority of public higher education in Georgia, since 2006. From 2000 to 2006, Mr. Davis served as Chairman of Alliant Energy Corporation, and he held the offices of President and Chief Executive Officer from 1998 to 2005. He is currently a director of BP p.l.c., and Union Pacific Corporation.

Stephen J. Girsky was elected to our Board of Directors on July 10, 2009. He has been President of S. J. Girsky & Company, an independent advisory firm based in New York since January 2009. He was President of Centerbridge Industrial Partners, LLC (Centerbridge), an affiliate of Centerbridge Partners, L.P., a private investment firm from November 2006 to March 2009. Prior to joining Centerbridge, Mr. Girsky was a special advisor to the Chief Executive Officer and Chief Financial Officer of Motors Liquidation from 2005 to 2006. Mr. Girsky has also been an advisor to the UAW. From 1995 to 2005, he served as Managing Director at Morgan Stanley and a Senior Analyst of the Morgan Stanley Global Automotive and Auto Parts Research Team. Mr. Girsky is a former lead director of Dana Holding Corporation.

Frederick A. Henderson was elected to our Board of Directors and appointed President and Chief Executive Officer on July 10, 2009. He was also a member of the Board of Motors Liquidation. He had been associated with Motors Liquidation since 1984. He was named Group Vice President and President of MLC’s former segment GM Asia Pacific on January 1, 2002. He was appointed Group Vice President and Chairman of MLC’s former segment GM Europe effective June 1, 2004. On January 1, 2006, Mr. Henderson was appointed Vice Chairman and Chief Financial Officer of MLC. He became President and Chief Operating Officer for Motors Liquidation on March 3, 2008 and became President and Chief Executive Officer on March 29, 2009.

E. Neville Isdell was elected to our Board of Directors on July 10, 2009. He was also a member of the Board of Motors Liquidation. Mr. Isdell served as Chairman of The Coca-Cola Company from July 2008 until his retirement in April 2009. Prior to that, he held the offices of Chairman and Chief Executive Officer from 2004 to 2008. From 2002 to May 2004, he was an International Consultant to the Coca-Cola Company and head of his investment company.

Robert D. Krebs was elected to our Board of Directors on July 20, 2009 with his term beginning on July 24, 2009. He served as Chairman of Burlington Northern Santa Fe Corporation (BNSF) from December 2000 until his retirement in 2002. Prior to that, he served as Chairman and Chief Executive Officer of BNSF from June 1999 until 2000. He held the offices of Chairman, President and Chief Executive Officer from 1997 to 1999. Mr. Krebs is currently a director of UAL Corporation.

Kent Kresa was elected to our Board of Directors on July 10, 2009. He was also a member of the Board of Motors Liquidation and served as interim non-executive Chairman from March 29, 2009 to July 10, 2009. Mr. Kresa has served as Chairman Emeritus of Northrop Grumman Corporation since 2003. He held the offices of Chairman and Chief Executive Officer from 1990 to 2003. He currently serves as Chairman of the Board of Directors for Avery Dennison Corporation and as a director for Fluor Corporation and MannKind Corporation.

Philip A. Laskawy was elected to our Board of Directors on July 10, 2009. He was also a member of the Board of Motors Liquidation. Mr. Laskawy served as Chairman and Chief Executive Officer of Ernst & Young LLP from 1994 to 2001. Since September 2008, he has served as non-executive Chairman of the Board of Directors for the Federal National Mortgage Association and as a director for Henry Schein, Inc., Lazard Ltd, and Loews Corporation.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

Kathryn V. Marinello was elected to our Board of Directors on July 10, 2009. She was also a member of the Board of Motors Liquidation. Ms. Marinello has served as Chairman and Chief Executive Officer of Ceridian Corporation, an information services company in the human resource, retail, and transportation markets, since December 2007. Prior to that, she held the offices of President and Chief Executive Officer from 2006 to 2007. Before joining Ceridian, Ms. Marinello served as President and Chief Executive Officer for GE Fleet Services, a division of General Electric Company, from 2002 to October 2006.

Patricia F. Russo was elected to our Board of Directors on July 20, 2009 with her term beginning on July 24, 2009. She served as Chief Executive Officer of Alcatel-Lucent from 2006 to 2008. Prior to the merger of Alcatel and Lucent in 2006, she served as Chairman and Chief Executive Officer of Lucent Technologies, Inc., from February 2003 to 2006 and President and Chief Executive Officer from 2002 to 2003. She was President and Chief Operating Officer of Eastman Kodak Company from March 2001 to December 2001. Ms. Russo is currently a director for Alcoa Inc., and Schering-Plough Corporation.

Carol M. Stephenson was elected to our Board of Directors on July 20, 2009 with her term beginning on July 24, 2009. She has been Dean of the Richard Ivey School of Business at The University of Western Ontario (Ivey) since 2003. Prior to joining Ivey, Ms. Stephenson served as President and Chief Executive Officer of Lucent Technologies Canada from 1999 to 2003. Ms. Stephenson is currently a director for Intact Financial Services Corporation (formerly ING Canada) and has been a member of the General Motors of Canada Advisory Board.

Edward E. Whitacre, Jr. was elected Chairman of our Board of Directors on July 10, 2009. He is Chairman Emeritus of AT&T Inc., where he served as Chairman and Chief Executive Officer from 2005 until his retirement in June 2007. Prior to the merger with AT&T Inc., Mr. Whitacre served as Chairman and Chief Executive Officer of SBC Communications from 1990 to 2005. He is currently a director of Burlington Northern Santa Fe Corporation and Exxon Mobil Corporation.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

Executive Officers of the Company

The names and ages, as of August 7, 2009, of our executive officers, other than Mr. Henderson who is discussed above, and their positions and offices with General Motors are as follows:

Name and (Age)	Positions and Offices
Robert A. Lutz (77)	Vice Chairman, Marketing and Communications
Thomas G. Stephens (60)	Vice Chairman, Global Product Development
Ray G. Young (47)	Executive Vice President and Chief Financial Officer
David N. Reilly (59)	Executive Vice President, GM International Operations
Walter G. Borst (47)	Vice President and Treasurer
Nicholas S. Cyprus (56)	Vice President, Controller and Chief Accounting Officer
Mark R. LaNeve (50)	Vice President, U.S. Sales
Timothy E. Lee (58)	Group Vice President, Global Manufacturing and Labor
Michael P. Millikin (60)	Vice President and General Counsel
John F. Smith (58)	Group Vice President, Corporate Planning and Alliances
Robert E. Socia (55)	Vice President, Global Purchasing and Supply Chain

There are no family relationships, as defined in Item 401 of Regulation S-K, between any of the officers or directors named above, and there is no arrangement or understanding between any of the officers named above and any other person pursuant to which he or she was selected as an officer. Each of the officers named above was elected by the Board of Directors or a committee of the Board to hold office until the next annual election of officers and until his or her successor is elected and qualified or until his or her earlier resignation or removal. The Board of Directors elects the officers immediately following each annual meeting of the stockholders and may appoint other officers between annual meetings.

Robert A. Lutz was named Vice Chairman, Marketing and Communications on August 4, 2009. He was first associated with Motors Liquidation in 1963. Mr. Lutz rejoined Motors Liquidation on September 4, 2001, as Vice Chairman, Product Development, after a career with BMW, Ford, Chrysler and Exide Technologies. He was named Chairman of MLC’s former segment GM North America on November 13, 2001, and served in that capacity until April 4, 2005, when he assumed responsibility for MLC’s Global Product Development. He was appointed MLC’s Vice Chairman and Senior Advisor on April 1, 2009. He also served as president of MLC’s former segment, GM Europe, on an interim basis from March to June 2004.

Thomas G. Stephens was named as Vice Chairman, Global Product Development on July 10, 2009. He had been Vice Chairman, Global Product Development for Motors Liquidation since April 1, 2009. Mr. Stephens had been associated with Motors Liquidation since 1969. He was named MLC’s Group Vice President for Global Powertrain on July 1, 2001. On January 2, 2007, Mr. Stephens was appointed MLC’s Group Vice President Global Powertrain and Global Quality and became MLC’s Executive Vice President on March 3, 2008.

Ray G. Young became Executive Vice President and Chief Financial Officer on July 10, 2009. He had been Executive Vice President and Chief Financial Officer for Motors Liquidation since March 3, 2008. Mr. Young had been associated with Motors Liquidation since 1986. He was named Chief Financial Officer of MLC’s former segment GM North America on August 1, 2001, and was President and Managing Director of GM do Brasil and Mercosur Operations, beginning in January 2004. He was appointed MLC’s Group Vice President, Finance, on November 1, 2007.

David N. Reilly was named Executive Vice President, GMIO on August 4, 2009. He had been associated with Motors Liquidation since 1975. Mr. Reilly served as Vice President, for Sales, Marketing, and Aftersales of MLC’s former segment, GM Europe, beginning in August 2001. He was appointed Group Vice President and President, of MLC’s former segment, GM Asia Pacific, in July 2006 and had previously been President and Chief Executive Officer of GM Daewoo Auto and Technology Company after leading our transition team in the formation of GM Daewoo beginning in January 2002.

Walter G. Borst was appointed Vice President and Treasurer on August 4, 2009. He had been associated with Motors Liquidation since 1980. From October 2000 to February 2003, Mr. Borst was Executive Director of Finance and Chief Financial Officer for MLC’s German subsidiary, Adam Opel AG. He was named Treasurer of Motors Liquidation in February 2003.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

Nicholas S. Cyprus was named Vice President, Controller and Chief Accounting Officer on August 4, 2009. He had been associated with Motors Liquidation since December 2006, when he became Controller and Chief Accounting Officer. Prior to joining MLC, he was Senior Vice President, Controller and Chief Accounting Officer for the Interpublic Group of Companies from May 2004 to March 2006. From 1999 to 2004, Mr. Cyprus was Vice President, Controller and Chief Accounting Officer at AT&T Corporation.

Mark R. LaNeve was named Vice President, U.S. Sales on August 4, 2009. He had been associated with Motors Liquidation since 2001. He was appointed General Manager of Cadillac in May 2001 and Vice President of Marketing and Advertising of MLC’s former segment GM North America on September 1, 2004. Mr. LaNeve became Vice president, Sales, Service, and Marketing of MLC’s former segment GM North America in March 2005.

Timothy E. Lee has been appointed Group Vice President, Global Manufacturing and Labor effective October 1, 2009. He had been associated with Motors Liquidation since 1969. Mr. Lee became Vice President of Manufacturing of MLC’s former segment, GM Europe, on June 1, 2002. He was named Vice President, Manufacturing of MLC’s former segment GM North America in January 2006.

Michael P. Millikin was appointed Vice President and General Counsel on July 20, 2009. He had been associated with Motors Liquidation since 1977. Mr. Millikin was appointed MLC’s Assistant General Counsel in June 2001 and became Associate General Counsel in June 2005. He is a member of the board of directors of GM Daewoo Auto and Technology Company.

John F. Smith was appointed Group Vice President, Planning and Alliances on August 4, 2009. He had been associated with Motors Liquidation since 1968. Mr. Smith became MLC’s Group Vice President of North America Vehicle Sales, Service, and Marketing in January 2003 and was named MLC’s Group Vice President Global Product Planning in March 2005.

Robert E. Socia was appointed Vice President, Global Purchasing and Supply Chain on July 10, 2009. He had been associated with Motors Liquidation since 1975. Mr. Socia was named MLC’s President and Managing Director of GM South Africa in January 2004 and was appointed MLC’s Executive Vice President, Shanghai GM on July 1, 2007.

Code of Ethics

We have adopted a code of ethics that applies to our directors, officers, and employees, including the Chairman, President and Chief Executive Officer, the Executive Vice President and Chief Financial Officer, the Controller and Chief Accounting Officer and any other persons performing similar functions. We will provide a copy of the code of ethics without charge upon request to the Corporate Secretary, General Motors Company, Mail Code 482-C38-B71, 300 Renaissance Center, P. O. Box 300, Detroit, MI 48265-3000.

Audit Committee

Our Board of Directors has a standing Audit Committee to assist the Board of Directors in fulfilling its oversight responsibilities with respect to the financial reports and other financial information provided by us to stockholders and others; our system of internal controls; our compliance procedures for the employee code of ethics and standards of business conduct; and our audit, accounting, and financial reporting processes. Prior to July 10, 2009, Erroll B. Davis Jr., Kent Kresa and Philip A. Laskawy comprised the MLC Audit Committee. Our Board of Directors has determined that all of the members of the Committee are independent, financially literate, and have accounting or related financial management expertise as required by the NYSE. The Board of Directors also had determined that Mr. Davis, Mr. Kresa, and Mr. Laskawy (Chair) all qualify as “audit committee financial experts” as defined by the SEC. Currently, Mr. Laskawy serves on the audit committees of four public companies in addition to our Audit Committee. The Board of Directors has determined, in light of Mr. Laskawy’s depth of knowledge and experience and time available as a retiree, that this simultaneous service does not impair his ability to function as a member and the Chair of the Audit Committee. On August 4, 2009, the Board of Directors appointed Erroll B. Davis Jr., Kent Kresa, Philip A. Laskawy and Daniel F. Akerson to the Audit Committee.

*  *  *  *  *  *

GENERAL MOTORS COMPANY AND SUBSIDIARIES

Executive Compensation

2009 COMPENSATION DISCUSSION AND ANALYSIS

2009 Compensation for Executive Officers

Consistent with the management sacrifices contained in the MLC Restructuring Plan for Long-Term Viability on December 2, 2008, and in recognition of the provisions of the $13.4 billion secured loan facility subsequently executed with the UST, the MLC Board of Directors voluntarily reduced their total compensation to $1.00 and at former MLC CEO Richard Wagoner’s recommendation, and with the concurrence of the other executives, the MLC Compensation Committee reduced the base salaries of MLC’s most senior executives as of January 1, 2009 as follows:

• Mr. Wagoner	$1.00 Annual Salary

• Mr. Henderson	30% Annual Salary Reduction

• Mr. Young	20% Annual Salary Reduction

The remaining three MLC Named Executive Officers (Mr. Osborne, Mr. Forster, and Mr. Cyprus) received 10% salary reductions on May 1, 2009.

UST Loan Agreement Executive Compensation Limitations. Under the terms of the MLC UST Loan Agreement, MLC was required to comply with certain limitations on executive compensation. The most significant of these were:

1.	Prohibition of any severance payable to an SEO (Senior Executive Officer who is also a Named Executive Officer) – now expanded to include next five most highly compensated employees (MHCEs), as well;

2.	No tax deduction for any compensation in excess of $500,000 paid to an SEO;

3.	Prohibition of any bonus and incentive compensation payments to or accruals for the 25 most highly compensated employees (including the SEOs), unless otherwise approved by the UST Special Master;

4.	Prohibition from adopting or maintaining any compensation plan that would encourage manipulation of reported earnings;

5.	Clawback of any bonuses or other compensation paid to any SEO in violation of any of the executive compensation provisions of the UST Loan Agreement;

6.	Prohibitions on incentives for SEOs that may encourage them to take unnecessary or excessive risks and a requirement that the Committee review SEO compensation arrangements with our chief risk officer within 120 days of entering into the UST Loan Agreement and quarterly thereafter; and

7.	Prohibition on owning or leasing private aircraft and limitations on expenditures for corporate events, travel, consultants, real estate, and corporate offices.

These provisions prohibited the payment of all outstanding equity awards granted prior to December 31, 2008 which are disclosed in the following tables to the Named Executive Officers unless approved by the UST Special Master.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

Compensation and Staffing Changes Since March 5, 2009

UST Interim Final Rule on the Troubled Asset Relief Program (TARP) Standards for Compensation and Corporate Governance and Appointment of Special Master. On June 10, 2009 the UST released its Interim Final Rule on TARP Standards for Compensation and Corporate Governance, including the appointment of a Special Master and requirements for the approval by him of all compensation plans and payments for our SEOs and the next 20 MHCEs, as well as the compensation structure for our top 100 executives.

On June 1, 2009, General Motors Corporation filed a motion for reorganization under the provisions of Chapter 11 of the United States Bankruptcy Code, as amended. In connection with the bankruptcy proceedings on July 10, 2009 we completed the 363 Sale and executed the UST Credit Agreement by and among the Company and the UST. This loan agreement reiterated the provisions of the prior loan agreement with respect to executive compensation and incorporated the requirements of the TARP Standards.

Our 2009 executive compensation plans are currently under development. All compensation plans and payments to our most senior executives for the remainder of the loan period, which is through July 10, 2015, will be subject to review and approval by the UST Special Master and will be developed and implemented consistent with his direction as required by the terms of our loan agreement and the Interim Final Rule.

Retirement of Mr. Wagoner. On July 14, 2009, the retirement of G. Richard Wagoner, Jr., former Chief Executive Officer and Chairman of the Board of General Motors Corporation (now Motors Liquidation), was announced. Mr. Wagoner retired effective August 1, 2009, and we assumed the obligations under the retirement agreement between Mr. Wagoner and General Motors Corporation (now Motors Liquidation) setting forth the terms of his pension benefits pursuant to the terms of the Salaried Retirement Program (SRP) and the Executive Retirement Plan (ERP).

Appointment of Officers. Also on July 10, 2009, in connection with the closing of the 363 Sale, our Board of Directors appointed Frederick A. Henderson as President and Chief Executive Officer, Ray G. Young as Executive Vice President and Chief Financial Officer and Nicholas S. Cyprus as Controller and Chief Accounting Officer. Mr. Cyprus was named Vice President, Controller and Chief Accounting Officer on August 4, 2009.

Assumption of Certain Compensation Arrangements of Motors Liquidation. In connection with the 363 Sale, we assumed certain of the plans, contracts and arrangements, as amended to date, applicable to the compensation of Motors Liquidation’s CEO and senior executives, including Motors Liquidation’s senior leadership group. Each of Mr. Henderson, Mr. Young and Mr. Cyprus will initially be paid salaries equal to the salaries paid to them by Motors Liquidation immediately prior to their removal as officers of Motors Liquidation ($1,260,000, $720,000 and $522,000 per year).

Accordingly, in connection with the closing of the 363 Sale, we assumed Motors Liquidation’s SRP and ERP, as amended. As of December 31, 2008, the present value of the accumulated benefits with respect to Mr. Henderson, Mr. Young and Mr. Cyprus was $470,500, $346,700 and $2,900, under the SRP and $3,619,200, $789,600 and $54,200, under the ERP. Pursuant to the terms of the amended ERP, to become effective August 1, 2009, the present value of the accumulated benefits with respect to each of the participants thereunder was reduced by 10% in connection with the assumption of the amended ERP byus. As of December 31, 2008, Messrs. Henderson, Young and Cyprus were not eligible to retire under any qualified or non-qualified retirement plan. Upon termination of employment prior to retirement eligibility, Messrs. Henderson and Young are only eligible for a deferred vested benefit from the SRP, reduced for age, if received prior to age 65. Mr. Cyprus does not have a vested benefit under the SRP, so his benefit would be forfeited. In addition, we assumed the ERP Benefit Equalization Plan for Salaried Employees (ERP-BEP). As of December 31, 2008, the aggregate balances in the ERP-BEP accounts of Mr. Henderson, Mr. Young and Mr. Cyprus were $73,337, $34,219 and $16,087.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

2009 Compensation Committee

The members of the 2009 Compensation Committee are Patricia F. Russo (Chair), David Bonderman, Robert D. Krebs, and Edward E. Whitacre, Jr.

2009 Certain Relationships

We have adopted written policies and procedures for reviewing and approving transactions we enter into with our related persons, including directors, executive officers and holders of at least 5% of our outstanding common stock, and their immediate family members or affiliates that are identical to those that were in effect in 2008.

2009 Director Independence

For as long as the Stockholders Agreement is in effect, at least two-thirds of the directors must be determined by the Board of Directors to be independent within the meaning of Rule 303A.02 of the NYSE Listed Company Manual.

Our Board’s Directors and Corporate Governance Committee assesses the independence of each director and individual nominated for election to the Board and makes recommendations to the Board as to his or her independence using the criteria in the Board’s Corporate Governance Guidelines. As part of this analysis, the Committee must review and conclude whether each director who is not currently our employee (1) satisfies the quantitative independence criteria in Section 2.10 of our Bylaws and (2) is free from any qualitative relationship that would interfere with the exercise of independent judgment.

Section 2.10 of the Bylaws incorporates, by reference, the independence criteria of the SEC and NYSE; and the Corporate Governance Guidelines set forth our standards for director independence, which include all the SEC and NYSE requirements. Our Corporate Governance Guidelines provide that an independent director must satisfy all of the following criteria:

•	During the past three years, we have not employed the director, and have not employed (except in a non-executive capacity) any of his or her immediate family members.

•

During the past three years, the director has not received during any twelve-month period within the last three years, more than $120,000 in direct compensation from us other than director fees or other forms of deferred compensation. No immediate family members of the director have received any compensation other than for employment in a non-executive capacity.

•

(a) The director or an immediate family member is not a current partner of a firm that is our internal or external auditor; (b) the director is not an employee of such a firm; (c) the director does not have an immediate family member who is a current employee of such a firm and personally works on our audit; or (d) the director or an immediate family member was not within the last three years a partner or employee of such a firm and personally worked on our audit within that time.

•

During the past three years, neither the director nor any of his or her immediate family members has been part of an “interlocking directorate” in which one of our executive officers serves on the compensation committee (or its equivalent) of another company that employs the director.

•

During the past three years, neither the director nor any of his or her immediate family members has been employed (except in a non-executive capacity) by one of our significant suppliers or customers or any affiliate of such supplier or customer. For the purposes of this standard, a supplier or customer is considered significant if its sales to, or purchases from, us represent the greater of $1 million or 2% of our or the supplier’s or customer’s consolidated gross revenues.

•

During the past three years, neither the director nor any of his or her immediate family members has been associated with a charitable organization that received contributions from us (including the GM Foundation) that exceeded the greater of $1 million or 2% of the organization’s annual total revenues including contributions; or that were otherwise of an amount or nature that impeded the exercise of the director’s independent judgment.

In addition to satisfying all of the foregoing requirements, a director or nominee may not be considered independent if he or she has, in the judgment of the Board of Directors, any other “material” relationship with us, other than serving as a director.

In determining if other relationships between our directors and us would interfere with the exercise of independent judgment, the Board of Directors considers the nature of the relationship between our director and the supplier or customer. If our director serves on the board of the other company but is not an employee, the relationship is not deemed to interfere with the exercise of independent judgment unless the company’s sales to, or purchases from, us exceed 5% of the annual revenue of either company.

In light of the recent formation of the Company, the recent completion of the 363 Sale, the recent designation of each of the directors to the Board of Directors and the private nature of the Company, the Board of Directors has not completed its analysis of director independence at the time of this filing.

We will provide a copy of our Bylaws and Corporate Governance Guidelines without charge upon request to the Corporate Secretary, General Motors Company, Mail Code 482-C38-B71, 300 Renaissance Center, P. O. Box 300, Detroit, MI 48265-3000.

2009 Non-Employee Director Compensation

Each member of the board who is not an employee of General Motors Company will be paid, in cash, an annual retainer of $200,000 for service on the board and, if applicable, one or more of the following annual retainers: (1) $10,000 for service as chair of any board committee; (2) $20,000 for service on the audit committee of the board; and (3) $150,000 for service as the Chairman of the board. In addition, until August 1, 2009, the members of the board may be reimbursed for taxes related to income imputed to them for the use of company cars provided to non-employee directors.

AS OF AUGUST 7, 2009, THE EQUITY COMPENSATION PLANS, CORPORATE AIRCRAFT PROGRAM, AND NON-QUALIFIED DEFERRED COMPENSATION PLAN ARE NOT AVAILABLE TO OUR EXECUTIVES. THE FOLLOWING HISTORICAL INFORMATION IS INCLUDED SOLELY FOR THE PURPOSE OF PROVIDING A FRAMEWORK FOR THE COMPENSATION AND BENEFITS PROVIDED TO THE NAMED EXECUTIVE OFFICERS DURING 2008.

PRIOR TO DECEMBER 31, 2008, ALL STOCK AND OPTION AWARDS WERE GRANTED IN OR BASED UPON THE COMMON STOCK OF GENERAL MOTORS CORPORATION (NOW MOTORS LIQUIDATION). OUR MANAGEMENT CONTINUES TO REMIND INVESTORS OF OUR STRONG BELIEF THAT THERE WILL BE NO VALUE FOR THE COMMON STOCKHOLDERS IN THE BANKRUPTCY LIQUIDATION PROCESS, EVEN UNDER THE MOST OPTIMISTIC OF SCENARIOS. IN THIS CASE, THE STOCK AND OPTION AWARDS WILL HAVE NO VALUE.

2008 COMPENSATION DISCUSSION AND ANALYSIS

The following is a discussion of our executive compensation programs and analysis of the compensation decisions affecting MLC’s Named Executive Officers during fiscal year 2008. This information, which supports and describes the compensation information in the tables that follow, was previously filed under cover of Form 10-K by General Motors Corporation (now Motors Liquidation Corporation) on March 5, 2009.

2008 Executive Compensation Committee Process and Objectives

The Executive Compensation Committee ensured that our compensation policies and practices support the successful recruitment, development, and retention of executive talent. The Committee reviewed and approved corporate goals and objectives related to compensation for the CEO and senior executives, including our senior leadership group. It also approved benefit and incentive compensation plans of the Corporation and its major subsidiaries that affect employees subject to its review. The members of the Committee were not eligible to participate in any of the compensation plans or programs it administered.

The Committee had the authority under its charter to engage the services of outside advisors. In accordance with this authority, in 2008 the Committee engaged an outside executive compensation consulting firm, Mercer, and independent outside counsel, Davis Polk & Wardwell, both of whom reported directly to the Committee. All work performed by the external advisors was overseen by the Committee. In addition, the Corporations’ Global Compensation group worked with these external advisors to ensure that the information, analysis and recommendations put forth to the Committee provide a thorough and objective basis for decision making and reflect internal pay equity considerations. During Committee meetings, our outside advisors participated in discussions to help ensure Committee members had a thorough understanding of the issues under consideration. External advisors may also have been asked during Committee meetings to provide additional materials or analysis to further clarify issues being discussed.

The Executive Compensation Committee invited members of management to its meetings and such other persons as it deemed appropriate in order to carry out its duties and responsibilities. In 2008, the Vice President, Global Human Resources, attended all eight committee meetings as did the Executive Director of our Global Compensation and Corporate Governance group in his capacity as Secretary to the Committee. Our former Chairman and CEO, G.R. Wagoner, Jr., was invited to participate in a portion of all meetings. External advisors to the Committee from Mercer and Davis Polk & Wardwell also participated in these meetings.

The Executive Compensation Committee also met in executive session without members of management, as needed. Executive sessions may or may not include participation by the external advisors as deemed necessary or appropriate by the Committee. External advisors also engaged in discussions with the Committee Chairman and other Committee members without management present as needed throughout the year, to further ensure an open dialogue between the consultants and the Committee.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

2008 Compensation Committee

The members of the 2008 Compensation Committee were John H. Bryan (Chair), Erskine B. Bowles, Armando M. Codina, George M.C. Fisher, and Karen Katen. There were no compensation committee interlocks.

Role of Management in Compensation Decisions During 2008

Our former CEO believed compensation plays an important role in aligning and motivating our executive team to achieve key corporate objectives, and so he played an active role in the development of our compensation plans. Mr. Wagoner relied heavily on the information and analysis provided for his consideration by our Vice President, Global Human Resources, and our Executive Director of Global Compensation and Corporate Governance and he reviewed the individual total compensation of our top 300 executives. Our CEO also provided input to the Committee regarding the compensation of Named Executive Officers reporting to him. A broader group of our leaders participated in the administration of our compensation programs by developing individual pay recommendations for executives reporting to them within the funding approved by the Committee. Our Vice President, Global Human Resources, and the Executive Director of Global Compensation and Corporate Governance oversaw the administration of all executive compensation matters within the framework established by the Committee.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

2008 Compensation and Benefits Programs

AS OF AUGUST 7, 2009, THE EQUITY COMPENSATION PLANS, CORPORATE AIRCRAFT PROGRAM, AND NON-QUALIFIED DEFERRED COMPENSATION PLAN DESCRIBED BELOW ARE NOT AVAILABLE TO OUR EXECUTIVES. THE FOLLOWING HISTORICAL INFORMATION REFERS TO COMPENSATION PAID BY AND EQUITY AWARDS OF MOTORS LIQUIDATION (FORMERLY GENERAL MOTORS CORPORATION) AND IS INCLUDED SOLELY FOR THE PURPOSE OF PROVIDING A FRAMEWORK FOR THE COMPENSATION AND BENEFITS PROVIDED TO MLC NAMED EXECUTIVE OFFICERS DURING 2008.

PRIOR TO DECEMBER 31, 2008, ALL STOCK AND OPTION AWARDS WERE GRANTED IN OR BASED UPON THE COMMON STOCK OF GENERAL MOTORS CORPORATION (NOW MOTORS LIQUIDATION). OUR MANAGEMENT CONTINUES TO REMIND INVESTORS OF OUR STRONG BELIEF THAT THERE WILL BE NO VALUE FOR THE COMMON STOCKHOLDERS IN THE BANKRUPTCY LIQUIDATION PROCESS, EVEN UNDER THE MOST OPTIMISTIC OF SCENARIOS. IN THIS CASE, THE STOCK AND OPTION AWARDS WILL HAVE NO VALUE.

REFERENCES TO THE EXECUTIVE COMPENSATION COMMITTEE AND THEIR POLICIES AND PRACTICES IN THIS SECTION REFER TO THE MLC COMPENSATION COMMITTEE. IN ADDITION, WE ARE CURRENTLY REEVALUATING OUR POLICIES TO ENSURE THAT THEY WILL BE CONSISTENT WITH THE PROVISIONS OF THE UST LOAN AGREEMENT AND THE INTERIM FINAL RULE.

THE FOLLOWING INFORMATION ON PAGES 43 THROUGH 71, EXCEPT FOR THE BOLD LANGUAGE ON PAGES 54, 58 AND 60, IS HISTORICAL AND WAS PREVIOUSLY FILED UNDER COVER OF FORM 10-K BY GENERAL MOTORS CORPORATION (NOW MOTORS LIQUIDATION COMPANY) ON MARCH 5, 2009.

We use base salary and a variety of short-term incentives, long-term incentives, benefits, and perquisites in our executive compensation program. The following chart provides an overview of our compensation and benefits programs in which our Named Executive Officers participate, and why these particular elements were included. The compensation plans described below are global programs and benefit plan descriptions are based on U.S. programs.

Program	Description	Eligibility	Purpose

Annual Cash Compensation
Base Salary	• Salary is based on market pay levels, scope and complexity of positions, individual job performance, and leadership succession plans. Generally not adjusted annually for Named Executive Officers	• All employees globally	• Competitive compensation • Retention

General Motors Annual Incentive Plan (AIP)

•       Cash-based plan rewards employees for short-term financial and business performance. Annual target awards are established by employee level. Final awards can range from zero to a maximum of 250% of target, based on business results and adjusted up to +/- 10 percentage points for competitive results

		• All executives globally	• Competitive compensation • Encourage focus on key financial and operating objectives

Long-Term Incentive Programs
Stock Options	• 10 year term. Grants vary by employee level and individual contribution	• All senior executives	• Focus on stock price performance and stockholder value

Stock Performance Program (SPP)

•       Based on Total Shareholder Return (TSR) over a three-year period versus S&P 500 Composite Stock Price Index (S&P 500 Index). Grant amounts vary by employee level and individual contribution. Denominated in shares and delivered in cash

		• All senior executives	• Focus on relative stock price performance and stockholder value

GENERAL MOTORS COMPANY AND SUBSIDIARIES

Program	Description	Eligibility	Purpose

Long-Term Incentive Programs (Con’t)
Restricted Stock Units (RSU)	• Denominated in shares and delivered in stock. Delivery date based on specific objective of grant	• Select senior executives	• Reward superior performance • Retention • Focus on stock price performance and stockholder value

Cash-Based Restricted Stock Units (CRSU)	• Denominated in shares and delivered in cash over a three-year period. Grant amounts vary by employee level and individual contribution	• All executives	• Focus on stock price performance and stockholder value • Retention

Retirement Programs
General Motors Retirement Program for Salaried Employees (SRP)

•       Tax-qualified defined benefit plan with benefits being determined based on the U.S. Internal Revenue Code, as amended (IRC), annual compensation maximums and employee contributions, where applicable, and years of service

		• All U.S. salaried employees hired prior to January 1, 2001	• Promote post-employment financial security • Competitive practice

	• Tax-qualified defined contribution benefit plan based on employer contributions subject to the IRC maximum	• All U.S. salaried employees hired on or after January 1, 2001	• Promote post-employment financial security • Competitive practice

General Motors Executive Retirement Plan (ERP)	• Non-tax qualified retirement plan for executives. New lower cost plan effective January 1, 2007	• All U.S. executives	• Enhance post employment financial security • Competitive practice • Retention

General Motors ERP Benefit Equalization Plan for Salaried Employees (the ERP-BEP)

•       Non-qualified excess benefit plan. Provided full GM matching contributions in excess of IRC limitations. Matching contributions suspended November 1, 2008. Also included benefit contributions for employees hired on or after January 1, 1993 and retirement contributions for employees hired on or after January 1, 2001

		• All U.S. executives	• Competitive practice • Retention

General Motors Savings-Stock Purchase Program for Salaried Employees in the United States (S-SPP)

•       Tax-qualified 401(k) employee savings-stock plan. Allowed contributions up to 50% of eligible monthly salary, subject to IRC maximum. Most recently GM matched 100% of contributions up to 4% of eligible monthly base salary. Matching contributions suspended November 1, 2008

		• All U.S. salaried employees	• Encourage retirement savings • Competitive practice • Retention

Other Benefits
General Motors Deferred Compensation Plan for Executive Employees (DCP)	• Allowed for the voluntary deferral of base salary, AIP, SPP, and RSU payouts. Plan closed to new deferrals since December 31, 2005	• All U.S. senior executives	• Provide tax deferral opportunity • Encourage financial planning

GENERAL MOTORS COMPANY AND SUBSIDIARIES

Program	Description	Eligibility	Purpose

Other Benefits (Con’t)
Corporate Aircraft	• Available for business purposes. Personal use is limited to those covered by our security study. Program suspended December, 2008	• Select senior executives	• Direct flights and shorter flight times allow more efficient use of time • Personal security

Security Systems and Services	• Residential security systems and services for executives covered by the security study	• Chairman, President, and Vice Chairman	• Personal security

Executive Company Vehicle Program	• All executives are provided with a GM vehicle of their choice. Taxable income if benefit level is exceeded	• All U.S. executives	• Product evaluation and feedback • Competitive practice

Supplemental Life Benefits Program	• Cash death benefit	• All U.S. executives	• Provide survivor benefit and financial security

Executive Health Evaluation	• Periodic medical evaluation	• All U.S. executives	• Medical risks minimized by early detection/prevention

Financial Counseling	• Financial counseling and estate planning services	• All U.S. senior executives	• Financial security and wealth accumulation • Competitive practice

GM Matching Contributions Program	• Matches gifts to accredited four-year colleges, universities, and community colleges up to $5,000 per year. Program suspended October 1, 2008	• All U.S. employees	• Encourage community involvement and support

Other Benefits	• Medical, welfare, and other benefits	• All U.S. employees	• Promote health and welfare of GM employees • Competitive practice

2008 Compensation for Named Executive Officers

In 2008 the previous Executive Compensation Committee considered both the overall target compensation opportunity to be provided by fixed (base salary) compensation, as well as long- and short-term incentives, and how that opportunity should be allocated among the different type of incentives. The following were key factors in the Executive Compensation Committee’s determination of compensation for our most senior leaders and these were typically our Named Executive Officers. However, due to the unprecedented events in the global financial markets during the latter portion of 2008 and the resulting effect on the price of common stock, the accounting methods required to determine the cost of equity awards attributed to 2008, as required by SEC reporting rules, resulted in several executives appearing in the Summary Compensation Table as Named Executive Officers who were not included in our senior officer compensation planning process. In addition, several other executives who had been Named Executive Officers in prior years and who were included in the planning process for senior officers are not in the table as a result of substantial negative accounting charges for their outstanding equity awards. For 2008, the Named Executive Officers whose compensation is described in this report are:

G. Richard Wagoner, Jr.	Chairman of the Board and Chief Executive Officer
Frederick. A. Henderson	President and Chief Operating Officer
Ray G. Young	Executive Vice President and Chief Financial Officer
Robert S. Osborne	Group Vice President and General Counsel
Carl-Peter Forster	Group Vice President and President GM Europe
Nicholas S. Cyprus	Controller and Chief Accounting Officer

GENERAL MOTORS COMPANY AND SUBSIDIARIES

Business Performance

2008 was a very challenging year for GM around the world, as weak economies, volatile oil prices, burgeoning housing and credit crises, and low consumer confidence depressed sales and consumed cash reserves throughout the global industry. Despite these challenges, GM achieved several important milestones:

•

Product excellence — In 2008, we extended our commitment to product excellence and design leadership. We began the year by winning the North American Car of the Year with the Chevrolet Malibu and ended the year by winning the prestigious European Car of the Year with the Opel/Vauxhall Insignia. In between, we introduced many world-class cars and trucks around the globe, and won awards for every brand, in every region, including the Cadillac CTS, which was named the 2008 Motor Trend Car of the Year.

•

Advanced Propulsion Technology — In 2008, we made tremendous progress with our advanced propulsion strategy, including unveiling the production version of the Chevrolet Volt extended range electric vehicle, due in dealer showrooms by the end of 2010. In addition, in the U.S. we now offer 20 models that achieve 30 mpg or more on the highway, more than any other manufacturer; we are the world leader in flex-fuel technology, with more than five million biofuel capable vehicles on the road; we currently offer eight gas-electric hybrids, with more on the way; and we have launched the world’s largest test fleet of hydrogen fuel cell vehicles.

•

Restructuring Plan — In December 2008, we submitted to the U.S. Congress an aggressive and far-reaching restructuring plan that served as the basis for receiving a bridge loan from the U.S. federal government. Our plan dramatically accelerates and expands the restructuring that we’ve been implementing in North America, and around the globe, for the past several years. In addition to providing for a continued focus on product excellence and advanced propulsion technology, as described above, our plan commits us to further major manufacturing and structural cost reductions, labor cost competitiveness with foreign manufacturers in the U.S., continued consolidation in our supply base, significant restructuring of our balance sheet, especially our unsecured domestic debt and post-retirement healthcare obligations, and substantial reductions in the number of brands, models, and retail outlets.

•

Global Growth — In 2008, we continued to perform well in emerging markets around the globe. We achieved record sales performances in our Asia Pacific and LAAM regions, and sold more than 2 million vehicles in Europe for the third consecutive year.

Total Compensation Mix

The allocation across our different elements of compensation and benefits is consistent with our philosophy and the practices of our peer companies. A large portion of the compensation opportunity for our Named Executive Officers is variable in nature; our CEO, at 90.0%, has the largest amount of variable target compensation. Importantly, three-quarters of this performance based variable pay is tied directly to the value of our common stock. We believe it is important for our top executives to have a large portion of their pay based on business performance to support a sense of ownership in the financial health of the Corporation. Although we apply no specific formula, positions of increasing scope and impact on strategic decisions should have relatively greater amounts of pay variability and our Committee exercises its judgment in determining these ratios during annual compensation reviews. In finalizing target compensation for each Named Executive Officer, the Committee reviews the relative compensation levels among this group to ensure internal parity and consistency. However, as discussed in the earlier section, “Assessing Compensation Competitiveness”, since we establish overall target compensation for each Named Executive Officer with reference to several sources, including the compensation paid for these positions at our peer companies, we do not establish a fixed relationship between the compensation paid to our CEO and the other Named Executive Officers. For 2008, the target compensation mix for our Named Executive Officers was as follows:

	Fixed	Variable Based on Performance
Name	Target Base Salary	Annual Incentive	Stock-Based Long-Term Incentives	Total Variable	Position Level
	%	%	%	%
G. R. Wagoner, Jr.	10	16	74	90	CEO
F. A. Henderson	14	18	68	86	COO
R. G. Young	22	24	54	78	CFO

GENERAL MOTORS COMPANY AND SUBSIDIARIES

	Fixed	Variable Based on Performance
Name	Target Base Salary	Annual Incentive	Stock-Based Long-Term Incentives	Total Variable	Position Level
	%	%	%	%
R. S. Osborne	27	25	48	73	Group VP
C. P. Forster	29	26	45	71	Group VP
N. S. Cyprus	34	24	42	66	Controller and CAO

The large amount of performance based pay means that the actual earnings of our top leaders may be significantly different from their target compensation. In addition, the significant portion of variable pay tied to our common stock price performance ensures overall pay levels closely track stockholder returns. The following chart illustrates the difference between target and actual compensation for our CEO in 2008, demonstrating that the actual compensation received, including non-cash benefits, represents only 17.9% of target pay due to the nonpayment of both AIP and equity incentive awards dependent upon common stock price.

2008 CEO Compensation

Comparison: Total Target Compensation vs. Actual Compensation

	Salary	Non-Equity Incentive Plan Compensation	TOTAL CASH	Grant Date FV Stock Awards vs. Stock Vested	Grant Date FV Option Awards vs. Options Exercised	TOTAL LTIP	All Other Compensation	TOTAL COMPENSATION
	$	$	$	$	$	$	$	$
Target Compensation	2,200,000	3,520,000	5,720,000	4,786,076	7,145,000	11,931,076	836,703	18,487,779
Actual Compensation	2,108,333	0	2,108,333	363,850	0	363,850	836,703	3,308,886
Actual % of Target	95.8%	0.0%	36.9%	7.6%	0.0%	3.0%	100.0%	17.9%

Base Salary

Each year, the Committee reviews the base salaries of the Named Executive Officers and determines whether adjustments are needed based upon market pay levels, the large scope and complexity of their positions, individual performance, and leadership succession plans. In general, we believe that paying base salaries at the high end of market pay levels is the most appropriate approach to help retain executives throughout the business cycle as actual total compensation received can be much lower than competitive levels. Base salary adjustments are generally not made every year.

In early 2008, as part of its annual review of total compensation for Named Executive Officers, the Committee determined that Mr. Wagoner’s base salary would be restored to its 2003-2006 level and Mr. Henderson’s base salary would be increased to $1,800,000 in recognition of his election as President and Chief Operating Officer of the Corporation effective March 3, 2008. As noted in our discussion of “2009 Compensation for Executive Officers” later in this section, significant salary reductions, including the reduction of his own base salary to $1.00, were recommended by Mr. Wagoner and implemented on January 1, 2009, with the approval of the Committee.

The chart below shows the base salary changes for Messrs. Wagoner and Henderson from January 2006 through March 2008.

	January 2006	March 2006	March 2007	March 2008
G. R. Wagoner, Jr.	$2,200,000	$1,100,000	$1,650,000	$2,200,000
F. A. Henderson	$1,550,000	$1,085,000	$1,318,000	$1,800,000

In conjunction with this planning process, the Committee also determined that Mr. Young’s base salary should be increased to $900,000 in recognition of his appointment as Chief Financial Officer on March 3, 2008. Mr. Osborne’s base salary was increased to $850,000 on April 1, 2008, and Mr. Cyprus’ salary was increased to $580,000 on July 1, 2008. Mr. Forster’s base salary remained unchanged during 2008.

In addition to the adjustments to base salaries described above, equity and non equity incentive compensation opportunities for the Named Executive Officers were adjusted proportionately for 2008. New grants of performance contingent stock options are discussed in “2009 Compensation for Executive Officers” later in this section.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

Annual Incentive Plan

The Committee believes that setting meaningful but difficult to achieve performance targets is important to drive improved business performance to necessary levels and ensure that AIP target opportunities continue to be performance based compensation.

This has been our strategy since adopting the current plan design in 1999 and has resulted in the following AIP payouts for Named Executive Officers during the past five years:

AIP Payouts 2004-2008

No Funding/Payout	Below Target	Target	Above Target
2005	2004	None	None
2008	2006*
	2007

*	Named Executive Officers did not receive an AIP payout, but instead received RSU and CRSU grants.

In order to emphasize the importance of the collective efforts of all GM executives and regional operating performance needed to complete implementation of the GMNA Turnaround Plan and grow our business globally, the Committee again established global financial measures comprising 80% of the overall target for Named Executive Officers. We used adjusted earnings before taxes (EBT) and adjusted operating cash flow as our global metrics because we believe they are the most important indicators of our ability to operate the business profitably and efficiently, to generate cash to fund future products, and preserve the incentive value of our plans as these criteria are most directly within the influence of the executive group.

Market share, external quality measures, and warranty performance, comprise our regional metrics because we believe these measures are key indicators of current customer receptivity of our products and our progress in areas that will encourage future customer purchases of our products. These measures represent 20% of the overall target for our Named Executive Officers.

The Committee may adjust the portion of the fund generated by the actual performance to established measures upward or downward (up to a maximum of 10 percentage points) based on our absolute and relative performance against six of our most significant automotive competitors in areas such as global and regional measures of market share, quality, and productivity. Additionally, for any performance period the Committee may determine that no payments will be made.

The Committee develops individual AIP award targets for each Named Executive Officer with the assistance of data developed by our compensation consultant reflecting annual cash compensation opportunities between the median and top of the third quartile of the compensation paid at peer companies for executives in similar positions. But as discussed above in “AIP Payouts 2004-2008,” our actual compensation has frequently been much lower.

2008 Annual Incentive Planning. Within this framework, target funding levels for the 2008 AIP for Messrs. Wagoner, Henderson, Young, Forster, and Osborne were set as described in the following table. The AIP target award for Mr. Cyprus included a 30% individual performance element, with adjusted earnings before taxes and adjusted cash flow each weighted 25%.

FINANCIAL MEASURES = 80% of Total

Performance Level		Funding/Payout Level
EBT = 40%	Cash Flow = 40%
Below threshold	Below threshold improvement	None
Below target	Below target improvement	50% to 99%
At or above target	At or above target improvement	100% to 249%
At maximum	At maximum target improvement	250%

GENERAL MOTORS COMPANY AND SUBSIDIARIES

AVERAGE OF REGIONAL OPERATIONAL MEASURES = 20% of Total

Performance Levels Vary for Each Region (12 independent measures)			Funding/Payout Level
Market Share = 10%	External Quality = 5%	Warranty = 5%
Below threshold	Below threshold	Below threshold	None
Below target	Below target	Below target	50% to 99%
At or above target	At or above target	At or above target	100% to 249%
At maximum	At maximum	At maximum	250%

Our Analysis. Although an average of our 2008 results on the various regional operational measures would have yielded a small payout, the Committee determined that based on sharply declining sales volumes resulting in the deterioration of financial performance and the downturn in the global economy, no payouts would be made to Named Executive Officers. In addition, under the terms of the Loan Agreement, any awards payable or accrued under our incentive plan cannot be paid to Named Executive Officers while the loan is outstanding unless approved in writing by the President’s Task Force on Autos.

Long-Term Incentives

All long-term incentives are linked closely to our common stock price because one of our key compensation goals is to maintain a direct link with stockholders’ interests. The Named Executive Officers are eligible to participate in two long-term incentive programs (previously three separate plans):

•	The General Motors 2007 Long-Term Incentive Plan (LTIP) under which SPP awards, stock options, and RSUs may be granted; and

•	The 2007 CRSU Plan

Each year, the Committee considers both the overall target compensation opportunity to be provided by long-term incentives, and how that opportunity should be allocated among the different types of incentives. As part of this review, the Committee considers market practices, individual performance, retention considerations, succession plans, and any other significant factors such as the business environment, employee relations issues, and public perception. In 2008, based on low historic payout levels and on the difficulty of developing meaningful objectives over a three-year period under volatile economic conditions, the Committee determined that a remix of long-term compensation opportunities would provide greater incentive for most executives and targets were adjusted accordingly.

Stock Performance Program

Since 1999, the SPP has measured long-term performance based on the TSR performance ranking of common stock compared to the TSR performance of all stocks in the S&P 500 Index over a three-year period. This index is used as the point of comparison because it has a broad representation of companies reflecting general economic and market conditions, and because there is no automotive industry index.

Payouts under the SPP are based on our TSR ranking for a three-year period (market price appreciation plus the compounding effect of reinvested dividends) relative to other companies in the S&P 500 Index as shown in this chart:

GM Stock Performance Program

Percentile Ranking	Funding
90 to 100	200%
80 to 89	175%
70 to 79	150%
60 to 69	125%
50 to 59	100%
25 to 49	50%
0 to 24	No Funding

For the 2008-2010 performance period, the Committee determined that SPP grants should continue to be an element of long-term target pay for the Named Executive Officers and retained the TSR metric because it rewards executives for sustained positive stock price performance relative to other companies, an important metric to our stockholders. Each SPP grant may be earned in four discrete installments based on the results of three one-year TSR rankings and one three-year TSR ranking. Each installment, if earned, will be credited as share equivalents and, at the end of the three-year performance period, the value of the number of share equivalents credited (plus dividend equivalents, if any) will be paid in cash based on the common stock price at the end of the performance period.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

For 2008 the Committee decided that the target value of the SPP grants for Messrs. Wagoner and Henderson would be increased to maintain a strong link to the equity of the Corporation. Target awards to other senior executives were decreased.

Our Analysis. Our TSR ranking for the 2006-2008 performance period was below the minimum threshold and no payouts were earned by the Named Executive Officers for that period, as noted in the 2008 Option Exercises and Stock Vested section.

As noted above and shown in the following chart, there have been no SPP payouts in the last five years, although the first discrete installment for the 2007-2009 grant was calculated based on the December 2007 TSR versus the S&P 500 Index and credited in share equivalents for payment at the end of the three-year performance period along with any amounts accumulated for 2009, and the overall 2007-2009 period.

SPP Payouts 2004-2008

No Funding/Payout	Below Target	100%	Above Target
2004	None	None	None
2005
2006
2007
2008

Stock Options

Stock options are granted as described in the section, “2008 Grants of Plan-Based Awards”, to encourage executives’ continued focus on improving stock price performance and increasing stockholder value over the long term. This long-term perspective is especially important because the effects of many of our business decisions are not realized until many years later, for example in the areas of energy diversity or alternative propulsion solutions. For this reason, our options have a 10 year term. Although in recent years we have reduced our overall usage of options within the broader executive population to curtail our stock dilution, we have continued to grant stock options because they are generally considered part of a competitive compensation package for our most senior executives.

Our Analysis. For 2008, the Committee determined that stock option grant levels should be increased for the Named Executive Officers in order to continue to provide competitive incentive opportunities. For this reason, Messrs. Wagoner and Henderson were awarded additional grants of performance contingent stock options in amounts of 500,000 shares and 200,000 shares. These new grants were made in recognition of their continued strong leadership and to provide additional incentive and reward for substantially increasing the price of common stock. The options were granted at an exercise price of $23.13 on the date of grant, March 5, 2008, and following the first anniversary date of the grant, will vest if and when the price of our common stock reaches $40.00 (173% of the grant date price) prior to March 5, 2013 and this price is maintained for a 10 day period within 30 consecutive trading days. Vested performance options may be exercised through March 5, 2015 (seven year term). Net shares acquired upon exercise must be held for at least a two year period while the executive is actively employed. Shares acquired upon exercise after retirement are not subject to this holding requirement. Options that do not vest before March 5, 2013 will be forfeited.

Messrs. Forster, Osborne, and Cyprus also were awarded proportionately increased option grants of non-qualified and incentive stock options to provide competitive incentive opportunities. Mr. Young’s stock option grant was increased to 87,500 options to recognize his increased responsibility and promotion to Chief Financial Officer.

Restricted Stock Units

We grant awards of RSUs that are settled in shares of stock, or in cash, to maintain the link to stockholders’ interests. Historically, RSU grants were used on a very limited basis. However, in 2006, the Committee increased their use and approved the use of CRSUs to help both manage dilution of our common stock, as they are settled in cash, and maintain the link to stockholder equity.

Our Analysis. Because we believe it is important to deliver a significant portion of compensation in the form of shares of common stock (rather than cash) to our CEO and COO, they were granted stock-settled RSU award opportunities in 2008 and the remaining Named Executive Officers were granted CRSU awards. The 2008 RSU grants will vest ratably over three years beginning in 2011 for

GENERAL MOTORS COMPANY AND SUBSIDIARIES

Messrs. Wagoner and Henderson and are described in the “2008 Grants of Plan-Based Awards” table. Because of limitations on the number of shares of common stock available in our General Motors 2007 LTIP, Messrs. Young, Forster, Osborne, and Cyprus received grants of CRSUs which will be settled in cash and vest ratably over three years beginning in 2009. The size of each Named Executive Officer’s grant considered factors such as the length of the vesting schedule, the variability and risk inherent in the nature of the award, and competitive compensation factors.

Other Compensation Policies and Programs

Stock Ownership Guidelines

We have established stock ownership guidelines for the Named Executive Officers that require senior executives to own significant amounts of common stock (excluding stock options) so that their financial interests are linked to those of our stockholders. We measure compliance by reference to a three-year average stock price in order to take into consideration the volatility of the stock market and the long-term holding requirement. Executives are provided an appropriate amount of time to meet the guidelines following appointment and once the guideline is achieved, future fluctuations in stock price are not deemed to affect compliance. However, we may exercise discretion in enforcing the guideline when the accumulation of stock is affected by the price of our common stock, lack of compensation plan payouts, or modifications to benefit plans. Prior to 2008, all of our Named Executive Officers at that time had met their ownership guidelines or were on track to meet them within the timeframe required. With the onset of severe economic and market conditions in 2008, stock ownership guidelines were suspended.

Position	Guideline
Chairman and CEO	Seven times base salary
President and COO, and Vice Chairman	Five times base salary
Executive Vice President	Four times base salary
Group Vice President	Three times base salary

U.S. Retirement Plans and Other Benefits

In early 2006, in support of the GMNA Turnaround Plan, we announced that benefits accumulated under U.S. pension plans then in place would be frozen effective December 31, 2006, and new lower-cost pension plan formulas for U.S. executive and salaried employees would become effective for service on or after January 1, 2007. These plans and resulting benefit amounts for the Named Executive Officers are described in “Retirement Programs Applicable to Executive Officers” and the associated “2008 Pension Benefits” table. The long-term effect of these changes in plan design will significantly reduce pension benefits.

Also, on September 29, 2008, we temporarily suspended all trading into the GM Common Stock Fund, including participant-directed contributions and exchanges. The suspension included employee contributions via payroll, employer matching contributions, exchanges into the fund from other S-SPP and PSP options and loan repayments, and ERP Article III (BEP) matching contributions and exchanges.

Employment Agreements

We believe that continuity in our Senior Leadership Group is in our best interests and those of our stockholders. Historically, we have not entered into employment or severance agreements with executives except in the cases of a mid- or late-career external executive hires or short-term specific retention concerns. We do not have any employment agreements with Messrs. Wagoner, Henderson, or Young that provide them with special compensation arrangements. Employment arrangements with Messrs. Forster, Osborne, and Cyprus, all external hires, are discussed in the “Potential Payments Upon Termination or Change in Control” section.

We do not maintain any plan providing benefits tied to a change-in-control of GM, although each of our incentive plans does contain change-in-control provisions that provide for protection and acceleration of incentive payments under certain conditions as disclosed in the “Potential Payments Upon Termination or Change in Control” section.

We also require each U.S. Named Executive Officer to sign a GM non-competition and non-solicitation agreement whenever he receives a base salary increase. The agreement contains a promise to refrain from working for a competitor or recruiting GM employees for the purpose of employment, directly or indirectly, with any other business venture for two years after leaving GM, or other duration as specified in the employment agreement. Mr. Forster’s non-competition agreement is comprehended by his employment agreement and is one year in duration in a manner consistent with local German law and custom.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

Executive Officer Severance Policy

Our executive officers are generally at-will employees who serve at the discretion of the Board. In early 2005, we adopted a policy applicable to executive officers requiring stockholder approval of any severance benefits if:

•	The executive’s employment was terminated prior to retirement; and

•	The present value of the proposed severance benefits would exceed 2.99 times the sum of the executive’s annual base salary and target annual incentive.

Certain types of compensation, including payments based on accrued qualified and non-qualified deferred compensation, retirement, or savings plans; payments of accrued salary, bonus, or performance award amounts; or benefits paid under plans in which other employees participate, are not deemed severance benefits under the policy. If the Board determines because of time constraints or other reasons that it would be in the best interests of stockholders, we may enter into a severance agreement with an executive officer that exceeds these limits before stockholder approval can be obtained. Under those circumstances, however, no benefits in excess of this limit may be paid unless and until our stockholders approve the severance agreement. Under the UST Loan Agreement, the payment of severance is prohibited for any SEO.

Recoupment Policy on Unearned Incentive Compensation

In October 2006, our Board adopted and announced a policy regarding the recoupment of unearned compensation applicable to incentive compensation paid to executive officers after January 1, 2007 and unvested portions of awards previously granted in situations involving financial restatement due to employee fraud, negligence, or intentional misconduct. In conjunction with this, the Committee charter was modified to reflect the new policy; and the revised charter and policy were published on our Web site. In addition, we added provisions to all executive incentive and deferred compensation plans to reference Board policies affecting compensation and require that the compensation of all executives covered by this policy be subject to this recoupment clause.

Tax Considerations

Our incentive pay programs include provisions allowing us to comply with regulations under Section 162(m) of the IRC. As a result, we are able to take a tax deduction for performance-based compensation in excess of $1 million per taxable year paid to the CEO and each of our next three most highly compensated officers (excluding the CFO). The IRC does not permit companies to take a tax deduction for compensation paid in excess of $1 million unless it is performance based. While we make every effort to ensure we will be able to deduct the compensation we pay, if compliance with Section 162(m) conflicts with our compensation philosophy, or what we believe to be in our best interests and those of our stockholders, we may conclude that paying non-deductible compensation is appropriate in certain circumstances. In reaching this conclusion in any specific situation, we would carefully consider the estimated cost to us of any foregone deduction.

In 2008, all base salaries for Named Executive Officers, up to an individual maximum of $1 million, were tax deductible. In addition, incentive payments made in March 2008, attributable to awards earned during the 2007 performance period, were fully tax-deductible.

Securities Trading Policy

Under this policy, Named Executive Officers not in possession of material non-public information may generally buy or sell our securities only during specified window periods, but even during such windows, specific approval is required by our Legal Staff. Named Executive Officers in possession of material non-public information that becomes known to the investing public may buy or sell GM securities beginning two days after the date such information has been publicly released.

The policy allows previously established regularly scheduled purchases to continue within the S-SPP, the GM Dividend and Cash Investment Plan, or any DCP, even if a Named Executive Officer is in possession of material non-public information, since the timing of the purchases is not controlled by the executive. However, within these plans executives may not initiate or increase purchases of a relevant GM security or make transfers into or from the relevant GM security while in possession of material non-public information relating to that security. Executives may exercise a stock option utilizing cash or stock while in possession of material non-public information, since no public sale of stock is involved and the option exercise price was pre-established. However, “cashless” stock

GENERAL MOTORS COMPANY AND SUBSIDIARIES

option exercises are not allowed while an executive is in possession of material non-public information since this type of exercise involves a sale of common stock. The Insider Trading Policy, available on our Web site at http://investor.gm.com, under “Corporate Governance,” further outlines restrictions on trading.

Our securities trading policy covering executive officers prohibits any pledging or hedging of our common stock. No Named Executive Officers pledged or hedged any of their common stock during 2008.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

GENERAL MOTORS COMPANY

AS OF AUGUST 7, 2009, THE EQUITY COMPENSATION PLANS, CORPORATE AIRCRAFT PROGRAM, AND NON-QUALIFIED DEFERRED COMPENSATION PLAN DESCRIBED BELOW ARE NOT AVAILABLE TO OUR EXECUTIVES. THE FOLLOWING HISTORICAL INFORMATION RELATES TO COMPENSATION PAID BY GENERAL MOTORS CORPORATION AND IS INCLUDED SOLELY FOR THE PURPOSE OF DESCRIBING COMPENSATION AND BENEFITS PROVIDED TO NAMED EXECUTIVE OFFICERS DURING 2008.

PRIOR TO DECEMBER 31, 2008, ALL STOCK AND OPTION AWARDS WERE GRANTED IN OR BASED UPON THE COMMON STOCK OF GENERAL MOTORS CORPORATION (NOW MOTORS LIQUIDATION). OUR MANAGEMENT CONTINUES TO REMIND INVESTORS OF OUR STRONG BELIEF THAT THERE WILL BE NO VALUE FOR THE COMMON STOCKHOLDERS IN THE BANKRUPTCY LIQUIDATION PROCESS, EVEN UNDER THE MOST OPTIMISTIC OF SCENARIOS. IN THIS CASE, THE STOCK AND OPTION AWARDS WILL HAVE NO VALUE.

2008 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary(1) $	Bonus $		Stock Awards(3) $	Option Awards(4) $	Non-Equity Incentive Plan Compensation(5) $	Change in Pension Value & NQ Deferred Compensation(6) $	All Other Compensation(7) $	TOTAL(8) $

G. R. Wagoner, Jr. Chairman & CEO	2008 2007 2006	2,108,333 1,558,333 1,283,333	0 0 0		(7,230,189 2,243,095 4,987,094)	8,155,640 3,776,710 3,095,560	0 1,802,000 0	1,583,800 4,020,400 1,468,100	836,703 697,358 769,566	5,454,287 14,097,896 11,603,653

F. A. Henderson President & COO*	2008 2007 2006	1,719,667 1,279,167 1,162,500	0 0 0		(3,271,226 1,605,699 2,131,282)	2,648,481 1,690,318 860,671	0 1,026,000 0	264,500 748,300 754,200	348,710 805,848 423,582	1,710,132 7,155,332 5,332,235

R. G. Young EVP & CFO*	2008	850,000	0		0	433,620	0	85,000	93,003	1,461,623

R. S. Osborne GVP & General Counsel	2008	837,500	480,000	(2)	0	530,018	0	23,200	103,728	1,974,446

C. P. Forster GVP & President GME	2008	1,133,752	0		0	404,788	0	158,600	199,483	1,896,623

N. S. Cyprus Controller & CAO	2008	565,000	0		0	123,011	0	16,800	211,673	916,484

*	On March 3, 2008 Mr. Henderson was elected President & Chief Operating Officer, and Mr. Young was elected Executive Vice President and Chief Financial Officer.
(1)	As discussed in the CD&A, Messrs. Wagoner and Henderson voluntarily reduced their base salaries on March 1, 2006, as part of a significant cost reduction strategy in support of the GMNA Turnaround Plan, and remained at reduced levels until March 1, 2008.
(2)	Mr. Osborne’s bonus payment of $480,000 payable pursuant to his hiring agreement dated September 1, 2006, has not been paid in light of the terms of the UST Loan Agreement.
(3)	These amounts reflect the accounting cost attributable to the respective years of long-term incentive awards granted to Named Executive Officers for the performance periods 2006-2008, 2007-2009, and 2008-2010 under the SPP and outstanding stock RSUs and CRSUs granted over a period of time.

For Messrs. Wagoner and Henderson, the dollar amounts reflect the effect of liability accounting under FAS 123(R) on outstanding SPP and stock-RSU awards. This value includes adjustments recognized for financial reporting purposes for the fiscal year ended December 31, 2008 and thus includes amounts related to awards granted in and prior to 2008. The negative values reflect the reduction in value and accrued expense during 2008 on these outstanding awards limited to the total expense recognized in prior years and reported in Proxy Statements for prior year’s annual meetings. These awards will not be payable until the end of their vesting or performance periods and will continue to change in value during those periods.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

2007 and 2006 stock award values for Messrs. Wagoner and Henderson have been adjusted to reflect prior period accounting adjustments related to changes in accounting for stock awards. Mr. Wagoner’s previously reported totals were $2,561,113 for 2007 and $3,574,594 for 2006. Mr. Henderson’s previously reported totals were $2,058,378 for 2007 and $1,991,885 for 2006. The values shown in the table reflect the accounting values of outstanding stock awards and do not reflect the actual value to be delivered upon vesting for these awards.

For Messrs. Young, Osborne, Forster, and Cyprus the actual expense allocable to 2008 of their outstanding equity awards was ($552,416) for Mr. Young; ($1,034,753) for Mr. Osborne; ($1,253,994) for Mr. Forster; and ($313,828) for Mr. Cyprus. However, as these individuals were not previously included in our Proxy Statements, reported values may not be reported as less than zero; therefore they do not reflect the entire decline in the value of these executives’ outstanding awards.

(4)	Amounts shown in this column reflect the expense recognized for financial reporting purposes for the year ended December 31, 2008, in accordance with FAS 123(R) in respect of outstanding stock options granted under the SIP/LTIP including amounts relating to awards granted in and prior to 2008. We describe the grant date fair value of option awards and performance-contingent option awards granted in 2008 to the Named Executive Officers in the 2008 “Grants of Plan Based Awards” table. We recognize the fair value of options over the applicable service period(s) which is generally 3 years unless the recipient is retirement eligible in which case expense recognition is accelerated to the year of retirement eligibility.

In 2008, Mr. Wagoner became retirement eligible under the terms of the SIP/LTIP requiring expense recognition equal to 100% of the grant date fair value of his 2008 option grants and immediate expense recognition of the unamortized expense relating to option awards in 2006 and 2007. None of the other Named Executive Officers were retirement eligible in 2008, thus only the portion of the grant date fair values allocated to 2008 for each of their options granted in 2008, 2007 and 2006 is shown.

(5)	As disclosed in the CD&A, no awards were earned by the Named Executive Officers under the AIP during 2008.
(6)	These amounts represent the actuarial increase in the present value of the executive’s accrued pension benefit for 2008 attributed to additional credited service. Since we do not credit interest at above-market rates to DCP accounts, these totals do not include any amounts representing earnings on deferred compensation. Mr. Forster does not participate in the ERP; his pension benefits are determined under the terms of his employment agreement and will reflect a percentage of his base salary at his retirement.
(7)	These amounts include dividend equivalents paid quarterly in cash on undelivered RSUs and CRSUs and the cost to us of providing welfare benefits and personal benefits to the Named Executive Officers as described in the supplemental table below. Payment of dividend equivalents was suspended July 14, 2008, consistent with the announced suspension of future dividends on our common stock.
(8)	This Total includes the incremental increase or decrease in the annual value of future pension benefits and the FAS 123(R) values at December 31, 2008 for incentive grants of stock and option awards made over several years which may not yield a future payout if performance criteria are not achieved.

2008 All Other Compensation Table

Totals for amounts reported as All Other Compensation in the preceding Summary Compensation Table are described below:

	G. R. Wagoner, Jr.	F. A. Henderson	R. G. Young	R. S. Osborne	C. P. Forster	N. S. Cyprus
Perquisites & Other Personal Benefits (1)	455,315	163,285	23,127	21,478	15,580	14,013
Tax Reimbursements (2)	8,714	9,263	6,561	7,232	15,354	11,271
Employer Contributions to Savings Plans (3)	73,330	58,334	27,332	42,029	0	33,579
Life Insurance and Death Benefits (4)	158,299	23,736	5,760	8,280	122,192	9,288
Dividend Equivalents	134,855	87,992	29,233	24,269	22,785	7,082
Relocation Payments & Allowances (5)	0	0	0	0	23,572	100,000
Other Benefits (6)	6,190	6,100	990	440	0	36,440

Total All Other Compensation	836,703	348,710	93,003	103,728	199,483	211,673

GENERAL MOTORS COMPANY AND SUBSIDIARIES

(1)	See Personal Benefits table below for additional information.
(2)	Includes payments we made on the executives’ behalf for the payment of taxes related to executive program vehicles, relocation and moving expenses, and spousal accompaniment on business travel.
(3)	Includes employer contributions to tax-qualified and non-qualified savings and excess benefit plans. For Messrs. Osborne and Cyprus, amounts also include tax-qualified retirement plan contributions and post-retirement healthcare contributions; the non-qualified retirement plan contributions are comprehended in the “2008 Pension Benefits” table. As a non-U.S. employee, Mr. Forster does not participate in these plans.
(4)	Includes Supplemental Life Benefits Program which provides a cash benefit paid upon the death of an active executive at three times annual salary for executives appointed prior to January 1, 1989 and two times annual salary for executives appointed on January 1, 1989 or later. Coverage may be continued in retirement at 3 times annual salary and one times annual base salary. However, beginning May 1, 2009, current and future retirees eligible for a three times annual salary benefit in retirement will have the benefit reduced to 1.5 times annual salary. No income is imputed to the executive and the benefit is taxable as ordinary income to survivors when paid. The associated incremental cost reflects amounts contained in IRS Table 1 for insurance premiums at comparable coverage limits based on the executive’s age. The amount reflected for Mr. Wagoner represents our cost of providing a split dollar life insurance policy for him. The benefit includes only the stated face amount of the insurance coverage; however, policy assets are used after specified times to support the premium cost of continued coverage, and we receive a refund of the premiums from the proceeds of the policy upon death.
(5)	The amount shown for Mr. Forster also includes a periodic adjustment for currency exchange fluctuation. The amount for Mr. Cyprus includes reimbursement of commuting expenses from his residence in New Jersey.
(6)	Includes cost of premiums for providing personal umbrella liability insurance and Corporate matching contributions to colleges, universities, and community colleges. The Corporate matching contribution program was suspended effective October 1, 2008, as part of additional structural cost reduction measures. Amounts for each of these items did not exceed $10,000 for fiscal year 2008 and are therefore aggregated and reported here. For Mr. Cyprus, amount includes annual cash payments to compensate for foregone pension payments of $36,000 from his previous employer.

Personal Benefits

Amounts shown below for personal benefits include the incremental costs for personal use of company aircraft, executive security services and systems, the executive company vehicle program, financial counseling and executive health evaluations.

	G. R. Wagoner, Jr.	F. A. Henderson	R. G. Young	R. S. Osborne	C. P. Forster	N. S. Cyprus
Aircraft Expense (1)	160,157	37,757	0	0	0	0
Security (2)	270,450	105,015	2,039	0	4,067	0
Company Vehicle (3)	11,513	11,513	11,513	11,513	11,513	11,513
Financial Counseling (4)	12,000	9,000	9,000	9,000	0	2,500
Executive Health Evaluations (5)	1,195	0	575	965	0	0

Total	455,315	163,285	23,127	21,478	15,580	14,013

(1)	As a result of the recommendations by an independent third-party security study, the Board of Directors has encouraged Messrs. Wagoner and Henderson to use corporate aircraft for personal as well as business travel. A spouse could accompany the executive on company business, and imputed income was assessed to the executive with taxes thereon reimbursed by the Corporation if the spouse’s attendance was also required for business purposes. Personal use of the Corporation aircraft is valued using an incremental cost method that takes into account variable cost per flight hour, as well as other direct out of pocket expenses; landing, parking, and hangar storage expenses; crew travel expenses; flight expenses associated with portions of a flight with no passengers; catering expenses; any customs, foreign permit, and similar fees; and security costs to secure the aircraft while on the ground.

On December 31, 2008, the Corporation entered into the UST Loan Agreement which requires we take all reasonable steps to divest of any private passenger aircraft or any interest in such aircraft, and prohibits the leasing of private passenger aircraft. As a result, beginning January 1, 2009, Messrs. Wagoner, Henderson, and Young are now permitted to fly first class for international and domestic flights, and Automotive Leadership Group (ALG) members are permitted to fly business class for international and coach class for domestic flights. For those executives covered by the security study, airline club memberships

GENERAL MOTORS COMPANY AND SUBSIDIARIES

are also provided at our expense. All other employees are permitted to fly coach class for domestic flights and business class for international flights of eight hours or more in duration. Other employees who maintain airline club memberships must do so at their own expense.

(2)	As part of the comprehensive security study noted above, residential security systems and services are maintained for Messrs. Wagoner and Henderson and chauffeured vehicles are available for business-related functions. Chauffeuring costs associated with daily commuting are deemed personal benefits, and, as such, are imputed as income to the executives and are included in these security expenses. In 2008 they totaled $16,156 for Mr. Wagoner and $19,375 for Mr. Henderson. The associated cost of the residential systems includes the actual costs of installation and monitoring of security systems and allocation of staffing expenses for personal protection.
(3)	Includes the incremental cost to maintain the executive company vehicle program fleet which is allocated to each executive and includes lost sales opportunity and incentive costs, if any; fuel, maintenance, and repair costs; insurance claims, if any; licensing and registration fees; and use taxes. Executives electing to participate in the program are required to purchase or lease at least one GM vehicle every four years and asked to evaluate the vehicles they drive, thus providing feedback about our products. Participants are required to pay a monthly administration fee of $300 and are charged with imputed income based on the value of the vehicle they choose to drive. Participants are reimbursed for taxes on this income, subject to a maximum vehicle value. Beyond this maximum amount, taxes assessed on imputed income are the responsibility of the participant.
(4)	Costs associated with financial counseling and estate planning services with one of several approved providers.
(5)	Cost of medical services we incurred in providing executive health evaluations with one of several approved providers.

2008 GRANTS OF PLAN-BASED AWARDS

As described in the CD&A, we provide several incentive award opportunities to executives, designed to reward both short-term and long-term business performance, and create a close alignment between incentive compensation and stockholders’ interests. The following table provides information on non-equity incentive plan awards, stock performance units, RSUs, CRSUs, and stock options granted in 2008 to each of our Named Executive Officers. Although grant date fair value is shown in the table for these stock and option awards, there can be no assurance that these values will be the values actually realized during the terms of these grants. The amounts expensed for the equity awards during 2008 are shown in the “Stock Awards” and “Option Awards” columns in the “2008 Summary Compensation Table”.

Annual Incentive Plan. Target awards were established for 2008, consistent with past practice, for possible delivery in early 2009 under the 2007 AIP. Any payout at the end of the period is determined based on the achievement of established performance targets as described in CD&A; up to a maximum of $7.5 million for any plan participant. Our overall performance for 2008 did not generate annual incentive funding for the Named Executive Officers and there were no payouts under the plan.

Stock Performance Program. Awards have been made annually to all senior executives. Grants are expressed as units of stock so the value of the grant is impacted by the change in our stock price over the performance period. If our TSR performance compared to the S&P 500 Index is sufficient to generate a payout, individual awards are based on the percentile TSR achieved and the original grant level. Any payouts include dividend equivalents (if a dividend is declared) for the performance period paid on the number of units ultimately earned. No dividends are paid during the performance period. Beginning with grants made in 2005, any final awards are paid in cash.

The 2008-2010 SPP target awards were granted to our approximately 300 senior executives, including Named Executive Officers. Although grants are made annually, any payout is determined based on the TSR performance ranking of our common stock compared to that of other stocks in the S&P 500 Index over a three-year period. The awards will be denominated in units of Common Stock during the performance period but then converted to cash and delivered in one installment if threshold or greater performance is achieved for each performance period. The expense accrued in 2008 for these target shares reported here is reflected in the “Stock Awards” column in the “2008 Summary Compensation Table.” The final award value to be delivered at the end of the three-year performance period, if any, will depend on GM’s TSR ranking (based on market price appreciation, plus the compounding effect of reinvested dividends) relative to other companies in the S&P 500 Index in accordance with the plan design discussed in the CD&A.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

Restricted Stock Units. The Named Executive Officers received RSU and CRSU grants in March 2008. The ultimate value of these awards will depend on our business performance over the next few years and its effect on our common stock price. The grant date fair value per share of these awards was $23.13. RSUs will vest ratably over three years beginning on the third anniversary date of the grant for Messrs. Wagoner and Henderson and will be paid in the form of stock at the end of the performance period. CRSUs will vest ratably over three years beginning on the first anniversary date of the grant for Messrs. Young, Osborne, Forster, and Cyprus and will be paid in cash at the end of the service period. The size of each Named Executive Officer’s grant considered factors such as the length of the vesting schedule and the variability and risk inherent in the nature of the award, and competitive compensation factors.

Stock Options. Stock options are granted annually to approximately 300 senior executives, and periodically, as needed, to senior executive new hires. The Committee approves an annual option grant each year. The grant date is either the same date as the Committee approves the grant or a specific date after the date the Committee acts. The Committee does not grant equity compensation awards or options in anticipation of the release of material non-public information and does not time the release of such information based on equity award grant dates. The Committee also allows up to four more quarterly grants each year for any new hires, if needed. Quarterly grant dates are the first Monday following the fiscal quarter-end. The Committee may approve additional grant dates for executive new hires, if needed. The Committee has never approved a stock option grant with a grant date prior to that of their approval.

The exercise price for all option grants, as provided by the current LTIP, is the average of the high and low common stock price on the date of the grant. The Committee has never approved an option grant price with a price different from that of the average of the high and low stock price on the date of the grant, consistent with the LTIP provisions. We have a clawback provision for our stock options which generally requires that an executive who exercises an option remain employed by GM for 12 months following the date of exercise (unless employment is terminated by death or retirement) or the gain from the option exercise must be repaid to the Corporation. The required period of employment following exercise is six months for outstanding options granted prior to 2002.

Consistent with the UST Loan Agreement, awards disclosed in the following tables are not currently payable to Named Executive officers.

AS OF AUGUST 7, 2009, THE EQUITY COMPENSATION PLANS DESCRIBED IN THE FOLLOWING TABLE ARE NOT AVAILABLE TO OUR EXECUTIVES. THE FOLLOWING HISTORICAL INFORMATION RELATES TO COMPENSATION PAID BY GENERAL MOTORS CORPORATION AND IS INCLUDED SOLELY FOR THE PURPOSE OF DESCRIBING COMPENSATION AND BENEFITS PROVIDED TO NAMED EXECUTIVE OFFICERS DURING 2008.

PRIOR TO DECEMBER 31, 2008, ALL STOCK AND OPTION AWARDS WERE GRANTED IN OR BASED UPON THE COMMON STOCK OF GENERAL MOTORS CORPORATION (NOW MOTORS LIQUIDATION). OUR MANAGEMENT CONTINUES TO REMIND INVESTORS OF OUR STRONG BELIEF THAT THERE WILL BE NO VALUE FOR THE COMMON STOCKHOLDERS IN THE BANKRUPTCY LIQUIDATION PROCESS, EVEN UNDER THE MOST OPTIMISTIC OF SCENARIOS. IN THIS CASE, THE STOCK AND OPTION AWARDS WILL HAVE NO VALUE.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

2008 GRANTS OF PLAN BASED AWARDS

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards	MEMO (5): Fair Value of Stock Awards & Intrinsic Value of Option Awards on
Name	Award Type(1)	Grant Date	Approval Date(2)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)	Options (#)	(3) ($)	(4) ($)	Dec. 31, 2008 ($)
G. R. Wagoner, Jr.	AIP	3/5/2008	3/3/2008	1,760,000	3,520,000	7,500,000
	SPP	3/5/2008	3/3/2008				82,782	165,563	331,126				3,051,326	442,053
	RSU	3/5/2008	3/3/2008							75,000			1,734,750	240,000
	SO	3/5/2008	3/3/2008								500,000	23.13	3,645,000	0
	Perf SO	3/5/2008	3/3/2008								500,000	23.13	3,500,000	0

													11,931,076	682,053

F. A. Henderson	AIP	3/5/2008	3/3/2008	1,215,000	2,430,000	6,318,000
	SPP	3/5/2008	3/3/2008				55,188	110,376	220,752				2,034,230	294,704
	RSU	3/5/2008	3/3/2008							60,000			1,387,800	192,000
	SO	3/5/2008	3/3/2008								250,000	23.13	1,822,500	0
	Perf SO	3/5/2008	3/3/2008								200,000	23.13	1,400,000	0

													6,644,530	486,704

R. G. Young	AIP	3/5/2008	3/3/2008	472,500	945,000	2,457,000
	SPP	3/5/2008	3/3/2008				8,279	16,557	33,114				305,146	44,207
	CRSU	3/5/2008	3/3/2008							30,354			702,088	97,133
	SO	3/5/2008	3/3/2008								87,500	23.13	637,875	0

													1,645,109	141,340

R. S. Osborne	AIP	3/5/2008	3/3/2008	382,500	765,000	1,989,000
	SPP	3/5/2008	3/3/2008				5,519	11,038	22,076				203,430	29,471
	CRSU	3/5/2008	3/3/2008							22,076			510,618	70,643
	SO	3/5/2008	3/3/2008								60,000	23.13	437,400	0

													1,151,448	100,114

C. P. Forster	AIP	3/5/2008	3/3/2008	509,500	1,019,000	2,649,400
	SPP	3/5/2008	3/3/2008				6,899	13,797	27,594				254,279	36,838
	CRSU	3/5/2008	3/3/2008							26,233			606,769	83,946
	SO	3/5/2008	3/3/2008								63,750	23.13	464,738	0

													1,325,786	120,784

N. S. Cyprus	AIP	3/5/2008	3/3/2008	203,000	406,000	1,055,600
	SPP	3/5/2008	3/3/2008				2,760	5,519	11,038				101,715	14,736
	CRSU	3/5/2008	3/3/2008							12,878			297,868	41,210
	SO	3/5/2008	3/3/2008								20,500	23.13	149,445	0

													549,028	55,946

(1) Award Type:	AIP = Annual Incentive Plan Award
SPP = Stock Performance Plan Award
RSU = Restricted Stock Units
CRSU = Cash-Based Restricted Stock Units
SO = Stock Option Grant
Perf SO = Performance-based Stock Option Grant
(2)	On March 3, 2008 the ECC took action to approve stock option and equity award grants to be made on March 5, 2008 in accordance with the cadence and practice described above.
(3)	The exercise price of stock options is the average of the high and low stock price on the grant date ($23.13). The closing price of Common Stock on the grant date was $22.97.
(4)	The grant date fair value for the SPP was $18.43. Grant date fair value for RSUs and CRSUs was $23.13. Grant date fair value for stock options was $7.29 and for performance-based stock options, $7.00.
(5)	The number of target shares for the 2008-2010 SPP is also shown here at a fair value of $2.67, which is the fair value of these performance shares as of December 31, 2008. If the minimum or threshold performance level is met or exceeded, the percentage of the SPP target award that will eventually be paid to participants will depend on the Corporation’s TSR ranking relative to other companies in the S&P 500 Index over the three-year period as described in the CD&A and any earned units will be delivered at the then-current stock price. If the minimum performance level is not met, no awards will be paid. RSU and CRSU awards are also shown here at fair value on December 31,2008 ($3.20). Options granted in 2008 (which have not yet vested and are underwater) are shown at their intrinsic value at this date of -0- as the option price ($23.13) is greater than the December 31, 2008 stock price of $3.20.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2008

AS OF AUGUST 7, 2009, THE EQUITY COMPENSATION PLANS DESCRIBED IN THE FOLLOWING TABLE ARE NOT AVAILABLE TO OUR EXECUTIVES. THE FOLLOWING HISTORICAL INFORMATION RELATES TO COMPENSATION PAID BY GENERAL MOTORS CORPORATION AND IS INCLUDED SOLELY FOR THE PURPOSE OF DESCRIBING COMPENSATION AND BENEFITS PROVIDED TO NAMED EXECUTIVE OFFICERS DURING 2008.

PRIOR TO DECEMBER 31, 2008, ALL STOCK AND OPTION AWARDS WERE GRANTED IN OR BASED UPON THE COMMON STOCK OF GENERAL MOTORS CORPORATION (NOW MOTORS LIQUIDATION). OUR MANAGEMENT CONTINUES TO REMIND INVESTORS OF OUR STRONG BELIEF THAT THERE WILL BE NO VALUE FOR THE COMMON STOCKHOLDERS IN THE BANKRUPTCY LIQUIDATION PROCESS, EVEN UNDER THE MOST OPTIMISTIC OF SCENARIOS. IN THIS CASE, THE STOCK AND OPTION AWARDS WILL HAVE NO VALUE.

	Option Awards(1)						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(3)
		(#)	(#)	(#)	($)			(#)	($)	(#)	($)
G. R. Wagoner, Jr.	3/05/2008		500,000		23.13	3/05/2013
	3/05/2008		500,000		23.13	3/06/2018	3/05/2008	75,000	240,000	62,085	198,672
	3/20/2007	166,668	333,332		29.11	3/21/2017	3/20/2007	76,000	243,200	50,557	161,782
	2/23/2006	266,668	133,332		20.90	2/24/2016
	1/24/2005	400,000			36.37	1/25/2015
	1/23/2004	400,000			53.92	1/24/2014
	1/21/2003	500,000			40.05	1/22/2013
	2/04/2002	100,000			50.82	2/05/2012
	1/07/2002	500,000			50.46	1/08/2012
	1/08/2001	400,000			52.35	1/09/2011
	6/01/2000	50,000			70.10	6/02/2010
	1/10/2000	200,000			75.50	1/11/2010
	1/11/1999	210,350			71.53	1/12/2009
							1992-1995	21,710	69,472

F. A. Henderson	3/05/2008		200,000		23.13	3/05/2013
	3/05/2008		250,000		23.13	3/06/2018	3/05/2008	60,000	192,000	41,391	132,451
	3/20/2007	83,334	166,666		29.11	3/21/2017	3/20/2007	48,000	153,600	25,279	80,893
	2/23/2006	106,668	53,332		20.90	2/24/2016
							6/06/2005	83,334	266,669
	1/24/2005	50,000			36.37	1/25/2015
	1/23/2004	50,000			53.92	1/24/2014
	1/21/2003	55,000			40.05	1/22/2013
	2/04/2002	35,000			50.82	2/05/2012
	1/07/2002	55,000			50.46	1/08.2012
	1/08/2001	45,000			52.35	1/09/2011
							6/06/2000	8,650	27,680
	1/10/2000	30,000			75.50	1/11/2010
	1/11/1999	20,434			71.53	1/12/2009

R. G. Young	3/05/2008		87,500		23.13	3/06/2018	3/05/2008	30,354	97,133	6,209	19,869
	3/20/2007	5,000	10,000		29.11	3/21/2017	3/20/2007	7,302	23,366	4,424	14,157
	2/23/2006	6,668	3,332		20.90	2/24/2016	2/23/2006	3,166	10,131
							6/06/2005	29,412	94,118
	1/24/2005	12,800			36.37	1/25/2015
	1/23/2004	12,800			53.92	1/24/2014
	1/21/2003	16,000			40.05	1/22/2013
	2/04/2002	7,000			50.82	2/05/2012
	1/07/2002	14,000			50.46	1/08/2012
	1/08/2001	7,500			52.35	1/09/2011
	1/10/2000	6,000			75.50	1/11/2010
	1/11/1999	5,649			71.53	1/12/2009

R. S. Osborne	3/05/2008		60,000		23.13	3/06/2018	3/05/2008	22,076	70,643	4,139	13,245
	3/20/2007	13,334	26,666		29.11	3/21/2017	3/20/2007	16,666	53,331	6,952	22,246
	9/01/2006	80,000	40,000		29.73	9/02/2016	9/01/2006	8,333	26,666

C. P. Forster	3/05/2008		63,750		23.13	3/06/2018	3/05/2008	26,233	83,946	5,174	16,557
	3/20/2007	13,334	26,666		29.11	3/21/2017	3/20/2007	26,666	85,331	9,480	30,336
	2/23/2006	20,000	10,000		20.90	2/24/2016
	1/24/2005	28,000			36.37	1/25/2015
	1/23/2004	28,000			53.92	1/24/2014
	1/21/2003	35,000			40.05	1/22/2013
	2/04/2002	17,500			50.82	2/05/2012
	1/07/2002	35,000			50.46	1/08/2012
	4/02/2001	35,000			52.29	4/03/2011

N. S. Cyprus	3/05/2008		20,500		23.13	3/06/2018	3/05/2008	12,878	41,210	2,069	6,621
	3/20/2007	4,334	8,666		29.11	3/21/2017	3/20/2007	6,179	19,773	3,476	11,123

GENERAL MOTORS COMPANY AND SUBSIDIARIES

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2008

(1) The stock options above were granted to the Named Executive Officers in a combination of non-qualified and Incentive Stock Options (ISOs), up to the IRC maximum limit on ISOs, on the grant dates shown above. Options become exercisable in three equal annual installments commencing on the first anniversary of the date of grant. The ISOs expire ten years from the date of grant, and the non-qualified options expire two days later.

In 2008, Mr. Wagoner was granted 500,000 performance contingent stock options and Mr. Henderson was granted 200,000 performance contingent options, which contain a minimum one-year service vesting (March 5, 2008 – March 5, 2009) followed by a four year performance period (March 5, 2009-March 5, 2013). The stock options contain a single performance trigger which will vest all options if the price of our common stock is equal to or greater than $40 during any consecutive 10 day period during any 30 day trading period commencing after March 5, 2009. Once the performance requirement is met, the options become exercisable at any time through the seventh anniversary of the option grant (March 5, 2015). After exercise, net shares must be held for two years while an active employee. If the performance trigger is not met by the fifth anniversary of the stock option grant (March 5, 2013), the stock options will expire.

(2) Dividend equivalents were paid quarterly until suspended on July 14, 2008, on these restricted stock units (both stock-settled and cash-settled) and are disclosed as All Other Compensation in the Summary Compensation Table. For Messrs. Wagoner and Henderson amounts for 2008 reflect RSU grants vesting ratably beginning on the third anniversary of the date of the grant and will be delivered in the form of shares of our common stock on the following schedule: one-third of the grant will vest and be delivered on each of the following dates: March 5, 2011, March 5, 2012 and March 5, 2013. 2008 awards also include CRSU grants vesting over three years for Messrs. Young, Osborne, Forster, and Cyprus. Amounts for 2007 reflect RSU grants vesting over five years for Messrs. Wagoner and Henderson, and CRSU grants vesting over three years for Messrs. Young, Osborne, Forster, and Cyprus. Mr. Wagoner’s awards also include 21,710 shares for outstanding fourth installments of Performance Achievement Plan (PAP) awards for the performance periods 1995-1997, 1994-1996, 1993-1995, and 1992-1994 that will be settled at retirement.

125,000 RSUs previously reported for Mr. Wagoner have been removed from this table as it has been determined that they vested at grant on January 21, 2003. These undelivered shares will be payable upon mutual separation or retirement. Until suspended on July 15, 2008, dividend equivalents were paid quarterly on these vested, but undelivered, shares.

Additional information regarding awards and vesting schedules are included in the table below.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NUMBER AND VALUE OF OUTSTANDING UNVESTED SHARES ON DECEMBER 31, 2008

	Performance Period End or Grant Date	Delivery Schedule of Unvested Shares or Units							12/31/2008 Market Value at $3.20 ($)
Name		2009	2010	2011	2012	2013	2015	Retirement
G. R. Wagoner, Jr.	3/05/2008			25,000	25,000	25,000			$240,000
	3/20/2007	19,000	19,000	19,000	19,000				243,200
	12/31/1997							2,733	8,746
	12/31/1996							6,401	20,483
	12/31/1995							6,305	20,176
	12/31/1994							6,271	20,067

	Market Value	$60,800	$60,800	$140,800	$140,800	$80,000		$69,472	$552,672

F. A. Henderson	3/05/2008			20,000	20,000	20,000			$192,000
	3/20/2007	12,000	12,000	12,000	12,000				153,600
	6/06/2005		41,667				41,667		266,669
	6/06/2000		8,650						27,680

	Market Value	$38,400	$199,415	$102,400	$102,400	$64,000	$133,334		$639,949

R. G. Young	3/05/2008	10,118	10,118	10,118					$97,133
	3/20/2007	3,651	3,651						23,366
	2/23/2006	3,166							10,131
	6/06/2005		14,706				14,706		94,118

	Market Value	$54,192	$91,120	$32,377			$47,059		$224,748

R. S. Osborne	3/05/2008	7,359	7,359	7,358					$70,643
	3/20/2007	8,333	8,333						53,331
	9/01/2006	8,333							26,666

	Market Value	$76,880	$50,214	$23,546					$150,640

C. P. Forster	3/05/2008	8,745	8,744	8,744					$83,946
	3/20/2007	13,333	13,333						85,331

	Market Value	$70,650	$70,646	$27,981					$169,277

N. S. Cyprus	3/05/2008	4,293	4,293	4,292					$41,210
	3/20/2007	3,090	3,089						19,773

	Market Value	$23,626	$23,623	$13,734					$60,983

(3) Amounts reflect unvested long term incentive awards granted to Named Executive Officers. Award opportunities cover the 2008-2010 and 2007-2009 performance periods and were granted under the General Motors 2002 and 2007 Long-Term Incentive Plan as described in the CD&A. Each unit in the table refers to a share of our common stock and, if earned, will be payable in cash. The awards are valued based on the closing price of our common stock on December 31, 2008 ($3.20).

Beginning with the 2007-2009 plan, each SPP grant may be earned in four discrete installments based on the TSR ranking results of three one-year periods and one three-year period. Each installment, if earned, is credited as share equivalents and, at the end of the three-year performance period, the value of the number of share equivalents credited (plus dividend equivalents) will be paid in cash based on the stock price at the end of the performance period.

The first discrete installment for 2007 was calculated at threshold performance based on the December 2007 TSR versus the S&P 500 Index and credited in share equivalents for payment at the end of the three-year performance period along with any amounts computed for 2009 and the overall 2007-2009 period. Based on plan performance, no amount was credited for the 2008 period. Thus, the shares shown for the 2007-2009 plan reflect three of four installments at the threshold (50%) level.

For the 2008-2010 plan, no amount was credited for the 2008 period, and the shares shown also reflect three of four remaining installments at the threshold (50%) level.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

2008 Option Exercises and Stock Vested

	Option Awards		Stock Awards
[a]	[b]	[c]	[d]	[e]
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
G. R. Wagoner, Jr.	0	0	19,000	363,850
F. A. Henderson	0	0	12,000	229,800
R. G. Young	0	0	6,819	145,089
R. S. Osborne	0	0	16,667	247,759
C. P. Forster	0	0	13,334	255,346
N. S. Cyprus	0	0	3,090	59,174

The Named Executive Officers earned no payouts under the LTIP for the 2006-2008 performance period and exercised no stock options. In addition, Messrs. Wagoner, Henderson, and Young, as a group held options to acquire 142,677 shares of Common Stock which expired in 2008. These options were granted on January 12, 1998 at a share price of $46.59, representing an aggregate grant value of $6,647,321. The options were not exercised during 2008 because the exercise price exceeded the market price of the common stock during 2008. As a result, the Named Executive Officers did not realize any value from the expired options.

Shares acquired reflect RSUs vesting on March 20, 2008 at a stock price of $19.15 for Messrs. Wagoner and Henderson, and CRSUs vesting on March 20, 2008 at a stock price of $19.15 for Messrs. Young, Osborne, Forster, and Cyprus. The awards were made on March 20, 2007 at a grant date fair value of $29.11, and vest ratably over five years for Messrs. Wagoner and Henderson, and over three years for Messrs. Young, Osborne, Forster, and Cyprus.

In addition, the value realized includes 3,167 CRSUs vesting on February 25, 2008 at a stock price of $23.73 for Mr. Young which were granted at $20.90 on February 23, 2006, and 8,333 CRSUs vesting on September 2, 2008 at a stock price of $10.58 for Mr. Osborne which were granted at $29.73 on September 1, 2006.

Retirement Programs Applicable To Executive Officers

As announced in 2006, benefit accruals under our U.S. pension plans in place at that time were frozen effective December 31, 2006, and new pension plan formulas for U.S. and Canadian executive and salaried employees became effective for service on and after January 1, 2007. The implementation of these changes will have a significant impact on expected retirement benefit levels for executives, resulting in reductions generally ranging from 18% to greater than 50%, depending on the age of the executive at the time the new plan was implemented.

Benefits for our U.S. executives may be from both a tax-qualified plan that is subject to the requirements of ERISA and from a non-qualified plan that provides supplemental benefits. Tax-qualified benefits are pre-funded and paid out of the trust assets of the Salaried Retirement Program (SRP) for executives with a length of service date prior to January 1, 2001. For executives with a length of service date between January 1, 2001 and December 31, 2006, tax-qualified benefits are pre-funded and paid out of the trust assets of the SRP for service prior to January 1, 2007 and are paid out of the Savings-Stock Purchase Program (S-SPP) for service after December 31, 2006. For executives with a length of service date on or after January 1, 2007, all tax-qualified benefits are paid out of the S-SPP. Non-qualified benefits are not pre-funded and are paid out of our general assets.

U.S. executive employees must be at least age 55 with a minimum of ten years of eligible service to be vested in the U.S. non-qualified ERP, and must have been an executive employee on the active payroll as of December 31, 2006 to be eligible for any frozen accrued non-qualified ERP benefit.

The Board of Directors has delegated to the Executive Compensation Committee discretionary authority to grant additional eligible years of credited service to selected key executives under such terms and conditions as the Executive Compensation Committee determines for purposes of computing the frozen accrued non-qualified benefits for such executives.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

Effective for service rendered on and after January 1, 2007, non-qualified retirement benefits for executive employees are determined under one of two methods, depending on an executive’s length of service date. With the exception of executives grandfathered under the American Jobs Creation Act of 2004, executives retiring on and after January 1, 2007, will have all vested non-qualified retirement benefits (benefits accrued both before and after January 1, 2007) paid as a five-year annuity. Should the executive die within the five-year period, any remaining five-year annuity payments will be converted to a present value lump sum for payment to the executive’s surviving spouse or, in the event there is no surviving spouse, the executive’s estate. Should an executive die prior to retirement, any vested non-qualified benefits will be converted to a present value lump sum for payment to the executive’s surviving spouse or, in the event there is no surviving spouse, the executive’s estate. The interest rate used in determining the non-qualified five-year annuity retirement benefits referenced above is the average of the 30-year U.S. Treasury Securities rate for the month of July and is re-determined annually. This annual interest rate is then effective for retirements commencing October 1 through September 30 of the succeeding year.

For executives with a length of service date prior to January 1, 2001, retirement benefits are calculated using a 1.25% Career Average Pay formula. Tax-qualified benefits will accrue for such executives with respect to the total of actual base salary plus eligible AIP final awards received while employed as an executive for service on and after January 1, 2007 equal to 1.25% of base salary plus eligible AIP final awards received up to the IRC 401(a)(17) compensation limit. Non-qualified benefits will accrue for such executives with respect to the total of actual base salary plus eligible AIP final awards received in excess of the IRC 401(a)(17) compensation limit. Eligible AIP final awards are defined as those paid with respect to annual incentive compensation performance periods commencing on and after January 1, 2007. Pro-rata annual incentive awards attributable to the year of retirement are not used in the calculation of any non-qualified benefits.

For executives with a length of service date on or after January 1, 2001, retirement benefits are accumulated using a 4% defined contribution formula. Tax-qualified benefits are accrued for such executives with respect to the total of actual base salary and eligible AIP final awards received while employed as an executive for service on and after January 1, 2007, consisting of company contributions equal to 4% of base salary and eligible AIP final awards received up to the IRC 401(a)(17) compensation limit. Non-qualified benefits are accrued for executive service on or after January 1, 2007 consisting of notional contributions equal to 4% of base salary and eligible AIP final awards received in excess of the IRC 401(a)(17) compensation limit. Eligible AIP final awards are defined as those paid with respect to annual incentive compensation performance periods commencing on and after January 1, 2007. Pro-rata annual incentive awards attributable to the year of retirement are not used in the calculation of any non-qualified benefits. The notional contributions are credited into an unfunded individual defined contribution account for each executive. These individual accounts are credited with earnings based on investment options selected by the executive from a list approved by the Executive Compensation Committee.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

2008 Pension Benefits

(A)	(B)	(C)	(D)	(E)	(F)
Name	Plan Name	No. of Years of Eligible Service as of December 31, 2008(1) (#)	Present Value of Accumulated Benefit(2) ($)	Annual or Five Year Annuity Payable on December 31, 2008 Under GM Pension Plans ($)	Present Value of December 31, 2008 Plan Benefits ($)
G. R. Wagoner, Jr. (3)	SRP	31.42	918,300	68,900	943,900
	ERP	31.42	21,167,600	4,523,400	19,242,700

			22,085,900		20,186,600

F. A. Henderson (4)	SRP	24.50	470,500	79,900	430,500
	ERP	24.50	3,619,200	0	0

			4,089,700		430,500

R. G. Young (4)	SRP	22.42	346,700	71,300	328,400
	ERP	22.42	789,600	0	0

			1,136,300		328,400

R. S. Osborne (5)	SRP	2.30	11,500	0	0
	ERP	2.30	105,400	0	0

			116,900		0

C. P. Forster (6)	SRP	0.00	0	0	0
	ERP	0.00	0	0	0
	Other	7.80	3,204,100	377,300	3,204,100

			3,204,100		3,204,100

N. S. Cyprus (7)	SRP	2.10	2,900	0	0
	ERP	2.10	54,200	0	0

			57,100		0

(1)	Eligible service recognizes credited service under the frozen qualified SRP, in addition to service under the new plan formulas. The 35-year cap on ERP service used in calculating the frozen accrued ERP benefits still applies.
(2)	The present value of the SRP benefit amounts shown takes into consideration the ability of the executive to elect a joint and survivor annuity form of payment. For SRP and ERP benefits, the present value represents the value of the benefit commencing at age 60 (or immediately if over age 60). Benefits and present values reflect the provisions of the SRP and ERP as of December 31, 2008.
(3)	As of December 31, 2008, Mr. Wagoner is eligible to retire under both the qualified and non-qualified GM retirement plans. The amounts shown in Column D represents the present value of benefits accrued through December 31, 2008 payable at age 60 as a lifetime annuity form of payment for the SRP with reduction from age 62 and payable as a five year annuity form of payment for the ERP. The amounts shown in Column E are payable immediately as a lifetime annuity for the SRP and as a five year annuity for the ERP. The amounts in Column F are the present values of the benefits shown in Column E.
(4)

As of December 31, 2008, Messrs. Henderson and Young are not eligible to retire under any qualified or non-qualified retirement plan. Amounts shown in Column D for Messrs. Henderson and Young represent the present value of benefits accrued through December 31, 2008 payable at age 60 as a lifetime annuity form of payment for the SRP with reduction from age 62, and payable as a five year annuity form of payment for the ERP. Upon termination of employment prior to retirement eligibility,

GENERAL MOTORS COMPANY AND SUBSIDIARIES

Messrs. Henderson and Young are only eligible for a deferred vested benefit from the SRP, reduced for age if received prior to age 65. The amount shown in Column E represents the annual deferred vested SRP benefit that would be payable commencing age 65. The present value benefit shown in Column F represents the amount that would be payable per SRP plan rules if taken at year-end 2008 as a lump sum. They would not have been eligible for ERP benefits if service terminated on December 31, 2008.

(5)	Beginning January 1, 2007, benefits for Mr. Osborne are accumulated using the 4% defined contribution formula and are included in the “2008 All Other Compensation Table”. The SRP amount shown in Column D only reflects his frozen Account Balance Plan, as valued and payable at age 61 and ten months, as a lifetime annuity. In addition, beginning January 1, 2007, benefits under the ERP for Mr. Osborne are accumulated using the 4% defined contribution formula on the total of actual base and eligible AIP final awards received in excess of the IRS 401(a)(17) compensation limit. The ERP amount in Column D for Mr. Osborne includes his accumulated benefit under the 4% ERP defined contribution formula plus the frozen ERP benefit payable, as valued and payable at age 61 and ten months, as a five-year annuity form of payment. Mr. Osborne would not have been vested and, therefore, would be ineligible for SRP and ERP benefits if his service had terminated on December 31, 2008.
(6)	Mr. Forster does not participate in either the SRP or the ERP; his pension benefits are determined under the terms of his employment agreement described in the “Potential Payments Upon Termination or Change in Control” section that follows and will reflect a percentage of his base salary at the time of his retirement. If Mr. Forster retires prior to attaining age 60, this benefit will be offset by an amount payable from his previous employer.
(7)	Beginning January 1, 2007, benefits for Mr. Cyprus are accumulated using the 4% defined contribution formula and are included in the “2008 All Other Compensation Table”. The SRP amount shown in Column D only reflects his frozen Account Balance Plan, as valued and payable at age 63 and seven months, as a lifetime annuity. In addition, beginning January 1, 2007, benefits under the ERP for Mr. Cyprus are accumulated using the 4% defined contribution formula on the total of actual base and eligible AIP final awards received in excess of the IRS 401(a)(17) compensation limit. The ERP amount in Column D for Mr. Cyprus includes his accumulated benefit under the 4% ERP defined contribution formula plus the frozen ERP benefit payable, as valued and payable at age 63 and seven months, as a five-year annuity form of payment. Mr. Cyprus would not have been vested and, therefore, would be ineligible for SRP and ERP benefits if his service had terminated on December 31, 2008.

2008 Non Qualified Deferred Compensation Plans

We maintain two deferred compensation programs for executives, including the Named Executive Officers. The BEP is a non-qualified savings plan designed to allow for the equalization of benefits for highly compensated salaried employees under the SRP and the S-SPP when such employees’ contribution and benefit levels exceed the maximum limitations on contributions and benefits imposed by Section 2004 of ERISA, and Section 401(a)(17) and 415 of the IRC. The plan is maintained as an unfunded plan and we bear all expenses for administration of the plan and payment of amounts to participants. Our contributions to employee accounts are invested in one or more of seven investment options, including common stock. Dividend equivalents are credited on share balances for investments in the common stock option. These dividend equivalent credits were suspended on all qualified and non-qualified savings plans and accounts on July 14, 2008.

Also, on September 29, 2008, we temporarily suspended all trading into the GM Common Stock Fund, including participant-directed contributions and exchanges. This included employee contributions via Payroll, employer matching contributions (now suspended), exchanges into the fund from other S-SPP and PSP options and loan repayments, and ERP Article III (BEP) matching contributions (also, suspended) and exchanges.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

The DCP permits senior level executives eligible to defer a portion of their base salary, AIP, SPP, and RSU earnings into the plan. Available investment options include eight investment options, including common stock. No deferrals into the plan have been allowed since December 31, 2005. Dividend equivalents were credited and paid on common stock units until suspended on July 14, 2008. The plan does not provide for interest or earnings to be paid at above-market rates.

Name	Plan	Aggregate Balance at 2007 Fiscal Year End	Registrant Contributions in the Last Fiscal Year(2)	Aggregate Earnings in the Last Fiscal Year	Aggregate Withdrawals and Distributions	Aggregate Balance at 2008 Fiscal Year End(3)
		($)	($)	($)	($)	($)
G. R. Wagoner, Jr.	DCP	377,527	0	21,028	0	398,555
	BEP	388,379	64,894	(317,201)	0	136,072

		765,906				534,627

F. A. Henderson	DCP	1,485,665	0	(1,010,717)	0	474,948
	BEP	103,280	47,587	(77,530)	0	73,337

		1,588,945				548,285

R. G. Young	DCP	60,469	0	(22,339)	0	38,130
	BEP	52,708	23,996	(42,485)	0	34,219

		113,177				72,349

C. P. Forster (1)	DCP	0	0	0	0	0
	BEP	0	0	0	0	0

R. S. Osborne	DCP	0	0	0	0	0
	BEP	20,603	36,204	(12,311)	0	44,496

		20,603				44,496

N. S. Cyprus	DCP	0	0	0	0	0
	BEP	2,885	12,881	321	0	16,087

		2,885				16,087

The table above reflects year-end balances and executive contributions, company contributions, earnings and any withdrawals during the year for the DCP and BEP for the Named Executive Officers, and vested, but unpaid, RSUs and dividend equivalent earnings thereon. RSU and performance share units were earned and reported as required in the Summary Compensation Table in prior years as described in the table below.

(1)	Mr. Forster does not participate in the U.S. benefit or savings plans, nor in any comparable non-U.S. plans.
(2)	Contributions reported here include amounts for post-retirement health care for Messrs. Osborne and Cyprus and are included in “All Other Compensation” in the Summary Compensation Table. The non-qualified retirement plan contributions are comprehended in the “2008 Pension Benefits” table.
(3)	Year-end account values include restricted stock units based on our common stock closing price on December 31, 2008 ($3.20). Of the totals here, the following amounts have been reported in the Summary Compensation Table for fiscal year ended 2008 and in prior years:

Name	Reported in 2008 ($)	Reported in Prior Years($)	Total Reported ($)
G. R. Wagoner, Jr.	64,894	469,733	534,627
F. A. Henderson	47,587	26,499	74,086
R. G. Young	23,996	0	23,996
R. S. Osborne	36,204	0	36,204
N. S. Cyprus	12,881	0	12,881

GENERAL MOTORS COMPANY AND SUBSIDIARIES

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We maintain compensation and benefit plans that will provide payment of compensation to Named Executive Officers in the event of termination of employment due to retirement, death, mutually-agreed-upon separation, or a change in control of the Corporation. These provisions are generally applicable to all plan participants and are not reserved only for Named Executive Officers. The amount of compensation payable to each Named Executive Officer in these situations is described in the tables that follow.

We do not provide a change in control severance plan for executives, and we utilize employment or severance agreements on an infrequent basis. Employment agreements with Named Executive Officers are described below.

Retirement and Pension Benefits. As described in the “2008 Pension Benefits” discussion, retirement benefits were frozen on December 31, 2006, and eligibility to receive benefits under the non-qualified executive plan is now based on the vesting requirements established under the new plan (age 55 with a minimum of ten years of service) for terminations on and after January 1, 2007. In addition, the SRP provides for the payment of a deferred vested benefit to all salaried employees who terminate employment prior to retirement eligibility based on their compensation and years of service at the time of separation. Normal retirement is defined under the plan as age 65. No other individualized arrangements exist with Named Executive Officers except those disclosed in the “Employment Agreements” section. Pension benefits for Named Executive Officers are described in the “2008 Pension Benefits” table; additional non-qualified benefits may be provided only at the sole discretion of the Executive Compensation Committee, and subject to the terms of the UST Loan Agreement.

As of December 31, 2008, Messrs. Henderson, Young, Osborne, Forster, and Cyprus are not eligible to retire under any qualified or non-qualified retirement plan. Upon termination of employment, Messrs. Henderson and Young could receive a deferred vested benefit from the qualified SRP, reduced for age if received prior to age 65. This benefit is available to any participant in the plan. Their non-qualified benefits would be forfeited. Messrs. Osborne and Cyprus do not have a vested benefit, so their benefits would be forfeited. Mr. Forster does not participate in the ERP; his pension benefits are determined under the terms of his employment agreement described at the end of this section and will reflect a percentage of his base salary at his retirement.

As of December 31, 2008, Mr. Wagoner is eligible to retire pursuant to the provisions of both the qualified SRP and the non-qualified ERP.

Benefits Payable at Death. Upon death of an active employee, we provide one month salary to certain dependents including surviving spouses, members of employee’s family, or other individuals who are to be responsible for payment of funeral expenses. This benefit is provided generally for all salaried employees. In addition, we provide survivors a monthly pension benefit at a rate of 65% of the monthly retirement benefit payable to the employee where the survivor option has been elected. Supplemental Life Benefits are provided for all executives and an individual split-dollar life insurance policy is maintained for Mr. Wagoner. Benefits payable thereunder at December 31, 2008, for Mr. Wagoner were $11 million.

Insurances and death benefits for Mr. Forster are provided pursuant to the terms of his employment agreement and are discussed in the following section with his employment agreement.

Incentive Plans. Annual incentive awards will be paid pursuant to plan provisions on a pro-rata basis based on actual performance and time worked during the performance period for executives retiring under retirement plan provisions and mutually satisfactory separations.

Outstanding SPP performance awards are paid pursuant to plan provisions as follows: terminations resulting from mutually satisfactory separation will be pro-rated for time worked and paid out at the end of the performance period. Terminations resulting from death will be pro-rated for time worked, will vest immediately, and will be paid out at the forecasted performance as soon as practicable. Outstanding SPP awards for the Named Executive Officers are shown in “Outstanding Equity Awards at Fiscal Year-End 2008” table.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

Mr. Wagoner’s outstanding fourth installment of Performance Achievement Plan awards for the performance periods 1995-1997, 1994-1996, 1993-1995, and 1992-1994 (21,710 shares) will vest and be delivered at retirement, mutually satisfactory separation, or death.

Outstanding stock option awards and RSUs for the Named Executive Officers are shown in the “Outstanding Equity Awards at Fiscal Year-End 2008” table. Vested stock options remain exercisable for the full remaining term under retirement plan provisions. Outstanding options vest immediately upon death and remain exercisable for three years from the date of death or the original term, whichever comes first. Vested options remain exercisable for the shorter of three years or the full remaining term for mutually satisfactory terminations. Vesting and payout provisions for RSUs are described in footnote (5) in the following table. Options and RSUs are forfeited for all other types of separations.

Vacation Pay. Salaried employees may receive pay in lieu of unused vacation in the calendar year of termination of employment. Totals assume all vacation entitlement has been used as of December 31, 2008.

Health Care Coverage Continuation. Under provisions of the General Motors Salaried Health Care Program covering all U.S. salaried employees, Messrs. Henderson, Young, Osborne, and Cyprus could continue health care coverage as provided under applicable federal laws (i.e., COBRA). Based on his ability to retire, Mr. Wagoner would be eligible to receive financial contributions toward health care coverage in retirement until age 65.

Estimated Separation Payments Upon Termination

	Mutually Satisfactory Termination						For Cause Termination
	Severance Pay(1)	Stock Options(2)	AIP(3)	SPP Shares(4)	RSU/ CRSU(5)	Total	AIP(3)	SPP Shares(4)	RSU/ CRSU(5)	Total
G. R. Wagoner, Jr.	—	—	—	$123,402	$243,200	$366,602	—	—	—	—
F. A. Henderson	—	—	—	$26,966	$317,130	$344,096	—	—	—	—
R. G. Young	—	—	—	$4,720	$68,431	$73,151	—	—	—	—
R. S. Osborne	—	—	—	$7,418	$45,421	$52,839	—	—	—	—
C. P. Forster	—	—	—	$10,115	$64,301	$74,416	—	—	—	—
N. S. Cyprus	—	—	—	$3,709	$8,240	$11,949	—	—	—	—

(1)	We are currently prohibited by the Loan Agreement from paying any severance amounts to Named Executive Officers.
(2)	Stock Options — In the case of mutually satisfactory terminations, all vested stock options are retained and remain exercisable for the lesser of three years or the full remaining term, subject to non-compete and other plan provisions. All unvested options are forfeited. In the case of for cause terminations, both vested and unvested options are terminated. On December 31, 2008, all outstanding options were below their exercise price and, thus, there is no value reported here.
(3)	AIP awards paid at the end of the performance period on a pro-rata basis for time worked within the performance period prior to December 31, 2008. Awards are forfeited as a voluntary resignation and in for cause terminations. No value is reported here as no AIP was paid for 2008.
(4)	Includes the 2007 installment earned at threshold level for the 2007-2009 SPP awards payable at the end of the performance period (December 31, 2009) for all Named Executive Officers, and 21,710 outstanding PAP shares to be settled at retirement for Mr. Wagoner. On December 31, 2008, all remaining installments of the 2007-2009 SPP and the entire 2008-2010 SPP award were forecasted at below threshold performance. Awards are forfeited as a voluntary resignation and in for cause terminations.
(5)	Unvested RSUs and CRSUs are shown at December 31, 2008 values and remain subject to restrictions in the UST Loan Agreement. However, RSUs for Messrs. Wagoner (76,000) and Henderson (48,000) will continue to vest and be paid according to the original five-year schedule. For Messrs. Henderson (91,984) and Young (29,412) will vest and be paid as soon as practicable, consistent with the provisions of IRC 409A regulations, on a pro-rata basis. Unvested CRSUs, which were in recognition of forgone bonus in 2006 for Mr. Osborne (7,666) and for Mr. Forster (15,400), will continue to vest and be paid according to original three-year schedule. Unvested CRSUs for Messrs. Young (10,468), Osborne (17,333), Forster (11,266), and Cyprus (6,179) will vest and be paid according to the original three-year schedule on a pro-rata basis.

The table below describes the potential payments upon a change in control assuming the triggering event and separation occurred on December 31, 2008. It should also be noted that these amounts do not include stock options that have already vested and are reported in the “Outstanding Equity Awards at Fiscal Year-End 2008” table, qualified pension plan benefits and ERPs disclosed in the “2008 Pension Benefits” table, or deferred compensation reported in the “2008 Non-Qualified Deferred Compensation” table.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

GM executive incentive plans provide for vesting upon certain change in control events. In particular, pursuant to the AIP and the LTIP, upon a change in control, AIP awards and outstanding 2008-2010 SPP awards would vest and be paid on a pro-rata basis at the greater of threshold or actual performance. Outstanding 2007-2009 SPP awards would vest and be paid on a pro-rata basis at the greater of target or actual performance. Pursuant to the SIP, upon a change in control, outstanding stock options would vest and become immediately exercisable and RSUs would vest and be paid on a pro rata basis. Like our other senior executives, the Named Executive Officers are eligible to participate in these plans.

Effective January 1, 2007, these incentive plans were amended to require both a change in control and a termination of employment or a voluntary quit under the definition of “Good Reason” within three years following the event (double-trigger) to trigger the accelerated payments discussed above. The plans were modified because we believe that the real risk in a change in control situation is the loss of employment, not simply the change in control itself. We believe that the plan modifications are more consistent with best market practices and represent a more balanced approach to change in control protections and those benefit amounts are quantified in the table below.

Executive Benefits and Payments Upon Change in Control

	G. R. Wagoner, Jr.	F. A. Henderson	R. G. Young	R. S. Osborne	C. P. Forster	N. S. Cyprus
Annual Incentive Plan (1)	$1,760,000	$1,215,000	$472,500	—	$509,500	$203,000

Long-Term Incentives (2)
2006-2008 SPP	—	—	—	—	—	—
2007-2009 SPP	287,610	143,808	25,168	39,549	53,930	19,776
2008-2010 SPP	88,301	58,867	8,832	5,888	7,360	2,944
1992-1997 Undelivered SPP	69,472
Stock Options
Unvested and Accelerated (3)	—	—	—	—	—	—
RSUs and CRSUs
Unvested and Accelerated (4)	243,200	447,949	140,120	40,512	38,339	19,686

Total	$2,448,583	$1,865,624	$646,620	$85,949	$609,129	$245,406

NOTE:	The amounts shown above reflect the amounts payable to Named Executive Officers under the terms of our incentive plans. However, amounts actually paid, if any, will require review in light of the terms of the UST Loan Agreement.

(1)	AIP amounts are shown at threshold level. Mr. Osborne’s bonus payment of $480,000 is payable pursuant to the terms of his employment agreement dated September 1, 2006, and, as such, confers no additional benefit as a result of a change in control.
(2)	SPP awards for 2006-2008: amount shown reflects no payout; 2007-2009: amount shown assumes 100% payout, and for 2008-2010: amount shown assumes 50% payout; the closing price of our common stock on December 31, 2008 ($3.20) has been used to value the awards and payouts have been pro-rated for time worked during the performance period. Resulting payments are calculated based on the following performance-adjusted equity holdings: Mr. Wagoner, 2006-2008: 0 shares; 2007-2009: 89,878 shares; 2008-2010: 27,594 shares; Mr. Henderson, 2006-2008: 0 shares; 2007-2009: 44,940 shares; 2008-2010: 18,396 shares; Mr. Young, 2006-2008: 0 shares; 2007-2009: 7,865 shares; 2008-2010: 2,760 shares; Mr. Osborne, 2006-2008: 0 shares; 2007-2009: 12,359 shares; 2008-2010: 1,840 shares; Mr. Forster, 2006-2008: 0 shares; 2007-2009: 16,853 shares; 2008-2010: 2,300 shares; and Mr. Cyprus, 2006-2008: 0 shares; 2007-2009: 6,180 shares; 2008-2010: 920 shares.
(3)	All unvested options held by the Named Executive Officers have exercise prices in excess of the closing price of our common stock on December 31, 2008.
(4)	Unvested RSUs for Messrs. Wagoner (76,000) and Henderson (48,000) will continue to vest and be paid according to the original five-year schedule. Unvested RSUs for Messrs. Henderson (91,984) and Young (29,412) will vest and be paid as soon as practicable, consistent with the provisions of IRC 409A regulations. Unvested CRSUs, which were in recognition of foregone bonus in 2006 for Mr. Forster (15,400) and Mr. Osborne (7,666), will continue to vest and be paid according to original three-year schedule. Unvested CRSUs for Messrs. Young (14,376), Osborne (12,660), Forster (11,981), and Cyprus (6,152) will vest and be paid as soon as practicable, consistent with the provisions of IRC 409A regulations on a pro-rata basis.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

Employment Agreements

We believe that continuity in our Senior Leadership Group is in our best interests and those of our stockholders. In this regard, each Named Executive Officer has signed a non-competition agreement. Although we have set out the material elements of these arrangements below, we are currently prohibited by the Loan Agreement from paying any severance or bonus and incentive compensation amounts to Named Executive Officers. The Named Executive Officers have waived their contractual entitlement to any payment that would violate the terms of the Loan Agreement.

Carl-Peter Forster In June 2004 we entered into an employment agreement with Carl-Peter Forster, a German citizen, for a term of up to ten years (the contract terminates automatically at the end of the month of Mr. Forster’s 60th birthday, May 2014, or earlier in the case of a determination of permanent disability or death). The agreement provides for disability compensation up to a maximum of one year at full base salary and continuation in AIP, LTIP, and CRSU incentive plans under the terms and provisions of those plans. In addition, the agreement provides for pension benefits beginning at age 60 in the amount of 50% of Mr. Forster’s annual base salary in the year the contract terminates and provides for a 60% survivor benefit for Mr. Forster’s spouse and benefits for children up to the age of 27, subject to a maximum benefit of 90% of the actual age 60 pension amount.

The agreement may be terminated by either party upon the giving of 12 months written notice. Termination of the agreement by Mr. Forster prior to the regular retirement age will result in the immediate lapse of all unexercised stock options, as well as, the recoupment of proceeds from options exercised within the preceding 12 months and shares of our common stock sold if Mr. Forster establishes a working relationship with a competitor and the offset of his GM pension benefit by the benefit amount receivable from his previous employer, BMW.

Robert S. Osborne In July 2006 we entered into an employment agreement with Robert S. Osborne which provided that he would receive an initial annual base salary of $800,000 with a target bonus of 90% of salary and a guaranteed bonus payment of $480,000 for 2008. Mr. Osborne’s salary will be reviewed periodically by the Executive Compensation Committee and adjusted as necessary. The agreement also provided for SPP grants with a target value of $550,000 for each of the open periods of the 2005-2007 and 2006-2008 GM Long-Term Incentive Plans, a grant of 120,000 shares of Stock Options on September 1, 2006, and a CRSU grant of 25,000 shares also effective September 1, 2006. The agreement also provided reimbursement for premiums for health care coverage for a three month period for Mr. Osborne and his dependents. In addition, the Executive Compensation Committee agreed in May 2008 to permit Mr. Osborne to become eligible for an Executive Retirement Benefit after completion of a minimum 5 years of eligible service.

Nick S. Cyprus In November 2006 we entered into an employment agreement with Nick Cyprus which provided that Mr. Cyprus receive a one-time lump-sum payment of $300,000, a portion of which reimbursed him for forfeited equity compensation from his previous employer. In addition, Mr. Cyprus’ annual base salary was set at $550,000 with a target bonus of 70% of salary; a grant of 5,112 shares of our common stock under the 2005-2007 GM Long-Term Incentive Plan; and a grant of 10,649 shares of our common stock under the 2006-2008 GM Long-Term Incentive Plan. Mr. Cyprus also received additional annual cash payments of $36,000 (2008), $30,500 (2009), and $30,500 (2010) to compensate him for foregone pension benefits from his previous employer, and reimbursement for reasonable commuting costs from his residence in New Jersey.

If during the first two years of his employment, Mr. Cyprus’ employment is terminated by GM other than for cause or if he resigns for good reason he will receive one times his annual base salary and bonus. If his employment is terminated during the third year he will receive an amount equal to one times his annual base salary. If during the first three years of his employment, Mr. Cyprus’ employment is terminated by GM other than for cause or if he resigns for good reason he will also be eligible for a pro-rated annual bonus for the year of termination based on corporate, operational and individual performance per the Annual Incentive Plan provisions.

*  *  *  *  *  *

GENERAL MOTORS COMPANY AND SUBSIDIARIES

Certain Relationships and Related Transactions, and Director Independence.

Certain Relationships

We have adopted written policies and procedures for reviewing and approving transactions we enter into with our related persons, including directors, executive officers, and holders of at least 5% of our outstanding common stock, and their immediate family members or affiliates. Our Legal Staff is primarily responsible for developing and implementing a process to obtain information from our directors and executive officers to identify possible related person transactions and to determine based on the facts and circumstances whether such a transaction involves a direct or indirect material interest of us or our related persons. We disclose transactions that are determined to be directly or indirectly material to us or a related person as required by SEC rules. In addition, the Directors and Corporate Governance Committee of our Board is responsible for annually reviewing the independence of each director and the appropriateness of any potential related person transactions and related issues.

Douglas L. Henderson, brother of President and Chief Operating Officer Frederick A. Henderson, is employed by General Motors Corporation. In addition, Juli A. Stephens, sister-in-law of Group Vice President Thomas G. Stephens, and George T. Stephens, Mr. Stephens’ brother, are employed by General Motors Corporation. Mr. Douglas Henderson, Ms. Stephens, and Mr. George Stephens each make less than $210,500 per year, and receive salary and benefits comparable to those provided to other GM employees in similar positions.

Our executive officers have, from time to time, received mortgage loans from GMAC or its subsidiaries or acted as co-signers for loans made to family members. Loans to executive officers were made in the ordinary course of business and on the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with our other employees, retirees and dealers, which are substantially the same as those offered to unaffiliated customers.

Our policy on loans to our directors and executive officers complies with Sarbanes-Oxley, which generally prohibits public companies from making personal loans to their directors and executive officers. This policy permitted GMAC and its subsidiaries to extend mortgage and auto loans to our directors and executive officers on terms that are appropriate under Sarbanes-Oxley.

David Bonderman is a founding partner of TPG Capital, whose affiliate invests in auto dealerships in Asia representing various vehicle manufacturers. These investments include dealerships in China that sell Chevrolet and Buick brand vehicles under a distribution agreement with Shanghai GM. Under the terms of Shanghai GM’s joint venture agreement, we do not control Shanghai GM’s distribution activities.

Stephen J. Girsky is President of S.J. Girsky & Co. (“SJG”), which in 2009 received advisory fees of $400,000 and expense reimbursement of about $50,000 from Motors Liquidation for consulting services related to strategic alternatives for Saturn. SJG used its fees in part to pay subcontractors for work on the engagement. The Saturn engagement began in early 2009 and was completed before Mr. Girsky was named to our Board of Directors. Under the agreement assumed as part of the asset sale, we are required to pay SJG a $1 million success fee.

*  *  *  *  *  *  *

GENERAL MOTORS COMPANY AND SUBSIDIARIES

Legal Proceedings

The following section summarizes material pending legal proceedings to which the Company is a party, other than ordinary routine litigation incidental to the business. We and the other defendants affiliated with us intend to defend all of the following actions vigorously.

Canadian Export Antitrust Class Actions

Approximately eighty purported class actions on behalf of all purchasers of new motor vehicles in the United States since January 1, 2001, have been filed in various state and federal courts against General Motors Corporation, GMCL, Ford Motor Company, Chrysler, LLC, Toyota Motor Corporation, Honda Motor Co., Ltd., Nissan Motor Company, Limited, and Bavarian Motor Works and their Canadian affiliates, the National Automobile Dealers Association, and the Canadian Automobile Dealers Association. The federal court actions have been consolidated for coordinated pretrial proceedings under the caption In re New Market Vehicle Canadian Export Antitrust Litigation Cases in the U.S. District Court for the District of Maine, and the more than 30 California cases have been consolidated in the California Superior Court in San Francisco County under the case captions Belch v. Toyota Corporation, et al. and Bell v. General Motors Corporation. General Motors Corporation’s liability in these matters was not transferred to General Motors Company as part of the 363 Sale. GMCL was not part of the General Motors Corporation bankruptcy proceeding and potentially remains liable in all matters. In the California state court cases, oral arguments on the plaintiffs’ motion for class certification and defendants’ motion in limine will be heard on April 21, 2009. The court ruled that it would certify a class and defendants are preparing a written appeal to the appropriate California court.

The nearly identical complaints alleged that the defendant manufacturers, aided by the association defendants, conspired among themselves and with their dealers to prevent the sale to U.S. citizens of vehicles produced for the Canadian market and sold by dealers in Canada. The complaints alleged that new vehicle prices in Canada are 10% to 30% lower than those in the United States, and that preventing the sale of these vehicles to U.S. citizens resulted in the payment of higher than competitive prices by U.S. consumers. The complaints, as amended, sought injunctive relief under U.S. antitrust law and treble damages under U.S. and state antitrust laws, but did not specify damages. The complaints further alleged unjust enrichment and violations of state unfair trade practices act. On March 5, 2004, the U.S. District Court for the District of Maine issued a decision holding that the purported indirect purchaser classes failed to state a claim for damages under federal antitrust law but allowed a separate claim seeking to enjoin future alleged violations to continue. The U.S. District Court for the District of Maine on March 10, 2006 certified a nationwide class of buyers and lessees under Federal Rule 23(b)(2) solely for injunctive relief, and on March 21, 2007 stated that it would certify 20 separate statewide class actions for damages under various state law theories under Federal Rule 23(b)(3), covering the period from January 1, 2001 to April 30, 2003. On October 3, 2007, the U.S. Court of Appeals for the First Circuit heard oral arguments on our consolidated appeal of the both class certification orders.

On March 28, 2008, the U.S. Court of Appeals for the First Circuit reversed the certification of the injunctive class and ordered dismissal of the injunctive claim. The U.S. Court of Appeals for the First Circuit also vacated the certification of the damages class and remanded to the U.S. District Court for the District of Maine for determination of several issues concerning federal jurisdiction and, if such jurisdiction still exists, for reconsideration of that class certification on a more complete record. On remand, plaintiffs again moved to certify a damages class, and defendants again moved for summary judgment and to strike plaintiffs’ economic expert. On July 2, 2009, the court granted one of defendant’s summary judgment motions. Plaintiffs are expected to appeal.

American Export Antitrust Class Actions

On September 25, 2007, a claim was filed in the Ontario Superior Court of Justice against GMCL and MLC on behalf of a purported class of actual and intended purchasers of vehicles in Canada claiming that a similar alleged conspiracy was now preventing lower-cost U.S. vehicles from being sold to Canadians. No determination has been made that the case may be maintained as a class action, and it is not possible to determine the likelihood of liability or reasonably ascertain the amount of any damages.

ERISA Class Actions

GMIMCo (General Motors Investment Management Corporation) is one of numerous defendants in several purported class action lawsuits filed in March and April 2005 in the U.S. District Court for the Eastern District of Michigan, alleging violations of ERISA with respect to the Delphi company stock plans for salaried and hourly employees. The cases have been consolidated under the case caption In re Delphi ERISA Litigation in the Eastern District of Michigan for coordinated pretrial proceedings with other Delphi

GENERAL MOTORS COMPANY AND SUBSIDIARIES

stockholder lawsuits in which GMIMCo is not named as a defendant. The complaints essentially allege that GMIMCo, a named fiduciary of the Delphi plans, breached its fiduciary duties under ERISA to plan participants by allowing them to invest in the Delphi Common Stock Fund when it was imprudent to do so, by failing to monitor State Street, the entity appointed by GMIMCo to serve as investment manager for the Delphi Common Stock Fund, and by knowingly participating in, enabling or failing to remedy breaches of fiduciary duty by other defendants. No determination has been made that a class action can be maintained against GMIMCo, and there have been no decisions on the merits of the claims. Delphi has reached a settlement of these cases that, if implemented, would provide for dismissal of all claims against GMIMCo related to this litigation without payment by GMIMCo. That settlement has been approved by both the District Judge in the Eastern District of Michigan and the Bankruptcy Judge in the Southern District of New York presiding over Delphi’s bankruptcy proceeding. However, implementation of the settlement remains conditioned upon: 1) the resolution of a pending appeal of the district court’s approval and; 2) the implementation of Delphi’s plan of reorganization approved by the Bankruptcy Court. Accordingly, the disposition of the case remains uncertain, and it is not possible to determine whether liability is probable or the amount of damages, if any.

OnStar Analog Equipment Litigation

Our wholly-owned subsidiary OnStar Corporation are parties to more than 20 putative class actions filed in various states, including Michigan, Ohio, New Jersey, Pennsylvania and California. All of these cases have been consolidated for pretrial purposes in a multi-district proceeding under the caption In re OnStar Contract Litigation in the U.S. District Court for the Eastern District of Michigan. The litigation arises out of the discontinuation by OnStar of services to vehicles equipped with analog hardware. OnStar was unable to provide services to such vehicles because the cellular carriers which provide communication service to OnStar terminated analog service beginning in February 2008. In the various cases, the plaintiffs are seeking certification of nationwide or statewide classes of owners of vehicles currently equipped with analog equipment, alleging various breaches of contract, misrepresentation and unfair trade practices. This proceeding is in the early stages of development and has been stayed while the court considers the defendants’ motions to dismiss the claims. Class certification motions have not been filed and the parties have completed minimal document discovery. It is not possible at this time to determine whether class certification or liability is probable as to OnStar or to reasonably ascertain the amount of any recoverable damages.

Patent Infringement Litigation

On July 10, 2009, Kruse Technology Partnership v. General Motors Company was filed in the U.S. District Court for the Central District of California. In Kruse, the plaintiff alleges that we infringed three U.S. patents related to “Internal Combustion Engine with Limited Temperature Cycle” by making and selling diesel engines. The plaintiff has not made a claim for damages in this case. However, in a similar case filed against Motors Liquidation in December 2008, plaintiff said it believes that its royalty damages would be significantly more than $100 million. In April 2009, the plaintiff filed a separate patent infringement action against DMAX, Inc., the joint venture between Isuzu Motors America, Motors Liquidation and us that manufactures and assembles mechanical and other components of Duramax diesel engines for sale to us. We are defending Kruse on several grounds, including non-infringement and invalidity of the patents.

Environmental Matters

Carbon Dioxide Emission Standard Litigation

In a number of cases, we and the Alliance of Automobile Manufacturers, the Association of International Automobile Manufacturers, Chrysler, and various automobile dealers brought suit for declaratory and injunctive relief from state legislation imposing stringent controls on new motor vehicle CO2 emissions. These cases argue that such state regulation of CO2 emissions is tantamount to state regulation of fuel economy and is preempted by two federal statutes, the EPCA and the Clean Air Act. California adopted such standards pursuant to its AB 1493 legislation and the California standards which have been adopted by 13 other states.

The cases were brought against: 1) CARB on December 7, 2004, in the U.S. District Court for the Eastern District of California (Fresno Division); 2) the Vermont Agency of Natural Resources and the Vermont Department of Environmental Conservation on November 18, 2005, in the U.S. District Court for the District of Vermont; and 3) the Rhode Island Department of Environmental

GENERAL MOTORS COMPANY AND SUBSIDIARIES

Management on February 13, 2006, in the U.S. District Court for the District of Rhode Island. The cases in Vermont and California were decided at the district court level in 2007. In both cases, the trial courts dismissed the EPCA claims, but the California district court enjoined enforcement of the CO2 standards under the Clean Air Act unless the EPA approved them under the Clean Air Act. In March 2008, the EPA disapproved the California CO2 standards. By that time, appeals of the adverse decisions under EPCA were being initiated in California and Vermont. The EPA's action and the California district court's injunction effectively halted implementation of the CO2 standards in each State that had adopted them.

In January 2009, President Obama directed the EPA to reconsider its disapproval of the California CO2 standards, and to consider adoption of a national approach to the regulation of vehicle CO2 emissions that would eliminate any environmental justification for separate state CO2 standards. In May 2009, we and most of the auto industry agreed to this "National Standard" approach and, as part of that agreement, to discontinue litigation against the state standards if California and other States agreed to treat compliance with any new federal CO2 standards as compliance with their separate state standards. Under that agreement, California has commenced rulemaking to revise its CO 2 standards, and all pending litigation against state standards in which we are involved has been stayed. The EPA and the NHTSA are now developing the new federal CO2 standards. The pending lawsuits will be dismissed if the EPA and the NHTSA propose national standards substantially as they have described and California revises its standards according to its commitments. The new federal standards are expected to be published in draft form in late summer or early fall of 2009. California is expected to complete the revision of its standards in late 2009. The EPA granted approval of the current California CO2 standards in June 2009, pursuant to President Obama's instruction.

Financial Assurance Enforcement

The EPA has notified us that they intend to bring an administrative enforcement action for alleged historic failures to comply with the Resource Conservation and Recovery Act’s annual financial assurance requirements. We anticipate that the EPA will seek penalties exceeding $100,000.

*  *  *  *  *  *  *

Market Price of and Dividends on the Company’s Common Equity and Related Stockholder Matters

Market Information

Our common stock has not been registered under the Securities Exchange Act of 1934, and is not traded on any exchange or other interdealer electronic trading facility. There is no established public trading market for our common stock.

Holders

We have a total of 500,000,000 outstanding shares of common stock which are held by four stockholders of record and a total of 106,060,605 shares of common stock for which warrants are initially exercisable by two stockholders of record. We have a total of 360,000,000 outstanding shares of Series A Preferred Stock which are held by three stockholders of record.

Dividends

Since our formation, we have not paid any dividends on our common stock. We have no current plans to pay any dividends on our common stock. So long as any share of our Series A Preferred Stock remains outstanding, no dividend or distribution may be declared or paid on our common stock unless all accrued and unpaid dividends have been paid on our Series A Preferred Stock. In addition, the UST Credit Agreement and the VEBA Note Agreement contain certain restrictions on our ability to pay dividends, other than dividends payable solely in our common stock.

In particular, each of the UST Credit Agreement and the VEBA Note Agreement provides that we may not pay any such dividends on our common stock unless: no default or event of default has occurred under such agreement and is continuing at the time of such payment; and immediately prior to and after giving effect to such dividend, our consolidated leverage ratio is less than 3.00 to 1.00.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

Our payment of dividends in the future, if any, will be determined by our Board of Directors and will be paid out of funds legally available for that purpose.

Equity Compensation Plan Information

We do not have any equity compensation plans.

*  *  *  *  *  *

Recent Sales of Unregistered Securities

On July 10, 2009, in connection with the closing of the 363 Sale, we issued 304,131,356 shares of our common stock to the UST (and all of the shares of our common stock owned by the UST prior to the closing of the transactions were surrendered to us for cancellation), 58,368,644 shares of our common stock to Canada Holdings, 87,500,000 shares of our common stock to the New VEBA and 50,000,000 shares of our common stock to Motors Liquidation.

In addition, on the same date, we also issued 83,898,305 shares of our Series A Fixed Rate Cumulative Perpetual Preferred Stock (Series A Preferred Stock) to the UST, 16,101,695 shares of the Series A Preferred Stock to Canada Holdings and 260,000,000 shares of the Series A Preferred Stock to the New VEBA. The Series A Preferred Stock have a liquidation preference of $25.00 per share and accrue cumulative dividends at a rate equal to 9.0% per annum (payable quarterly on March 15, June 15, September 15 and December 15) if, as and when declared by our Board of Directors. So long as any share of the Series A Preferred Stock remains outstanding, no dividend or distribution may be declared or paid on our common stock unless all accrued and unpaid dividends have been paid on the Series A Preferred Stock. On or after December 31, 2014, we may redeem, in whole or in part, the shares of Series A Preferred Stock at the time outstanding, at a redemption price per share equal to the sum of: $25.00 per share; and subject to limited exceptions, any accrued and unpaid dividends.

On July 10, 2009, also in connection with the closing of the 363 Sale, we issued two warrants to Motors Liquidation, one to acquire 45,454,545 shares of our common stock, exercisable at any time prior to the seventh anniversary of issuance, with an exercise price of $30.00 per share and the other to acquire 45,454,545 shares of our common stock, exercisable at any time prior to the tenth anniversary of issuance, with an exercise price of $55.00 per share. On July 10, 2009, we also issued a warrant to the New VEBA to acquire 15,151,515 shares of our common stock, exercisable at any time prior to December 31, 2015, with an exercise price set at $126.92 per share. The number of shares of our common stock underlying each of the warrants issued to Motors Liquidation and the New VEBA and the per share exercise price are subject to adjustment as a result of certain events, including stock splits, reverse stock splits and stock dividends.

The foregoing securities were issued to the UST, Canada Holdings, the New VEBA and Motors Liquidation in connection with the formation of General Motors Company and the completion of the 363 Sale. The consideration paid for these securities with respect to each of the UST, Canada Holdings, the New VEBA and Motors Liquidation is as follows:

UST

•	The UST’s existing credit agreement with Motors Liquidation;

•	The UST’s portion of the DIP Facility (other than debt assumed by us or Motors Liquidation wind down facility) and all of the rights and obligations as lender thereunder;

•	The warrants previously issued to the UST by Motors Liquidation; and

•	Any additional amounts loaned by the UST to Motors Liquidation prior to the closing of the 363 Sale with respect to each of the foregoing UST credit facilities.

Canada Holdings

•	Certain existing loans made to GMCL;

•	Canada Holding’s portion of the DIP Facility (other than debt assumed by us or Motors Liquidation wind down facility); and

•	The loans made to us under the Canadian Loan Agreement immediately following the closing of the 363 Sale.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

New VEBA

•	The compromise of certain claims against Motors Liquidation existing under the previous settlement agreement between Motors Liquidation and the UAW relating to retiree medical benefits.

Motors Liquidation

•	The assets transferred to us pursuant to the Purchase Agreement, offset by the liabilities assumed by us pursuant to the Purchase Agreement.

These securities were issued pursuant to an exemption provided by Section 4(2) under the Securities Act.

*  *  *  *  *  *

Description of Company’s Securities

Description of Capital Stock

The following description of our capital stock is based upon our restated certificate of incorporation, as amended (Certificate of Incorporation), our bylaws, as amended (Bylaws), the Stockholders Agreement, the Warrant Agreements dated as of July 10, 2009 between us and U.S. Bank National Association, as Warrant Agent (Warrant Agreements), the Certificate of Designations (Certificate of Designations) for the Series A Preferred Stock and applicable provisions of law, in each case as currently in effect. The following is a description of the material provisions regarding our capital stock contained in the Certificate of Incorporation, Bylaws, Stockholders Agreement, Warrant Agreements and Certificate of Designations and is qualified in its entirety by reference to the provisions of those documents, all of which have been filed as exhibits to this Form 8-K (except for the Warrant Agreements).

Authorized Capital Stock

Our Certificate of Incorporation currently authorizes us to issue 3,500,000,000 shares of capital stock, consisting of:

•	2,500,000,000 shares of common stock, par value $0.01 per share; and

•	1,000,000,000 shares of preferred stock, par value $0.01 per share

As of July 10, 2009 the following shares of capital stock were issued and outstanding:

•	500,000,000 shares of common stock;

•	360,000,000 shares of Series A Preferred; and

•	Warrants for the exercise of up to 106,060,605 shares of common stock.

Certain Provisions of Our Certificate of Incorporation and Bylaws

Amendments to Our Certificate of Incorporation

Under the Delaware General Corporation Law (DGCL), the affirmative vote of a majority of the outstanding shares entitled to vote and a majority of the outstanding stock of each class entitled to vote is required to amend a corporation’s certificate of incorporation. Under the DGCL, the holders of the outstanding shares of a class of our capital stock shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would:

•	Increase or decrease the aggregate number of authorized shares of such class;

•	Increase or decrease the par value of the shares of such class; or

GENERAL MOTORS COMPANY AND SUBSIDIARIES

•	Alter or change the designations, preferences or special rights of the shares of such class so as to affect them adversely.

If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class of our capital stock so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected by the amendment shall be considered a separate class for the purposes of this provision.

Vacancies in the Board of Directors

Our Bylaws provide that any vacancy occurring in our Board of Directors for any reason may be filled by a majority of the remaining members of our Board of Directors then in office, even if such majority is less than a quorum. Each director so elected shall hold office until the expiration of the term of the other directors or until his or her successor is elected and qualified, or until the earlier of his or her resignation or removal.

Special Meetings of Stockholders

Under our Bylaws, special meetings of stockholders may be called at any time by the chairman of the Board of Directors or by a majority of the members of the Board of Directors. Our Bylaws further provide that the Board of Directors shall call a special meeting upon the written request of the record holders of at least 15% of the voting power of the outstanding shares of all classes of stock entitled to vote at such a meeting, subject to certain requirements set forth in our Bylaws that may be applicable to such a written request.

Under the DGCL, written notice of any special meeting must be given not less than 10 nor more than 60 days before the date of the special meeting to each stockholder entitled to vote at such meeting.

Requirements for Notice of Stockholder Director Nominations and Stockholder Business

Prior to an initial public offering, nominations for the election of directors may be made only by the Board of Directors, which nominations shall be consistent with the Stockholders Agreement. The Stockholders Agreement provides that the initial Board of Directors will consist of 10 directors appointed by the UST, one director appointed by Canada Holdings, one director appointed by the New VEBA and our Chief Executive Officer. So long as the New VEBA holds at least 50% of the shares of our common stock it held at the closing of the 363 Sale, the New VEBA shall have the right to designate one nominee to our Board of Directors. Pursuant to the Stockholders Agreement, until an initial public offering, our Board of Directors agrees to nominate and the stockholders agree to appoint the director designated by the New VEBA to our Board of Directors. After an initial public offering, subject to our Board of Directors approval, our Board of Directors shall nominate the New VEBA nominee to be elected a member of the Board of Directors and include the New VEBA nominee in the proxy statement and related materials. So long as Canada Holdings holds at least 50% of the shares of our common stock issued to it at the closing of the 363 Sale and until an initial public offering, Canada Holdings shall have the right to designate one nominee to our Board of Directors, who shall be independent within the meaning of Rule 303A.02 of the NYSE Listed Company Manual. Pursuant to the Stockholders Agreement, our Board of Directors agrees to nominate and the stockholders who are parties to the Stockholders Agreement agree to appoint the director designated by Canada Holdings to our Board of Directors.

For as long as the Stockholders Agreement is in effect, at least two-thirds of the directors must be determined by the Board of Directors to be independent within the meaning of Rule 303A.02 of the NYSE Listed Company Manual. Following an initial public offering, nominations for the election of directors may be made by the Board of Directors in accordance with the Stockholders Agreement or by any stockholder entitled to vote for the election of directors who complies with the applicable notice requirements.

Following an initial public offering, if a stockholder wishes to bring any business before an annual or special meeting or nominate a person for election to our Board of Directors, our Bylaws contain certain procedures that must be followed for the advance timing required for delivery of stockholder notice of such business and the information that such notice must contain. The information required in a stockholder notice includes general information regarding the stockholder, a description of the proposed business and, with respect to nominations for the Board of Directors, certain specified information regarding the nominee(s). In addition to the information required in a stockholder notice described above, our Bylaws require a representation that the stockholder is a holder of our voting stock and intends to appear in person or by proxy at the meeting to make the nomination or bring up the matter specified in the notice. For the timing of the stockholder notice, our Bylaws require that the notice must be received by our secretary:

•	In the case of an annual meeting, not more than 180 days and not less than 120 days in advance of the annual meeting; and

GENERAL MOTORS COMPANY AND SUBSIDIARIES

•	In the case of a special meeting, not more than 15 days after the day on which notice of the special meeting is first mailed to stockholders.

Prior to an initial public offering, a stockholder need not give notice of his, her or its intent to bring any matter before a meeting of stockholders.

Certain Anti-Takeover Effects of Delaware Law

We are subject to Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in various business combination transactions with any interested stockholder for a period of three years following the date of the transaction(s) in which the person became an interested stockholder, unless:

•	The transaction is approved by the Board of Directors prior to the date the interested stockholder obtained such status;

•

Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

On or subsequent to such date the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include mergers, asset sales, and other transactions resulting in financial benefit to an “interested stockholder.” In general, an “interested stockholder” is a person who owns (or is an affiliate or associate of the corporation and, within the prior three years, did own) 15% or more of a corporation’s voting stock.

Description of Common Stock

Our only class of common stock is our common stock, par value $0.01 per share.

Dividends

The DGCL and our Certificate of Incorporation do not require our Board of Directors to declare dividends on our common stock. The declaration of any dividend on our common stock is a matter to be acted upon by our Board of Directors in its sole discretion. We have no current plans to commence payment of a dividend. In addition, the UST Credit Agreement prohibits the payment of dividends on our common stock without first receiving the requisite lender consent under each respective agreement, and the terms of our Series A Preferred Stock prohibit the payment of dividends on our common stock unless all accrued and unpaid dividends on the Series A Preferred Stock are paid in full. Our payment of dividends in the future will be determined by our Board of Directors in its sole discretion and will depend on the satisfaction of our obligations under the UST Credit Agreement, Series A Preferred Stock, business conditions, our financial condition, earnings and liquidity and other factors.

Both the DGCL and our Certificate of Incorporation restrict the power of our Board of Directors to declare and pay dividends on our common stock. The amounts which may be declared and paid by our Board of Directors as dividends on our common stock are subject to the amount legally available for the payment of dividends by us under the DGCL. In particular, under the DGCL, we can only pay dividends to the extent that we have surplus—the extent by which the fair market value of our net assets exceeds the amount of our capital—or to the extent of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. In addition, dividends on our common stock are subject to any preferential rights on any outstanding series of preferred stock or preference stock authorized for issuance by our Board of Directors in accordance with our Certificate of Incorporation. Further, if dividends have been declared but not paid on any outstanding shares of our preferred stock, our Certificate of Incorporation provides that dividends may not be paid on or set apart for the common stock or any series of preference stock until all declared but unpaid dividends on any outstanding shares of our preferred stock have been paid. Also, our Certificate of Incorporation provides that dividends may not be declared on our common stock or any series of preference stock until a sum sufficient for the payment of the next ensuing quarterly dividend of any preferred stock outstanding has been set aside from the surplus or net profits.

Voting Rights

Our Certificate of Incorporation entitles holders of common stock to one vote per share on all matters submitted to our stockholders for a vote. Our common stockholders do not possess cumulative voting rights. This means that holders of more than 50% of our common stock (on a fully diluted basis) voting for the election of directors can elect all of the directors, and holders of the remaining

GENERAL MOTORS COMPANY AND SUBSIDIARIES

shares will not be able to elect any directors. In uncontested elections of directors, those nominees receiving a majority of the votes cast by holders of shares entitled to vote at the meeting shall be elected, although designations of directors will be determined under the Stockholders Agreement, as discussed above. A majority of votes cast means that the number of votes for a director must exceed 50% of the votes cast with respect to that director. Votes against will count as a vote cast with respect to a director, but abstentions will not count as a vote cast with respect to that director. In certain contested elections, the nominees who receive a plurality of votes cast by holders of shares entitled to vote in the election at a meeting shall be elected. Any other corporate action shall be authorized by a majority of the votes entitled to vote at the meeting unless otherwise provided by applicable law.

Pursuant to the Stockholders Agreement, after an initial public offering, the UST and Canada Holdings (Government Holders) will not vote their shares at any meeting (whether annual or special) except in a vote with respect to: (1) any removal of directors; (2) any election of directors; (3) any change of control; (4) any amendment or modification to the Certificate of Incorporation or Bylaws that would affect any matters relating to (1), (2) or (3); and (5) each matter presented to the stockholders of the Company, solely to the extent that the vote of the Government Holders is required for the stockholders to take action at a meeting at which a quorum is present, in the same proportion as the holders of common stock (other than the UST, Canada Holdings, New VEBA and its affiliates and the directors and executive officers of the Company) that were present and entitled to vote on such matter voted in connection with each such matter.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of the Company, the holders of our common stock would be entitled to receive, after payment or provision for payment of all our debts and liabilities, all of our assets available for distribution. Holders of our preferred stock, if any such shares are then outstanding, may have a priority over the holders of common stock in the event of any liquidation or dissolution.

Preemptive Rights

Common stockholders have certain special preemptive rights that may be triggered under the Stockholders Agreement. Pursuant to the Stockholders Agreement, prior to an initial public offering, we will not issue any shares of common stock, unless prior to such issuance, we offer such shares to each holder under the Stockholders Agreement at the same price per share and upon the same terms and conditions. These preemptive rights do not apply to: (1) common stock issued as incentive shares to or for the benefit of employees, officers, directors and other service providers of the Company or any of our subsidiaries in accordance with the terms of the Stockholders Agreement or any of our applicable incentive plans; (2) securities issued upon conversion of convertible or exchangeable securities (including warrants) of the Company or any of our subsidiaries that were outstanding as of the date of the Stockholders Agreement or were not issued in violation of the Stockholders Agreement; and (3) a subdivision of shares of common stock (including any share distribution or split), any combination of shares of common stock (including any reverse share split), shares issued as a dividend or other distribution on the shares of common stock or any recapitalization, reorganization, reclassification or conversion of the Company or any of our subsidiaries.

Description of Preferred Stock

Under our Certificate of Incorporation and the DGCL, our Board of Directors has the authority to issue shares of preferred stock from time to time in one or more series. The certificate of designations establishing a series of preferred stock will describe the terms of the series of preferred stock, including:

•	The designation of the series;

•	The number of shares of the series;

•	The amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

•	Dates at which dividends, if any, shall be payable;

•	The redemption rights and price or prices, if any, for shares of the series;

•	The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

•	The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company;

•

Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Company or any other corporation and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

GENERAL MOTORS COMPANY AND SUBSIDIARIES

•	Restrictions on the issuance of shares of the same series or of any other class or series; and

•	The voting rights, if any, of the holders of shares of the series.

Holders of our preferred stock will not be entitled to vote except as may otherwise be provided in the Certificate of Designations establishing a series of preferred stock and except as may otherwise be provided under applicable law.

Description of Series A Preferred

The Certificate of Designations for the Series A Preferred Stock authorizes 360,000,000 shares of Series A Preferred Stock, all of which are currently outstanding.

Ranking

The Series A Preferred Stock ranks senior to the common stock, any preferred stock other than the Series A Preferred Stock and any other class or series of stock that we may issue.

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, a holder of Series A Preferred Stock will be entitled to be paid before any distribution or payment may be made to any holders of common stock or any other series of preferred stock: (1) the liquidation preference amount of $25.00 per share; and (2) the amount of any accrued and unpaid dividends, if any, whether or not declared, prior to such distribution or payment date.

Dividends

Holders of the Series A Preferred Stock are entitled to receive, on each share, if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors out of assets legally available, cumulative cash dividends with respect to each quarterly dividend period at a rate of 9.0% per annum on: (1) the liquidation preference amount of $25.00 per share; and (2) the amount of accrued and unpaid dividends for any prior dividend periods on such share, if any. Unless all accrued and unpaid dividends on the Series A Preferred Stock are paid in full, no dividends may be paid on common stock or any other series of preferred stock, and no shares of common stock or any other series of preferred stock may be repurchased or redeemed by us (subject to certain exceptions that are specified in the Certificate of Designations for the Series A Preferred Stock). Dividends, if declared, will be payable on March 15, June 15, September 15 and December 15 of each year.

Redemption

The Series A Preferred Stock may not be redeemed by us prior to December 31, 2014. On or after December 31, 2014, the Series A Preferred may be redeemed, in whole or in part, for cash at a price per share equal to the $25.00 per share liquidation amount, plus accrued and unpaid dividends.

Series A Preferred Directors

Whenever, at any time or times, dividends payable on the shares of Series A Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more, whether or not consecutive, the authorized number of our directors will automatically be increased by two, and the holders of the Series A Preferred Stock will have the right, voting as a class to elect two directors to our Board of Directors to fill the newly created directorships at the next annual meeting of stockholders (or at a special meeting called for that purpose prior to the next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past dividend periods on all outstanding shares of Series A Preferred Stock have been declared and paid in full.

Class Voting Rights on Certain Matters

The vote or consent of the holders of at least 66 2/3% of the shares of the Series A Preferred Stock at the time outstanding, voting as a separate class, shall be necessary for effecting:

•

Any amendment or alteration of the Certificate of Designations for the Series A Preferred Stock or our Certificate of Incorporation to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of our capital stock ranking senior to or pari passu with the Series A Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Company;

•

Any amendment, alteration or repeal of any provision of the Certificate of Designations for the Series A Preferred Stock or our Certificate of Incorporation (subject to certain exceptions) so as to adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock; provided, however, that the vote of 100% of the shares of the Series A Preferred Stock at the time outstanding shall be necessary to: (1) reduce the $25.00 per share liquidation preference liquidation preference amount; (2) reduce the applicable 9.0% dividend rate; (3) provide for the payment of dividends on the Series A Preferred Stock to be made in other than U.S. dollars; (4) change any dividend payment date or the December 31, 2014 first optional redemption date; or (5) make dividends on the Series A Preferred Stock non-cumulative; or

•

Any consummation of a binding share exchange or reclassification involving the Series A Preferred Stock, or of a merger or consolidation of us with or into another corporation or other entity, unless in each case: (1) the shares of the Series A Preferred Stock remain outstanding and are not amended in any respect or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent; and (2) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series A Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that any increase in the amount of our authorized preferred stock, or the creation and issuance, or an increase in the authorized or issued amount of any other series of our preferred stock, or any securities convertible into or exchangeable or exercisable for any other series of our preferred stock, ranking junior to the Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Company will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Series A Preferred Stock.

Description of the Warrants

Pursuant to the Warrant Agreements, we issued two warrants, each to acquire 45,454,545 shares of common stock, to Motors Liquidation and one warrant to acquire 15,151,515 shares of common stock to New VEBA. The first of the Motors Liquidation Warrants is exercisable at any time prior to July 10, 2016 at an exercise price of $30.00 per share, and the second of the Motors Liquidation Warrants is exercisable at any time prior to July 10, 2019 at an exercise price of $55.00 per share. The New VEBA

GENERAL MOTORS COMPANY AND SUBSIDIARIES

Warrant is exercisable at any time prior to December 31, 2015 at an exercise price of $126.92 per share. The number of shares of common stock underlying each of the warrants and the per share exercise price thereof are subject to adjustment as a result of certain events specified in the Warrant Agreements, including stock splits, reverse stock splits and stock dividends.

*  *  *  *  *  *

Indemnification of Directors and Officers

We indemnify our directors and officers under Section 145 of the DGCL.

Our Certificate of Incorporation, as amended, provides that no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (1) for any breach of the director’s duty of loyalty to us or our stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174, or any successor provision thereto, of the DGCL; or (4) for any transaction from which the director derived an improper personal benefit.

Under Article V of our Bylaws, we shall indemnify and advance expenses to every director and officer in the manner and to the full extent permitted by applicable law as it presently exists, or may hereafter be amended, against any and all amounts (including judgments, fines, payments in settlement, attorneys’ fees and other expenses) reasonably incurred by or on behalf of such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a proceeding), in which such director or officer was or is made or is threatened to be made a party or called as a witness or is otherwise involved by reason of the fact that such person is or was a director or officer of ours, or is or was serving at our request as a director, officer, employee, fiduciary or member of any other corporation, partnership, joint venture, trust, organization or other enterprise. We shall not be required to indemnify a person in connection with a proceeding initiated by such person if the proceeding was not authorized by our Board of Directors. We shall pay the expenses of directors and officers incurred in defending any proceeding in advance of its final disposition provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under Article V of the Bylaws or otherwise. If a claim for indemnification or advancement of expenses by an officer or director under Article V of our Bylaws is not paid in full within 90 days after we have received a written claim, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, we shall have the burden of proving that the claimant was not entitled to the requested indemnification or advancement of expenses under applicable law. The rights conferred on any person by Article V of our Bylaws shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of our Certificate of Incorporation or Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

We are insured against liabilities which may be incurred by reason of Article V of our Bylaws. In addition, directors and officers are insured, at our expense, against some liabilities which might arise out of their employment and not be subject to indemnification under Article V of the Bylaws.

*  *  *  *  *  *

Changes in and Disagreements with Accountants on Accounting and Financial Disclosures

We are currently in the process of engaging Deloitte & Touche LLP as our independent registered public accountants. We currently have no reported disagreements with Deloitte & Touche LLP regarding accounting and financial disclosures.

*  *  *  *  *  *

GENERAL MOTORS COMPANY AND SUBSIDIARIES

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

EXHIBIT

Exhibit	Description	Method of Filing
3.1	Amended and Restated Certificate of Incorporation of NGMCO, Inc.	Attached as Exhibit

3.2	General Motors Company Amended and Restated Bylaws dated July 9, 2009	Attached as Exhibit

4.1	Certificate of Designations of Series A Fixed Rate Cumulative Perpetual Preferred Stock of General Motors Company	Attached as Exhibit

10.1	Amended and Restated United States Consumer Financing Services Agreement between GMAC LLC and General Motors Corporation dated May 22, 2009	Attached as Exhibit

10.2	Amended and Restated Master Services Agreement between GMAC LLC and General Motors Corporation dated May 22, 2009	Attached as Exhibit

10.3	Amendment Number 3 to Loan and Security Agreement between General Motors Corporation and the United States Department of the Treasury dated December 31, 2008	Attached as Exhibit

10.4	Amendment Number 4 to Loan and Security Agreement between General Motors Corporation and the United States Department of the Treasury dated December 31, 2008	Attached as Exhibit

10.5	Lock Up Agreement by and among General Motors Nova Scotia Finance Company, General Motors of Canada Limited, GM Nova Scotia Investments Ltd., General Motors Corporation, and certain beneficial owners of General Motors Nova Scotia Finance Company’s 8.375% Guaranteed Notes due December 7, 2015 or the 8.875% Guaranteed Notes due July 10, 2023 dated June 1, 2009	Attached as Exhibit

10.6	Secured Credit Agreement among General Motors Company, as Borrower, the Guarantors, and the United States Department of the Treasury, as Lender, dated July 10, 2009	Attached as Exhibit

10.7	Secured Note Agreement among General Motors Company, as Issuer, the Guarantors and UAW Retiree Medical Benefits Trust, as Noteholder, dated July 10, 2009 (refer also to Exhibit 10.6 which includes Schedule 3.25 referenced herein)	Attached as Exhibit

10.8	Second Amended and Restated Loan Agreement by and among General Motors of Canada Limited, as Borrower, and the other loan parties and Export Development of Canada, as Lender, dated July 10, 2009	Attached as Exhibit

10.9	Master Disposition Agreement among Delphi Corporation, GM Components Holdings, LLC, General Motors Company, Motors Liquidation Company (fka General Motors Corporation), DIP Holdco 3, LLC, and the other sellers and other buyers party thereto dated July 26, 2009	Attached as Exhibit

10.10	Investment Commitment Agreement by and among Silver Point Capital Fund, LP, Silver Point Capital Offshore Fund, Ltd., Elliott Associates, LP, DIP Holdco 3, LLC, and General Motors Company dated July 26, 2009	Attached as Exhibit

10.11	General Motors Company Vehicle Operations – Senior Management Vehicle Program (SMVP) Supplement, revised December 15, 2005, incorporated herein by reference to Exhibit 10(g) to the Annual Report on Form 10-K of Motors Liquidation Company filed March 28, 2006	Incorporated by Reference

10.12	General Motors Corporation Deferred Compensation Plan, as amended October 1, 2007 incorporated herein by reference to Exhibit 10(t) to the Annual Report on Form 10-K of Motors Liquidation Company filed February 28, 2008	Incorporated by Reference

10.13	General Motors Executive Retirement Plan, as amended August 4, 2008, incorporated herein by reference to Exhibit 10(a) to the Quarterly Report on Form 10-Q of Motors Liquidation Company filed November 10, 2008	Incorporated by Reference

10.14	Agreement, dated as of October 22, 2001, between General Motors Corporation and General Motors Acceptance Corporation, incorporated herein by reference to Exhibit 10 to the Annual Report on Form 10-K of Motors Liquidation Company filed March 28, 2006	Incorporated by Reference

10.15	Agreement, dated as of November 30, 2006, between General Motors Corporation and GMAC LLC, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of Motors Liquidation Company filed November 30, 2008	Incorporated by Reference

10.16	Stockholders Agreement, dated as of July 10, 2009 between General Motors Company (formerly known as NGMCO, Inc.), the United States Department of the Treasury, 7176384 Canada Inc. and the UAW Retiree Medical Benefits Trust, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of General Motors Company filed July 16, 2009	Incorporated by Reference

10.17	Compensation Statement for Frederick A. Henderson, incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K of General Motors Company filed July 16, 2009	Incorporated by Reference

10.18	Compensation Statement for Ray G. Young, incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K of General Motors Company filed July 16, 2009	Incorporated by Reference

10.19	Compensation Statement for Nick S. Cyprus, incorporated herein by reference to Exhibit 10.4 to the Current Report on Form 8-K of General Motors Company filed July 16, 2009	Incorporated by Reference

21	Subsidiaries of General Motors Company as of July 10, 2009	Attached as Exhibit

*  *  *  *  *  *

GENERAL MOTORS COMPANY AND SUBSIDIARIES

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOTORS COMPANY
(Company)

Date: August 7, 2009	By:	/s/ NICK S. CYPRUS
Nick S. Cyprus
Controller and Chief Accounting Officer